FLEETBOSTON FINANCIAL CORPORATION                                  EXHIBIT 99(b)

SELECTED FINANCIAL HIGHLIGHTS

Dollars in millions, except per share amounts
Prepared on a fully taxable equivalent basis          2000           1999           1998           1997           1996
-----------------------------------------------------------------------------------------------------------------------
FOR THE YEAR
Net interest income                                  $7,975       $  8,091       $  7,653       $  7,344       $  6,926
Noninterest income                                    9,461          7,366          5,625          4,508          3,918
Total revenue                                        17,436         15,457         13,278         11,852         10,844
Noninterest expense                                   9,610         10,253          7,847          6,878          6,647
Provision for credit losses                           1,295          1,061            916            581            508
Net income                                            3,910          2,476          2,771          2,606          2,144
-----------------------------------------------------------------------------------------------------------------------
PER COMMON SHARE
Basic earnings                                     $   3.58       $   2.21       $   2.48       $   2.32       $   1.84
Diluted earnings                                       3.52           2.16           2.42           2.27           1.81
Market price (year-end)                               37.56          34.81          44.69          37.56          24.94
Cash dividends declared                                1.23           1.11           1.00            .92            .87
Book value (year-end)                                 17.31          15.92          14.78          13.43          12.28
-----------------------------------------------------------------------------------------------------------------------
AT YEAR-END
Assets                                             $219,085       $226,808       $210,828       $190,278       $179,722
Securities                                           34,964         36,009         33,356         29,077         25,458
Loans                                               134,834        142,861        133,037        125,433        118,308
Reserve for credit losses                             2,709          2,816          2,628          2,440          2,652
Deposits                                            128,739        139,592        141,310        131,826        131,532
Short-term borrowings                                23,106         22,700         22,472         22,821         16,133
Long-term debt                                       31,684         29,214         17,878          9,239          9,156
Total stockholders' equity                           19,361         18,074         16,896         15,641         14,993
-----------------------------------------------------------------------------------------------------------------------
RATIOS
Return on average assets                               1.75 %         1.11 %         1.38 %         1.44 %         1.24 %
Return on average common equity                       22.04          14.45          17.51          18.74          15.70
Common dividend payout ratio                          34.95          51.36          41.09          37.50          42.56
Net interest margin                                    4.17           4.19           4.35           4.60           4.51
Efficiency ratio(a)                                    56.4           59.1           57.9           56.4           59.0
Common equity-to-assets (year-end)                     8.58           7.66           7.69           7.71           7.53
Average total equity-to-assets                         8.10           7.83           8.12           8.12           8.28
=======================================================================================================================


SUMMARY OF OPERATING RESULTS(a)

Dollars in millions, except per share amounts
Prepared on a fully taxable equivalent basis         2000          1999          1998
--------------------------------------------------------------------------------------
FOR THE YEAR
Net interest income                                $ 7,975       $ 8,091       $ 7,653
Noninterest income                                   8,618         7,366         5,625
Total revenue                                       16,593        15,457        13,278
Noninterest expense                                  9,361         9,125         7,627
Provision for credit losses                          1,295         1,061           916
Net income                                           3,641         3,253         2,906
--------------------------------------------------------------------------------------
PER COMMON SHARE
Basic earnings                                     $  3.33       $  2.92       $  2.60
Diluted earnings                                      3.28          2.85          2.54
--------------------------------------------------------------------------------------
RATIOS
Return on average assets                              1.63 %        1.46 %        1.45 %
Return on average common equity                      20.50         19.07         18.39
======================================================================================

(a)Operating results and efficiency ratio exclude the impact of divestiture gains, merger and related costs and other special items.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

On March 1, 2001, Summit Bancorp. (Summit) merged with FleetBoston Financial Corporation (the Corporation). The merger was accounted for as a pooling of interests and, as such, financial information included in this discussion and analysis has been restated to present the combined financial condition and results of operations of both companies as if the merger had been in effect for all periods presented. Refer to Note 2 to the Financial Statements for further discussion of the merger. This discussion and analysis should be read in conjunction with Management's Discussion and Analysis of Financial Condition and Results of Operations, Consolidated Financial Statements and Notes to Consolidated Financial Statements included in the Corporation's 2000 Annual Report on Form 10-K.

     The Corporation recorded net income of $3.9 billion, or $3.52 per diluted share, for 2000, compared with $2.5 billion, or $2.16 per diluted share, for 1999. Return on assets (ROA) and return on common equity (ROE) were 1.75% and 22.04%, respectively, in 2000, compared to 1.11% and 14.45%, respectively, in 1999.

     The 2000 results included branch divestiture gains of $843 million, or $420 million after-tax, resulting from divestitures of 312 branches, $9 billion of loans and $13 billion of deposits to Sovereign Bancorp (Sovereign) and various community banks.

     The 2000 results also included merger-related charges of $21 million, or $14 million after-tax, associated with accelerated vesting of outstanding Summit restricted stock in conjunction with approval of the Summit merger by the Summit Board of Directors, and merger integration costs of $227 million, or $137 million after-tax, incurred in connection with the BankBoston merger. The 1999 results included $1.1 billion, or $760 million after-tax, of merger and related charges and other special items recorded upon completion of the BankBoston merger and $28 million, or $17 million after-tax, of restructuring charges related to business realignments.

     Excluding the divestiture gains and merger-related charges in 2000 and merger and related charges and other special items recorded in 1999, earnings were $3.6 billion, or $3.28 per diluted share, a 12% increase over earnings of $3.3 billion, and a 15% increase over diluted earnings per share of $2.85 in 1999. These increases were largely the result of strong growth in capital markets and investment services revenues from the Principal Investing business, Robertson Stephens and Quick & Reilly. ROA and ROE, on the same basis, were 1.63% and 20.50%, respectively, in 2000 and 1.46% and 19.07%, respectively, in 1999.

      The Corporation expects to achieve total annual cost savings of $1 billion in connection with the BankBoston merger integration and branch divestitures. As of December 31, 2000, approximately $970 million of aggregate annualized reductions in expenses had been achieved. Because the divestitures and merger integration process occurred throughout 2000, the actual calendar year expense reductions were less than the annualized amount.

     Net interest income on a fully taxable equivalent (FTE) basis totaled $8 billion for 2000, compared to $8.1 billion for 1999. Net interest margin for 2000 was 4.17%, compared to 4.19% in 1999.

     The provision for credit losses was $1.3 billion in 2000, compared to $1.1 billion in 1999. Net charge-offs totaled $1.2 billion in 2000, compared to $1 billion in 1999. The increase in both provision and charge-offs was principally the result of higher credit losses in domestic commercial and industrial (C&I) loans, offset in part by lower levels of consumer credit losses, mainly related to credit card receivables.

     Noninterest income, excluding $843 million of pre-tax gains on branch divestitures, increased $1.3 billion to $8.6 billion in 2000, reflecting strong growth in the capital markets and investment services businesses, offset in part by lower banking fees and commissions.

     Noninterest expense, excluding the previously mentioned merger-related charges in 2000 and merger and related charges and other special items in 1999, totaled $9.4 billion for 2000, compared with $9.1 billion in 1999, the less than 3% increase resulting primarily from growth in existing businesses and a rise in incentive compensation directly related to higher revenue levels, offset in part by expense reductions realized from both merger integration activities and branch divestitures.

     This discussion may contain statements relating to future results of the Corporation (including certain projections and business trends) that are considered "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected as a result of certain risks and uncertainties. Further information on such risks and uncertainties is included in Item 1 on pages 2 and 3 of the Corporation's 2000 Annual Report on Form 10-K.

RESULTS OF OPERATIONS

The following is a discussion and analysis of the Corporation's consolidated results of operations. In order to understand this section in context, it should be read in conjunction with the Consolidated Financial Statements and Notes to Consolidated Financial Statements included in this Report. Certain prior period amounts presented in this discussion and analysis have been reclassified to conform to current period classifications.

NET INTEREST INCOME

Year ended December 31             2000          1999          1998
FTE basis
In millions
-------------------------------------------------------------------
Interest income                 $16,402       $15,423       $14,530
Tax-equivalent adjustment            70            68            71
Interest expense                  8,497         7,400         6,948
-------------------------------------------------------------------
Net interest income             $ 7,975       $ 8,091       $ 7,653
===================================================================

Net interest income decreased $116 million, or 1.4%, compared to 1999, due principally to the impact of the required divestiture of approximately $13 billion of low-cost deposits and $9 billion of loans during 2000, as well as a higher cost of deposits. This decrease was partially offset by increased income earned on domestic loans and leases and securities, as a result of the higher interest rate environment. Net interest income for 2000 was reduced by approximately $300 million as a result of the divestitures, which were completed in phases during 2000.

NET INTEREST MARGIN AND INTEREST RATE SPREAD

Year ended December 31                       2000               1999
FTE basis                                Average            Average
Dollars in millions                      Balance   Rate     Balance   Rate
---------------------------------------------------------------------------
Securities                              $ 35,298    6.63%   $ 35,223   6.40%
Loans and leases:
  Domestic                               123,661    8.78     125,251   8.14
  International                           15,857   13.98      14,017  13.47
Due from brokers/dealers                   3,603    5.55       3,240   4.57
Mortgages held for resale                  1,544    8.16       2,591   7.14
Other                                     11,427    6.35      12,985   6.27
---------------------------------------------------------------------------
Total interest earning assets            191,390    8.61     193,307   8.01
---------------------------------------------------------------------------
Deposits                                 102,069    4.42     109,756   3.83
Short-term borrowings                     25,796    6.14      26,819   5.28
Due to brokers/dealers                     4,829    5.66       4,150   4.64
Long-term debt                            31,191    6.77      26,198   6.06
---------------------------------------------------------------------------
Interest bearing liabilities             163,885    5.17     166,923   4.43
---------------------------------------------------------------------------
Interest rate spread                                3.44               3.58
Interest free sources of funds            27,505              26,384
---------------------------------------------------------------------------
Total sources of funds                  $191,390    4.44%   $193,307   3.82%
---------------------------------------------------------------------------
Net interest margin                                 4.17%              4.19%
===========================================================================

Net interest margin represents the relationship between net interest income and average earning assets. Net interest margin is affected by several factors, including fluctuations in the overall interest rate environment, funding strategies, the mix of interest earning assets, interest bearing liabilities and noninterest bearing liabilities, as well as the use of interest rate derivatives that are used to manage interest rate risk.

      Net interest margin for 2000 was 4.17%, compared to 4.19% for 1999. This modest decrease was primarily attributable to the aforementioned branch divestitures, partially offset by the absence of low-yield earning assets necessary to support the Corporation's investment banking operation, which resulted from banking reform legislation which became effective in March 2000.

      Average domestic loans and leases decreased $1.6 billion to $123.7 billion in 2000, primarily from divestitures, and decreases as a result of securitizations, offset in part by growth in average lease financing, home equity loans and consumer margin loans. Average yields on domestic loans and leases increased over 1999 as a result of increases in interest rates throughout 2000. Average international loans and leases increased $1.8 billion as a result of increased lending activity, primarily in Brazil, due to an improving economy.

      Average mortgages held for resale decreased $1 billion compared to 1999, resulting from lower mortgage production volume at Fleet Mortgage due to a higher interest rate environment.

      Other interest earning assets decreased $1.6 billion to $11.4 billion during 2000, as a result of the previously mentioned absence of low-yield earning assets used to support investment banking. Partially offsetting this decrease was an increase in trading assets.

     Average interest bearing deposits decreased $7.7 billion to $102.1 billion in 2000, reflecting the impact of divestitures, offset in part by increased international deposits.

     Average short-term borrowings decreased $1 billion to $25.8 billion during 2000, reflecting the absence of low-rate liabilities used to support investment banking, and a change in funding mix, which resulted in a $5 billion increase in average long-term debt. The rise in yields was a result of Federal Reserve Board rate increases in the first half of 2000.

NONINTEREST INCOME

Year ended December 31                           2000        1999        1998
In millions
-----------------------------------------------------------------------------
Capital markets revenue                        $3,173      $2,118      $1,158
Investment services revenue                     1,803       1,606       1,291
Banking fees and commissions                    1,615       1,666       1,503
Credit card revenue                               738         762         474
Processing-related revenue                        622         629         472
Gains on branch divestitures and
   sales of businesses                            843          50         254
Other noninterest income                          667         535         473
-----------------------------------------------------------------------------
Total noninterest income                       $9,461      $7,366      $5,625
=============================================================================

Noninterest income totaled $9.5 billion for 2000, up 28% compared to 1999. This increase reflects growth in the capital markets and investment services businesses, particularly at Quick & Reilly and Robertson Stephens, offset in part by a decline in banking fees and commissions and credit card revenue. The 2000 results also included the previously mentioned $843 million gain from branch divestitures.

CAPITAL MARKETS REVENUE

Year ended December 31                              2000        1999        1998
In millions
--------------------------------------------------------------------------------
Principal investing                               $  894      $  494      $  389
Market-making revenue                                808         426         162
Underwriting revenue                                 552         366          48
Advisory fees                                        341         230          71
Foreign exchange revenue                             205         206         177
Syndication/agency fees                              188         174         120
Trading profits and commissions                      172         205          70
Securities gains                                      13          17         121
--------------------------------------------------------------------------------
Total capital markets revenue                     $3,173      $2,118      $1,158
================================================================================

Capital markets revenue increased 50%, rising $1.1 billion to $3.2 billion for 2000. This increase reflects a rise in almost all categories within capital markets revenue, most notably principal investing, market-making and underwriting revenue. Much of the increase in these revenues resulted from the unprecedented strength in the U.S. capital markets, particularly the technology sector, during the first quarter. Despite much less favorable market conditions in the latter part of 2000, transactional volumes for the year at both Quick & Reilly and Robertson Stephens increased compared to the prior year. The Corporation's revenues from its capital markets activities are impacted by a variety of factors, including the condition of the economy, interest rates and equity markets. These markets could be subject to additional volatility in the future. While 2001 levels of capital markets revenues cannot be predicted with certainty, they are not expected to reach those experienced in 2000.

      Principal investing revenues rose $400 million, or 81%, to $894 million for 2000. The growth in revenue resulted primarily from liquidations of direct investments in public companies and appreciation in the value of primary fund investments. The Corporation has been in the principal investing business since 1959, and has one of the largest bank-owned businesses, with offices in Boston, Providence, Palo Alto, London, Hong Kong, Buenos Aires and Sao Paulo. During 2000, the Corporation made new investments totaling approximately $2 billion. The Principal Investing portfolio, composed of indirect investments in primary or secondary funds, direct investments in privately held companies and direct investments in companies whose stocks are publicly traded, had an aggregate carrying value of approximately $4.4 billion at December 31, 2000.

      Market-making revenue increased $382 million, or 90%, to $808 million in 2000, reflecting increased transactional volumes at Robertson Stephens and Quick & Reilly resulting from market volatility. Quick & Reilly is the second largest New York Stock Exchange (NYSE) market maker and a leading market maker in NASDAQ securities. In October 2000, the Corporation completed its acquisition of the NYSE specialist firm, M.J. Meehan & Co., LLC (M.J. Meehan). With this acquisition, Quick & Reilly now handles an estimated 18% of all order flow on the NYSE.

      Underwriting revenue increased $186 million, or 51%, to $552 million for 2000, compared to $366 million for 1999. Underwriting revenues are affected by the volume and timing of public offerings and other transactions. Although underwriting volume at Robertson Stephens was relatively consistent with 1999, fees received per transaction resulted in higher revenues than the prior year.

      Advisory fees increased $111 million to $341 million during 2000 as a result of a higher level of fees at Robertson Stephens. Advisory fees include fees received for providing financial advice on mergers and acquisitions, private clients transactions and other transactions.

      Syndication/agency fees increased $14 million to $188 million for 2000, as a result of higher syndication volume during 2000.

     Trading profits and commissions declined $33 million to $172 million in 2000, primarily due to the effect of NASDAQ market conditions on Robertson Stephens.

INVESTMENT SERVICES REVENUE

Year ended December 31                         2000        1999        1998
In millions
---------------------------------------------------------------------------
Investment management revenue                $1,043      $  974      $  917
Brokerage fees and commissions                  760         632         374
---------------------------------------------------------------------------
Total investment services revenue            $1,803      $1,606      $1,291
===========================================================================

Investment services revenue increased $197 million, or 12%, in 2000 to $1.8 billion. Changes in these revenues are discussed in more detail below.

Investment Management Revenue

Year ended December 31             2000          1999        1998
In millions
------------------------------------------------------------------
Private Clients Group             $  429       $  422       $  407
Institutional businesses             191          182          183
International                        161          142          131
Mutual Fund & Investment             140          124           93
Columbia Management Company          113           98           98
Other                                  9            6            5
------------------------------------------------------------------
Total                             $1,043       $  974       $  917
==================================================================

Investment management revenue rose $69 million, or 7%, in 2000 to $1 billion. This improvement was attributable to a higher average level of domestic and international assets under management during 2000 compared to 1999. Assets under management were approximately $134 billion at December 31, 2000. The Corporation is among the largest mutual fund providers in Argentina and Brazil, with approximately $8 billion of assets under management.

Brokerage Fees and Commissions

Brokerage fees and commissions increased $128 million, or 20%, in 2000 to $760 million, reflecting strong results from both the retail brokerage and clearing units of Quick & Reilly and the brokerage unit of Robertson Stephens, as average trading volumes on the NASDAQ and NYSE were higher than volumes experienced by these businesses in 1999. Average daily trading volumes, in terms of the number of trades executed and the number of trades cleared, increased 37% and 15%, respectively, at Quick & Reilly. Average daily trading volumes, in terms of the number of shares traded, increased 126% at Robertson Stephens.

BANKING FEES AND COMMISSIONS

Banking fees and commissions, which include fees received for cash management, deposit accounts, electronic banking and other service fees, decreased $51 million, or

3%, to $1.6 billion in 2000, primarily as a result of decreased deposit and electronic banking fees following branch divestitures. Partially offsetting this decrease was a rise in cash management fees resulting from a higher volume of business, including new business that resulted from the merger of the Fleet and BankBoston business units. Banking fees and commissions were negatively impacted by approximately $100 million in 2000 as a result of divestitures.

CREDIT CARD REVENUE

Credit card revenue decreased $24 million, or 3%, to $738 million in 2000, primarily the result of lower securitization income and increased amortization of deferred acquisition costs, offset in part by increased interchange fees. These changes were the result of a narrower margin on assets securitized, reflecting improving asset quality throughout 2000, and increased marketing activities.

      The Corporation services approximately $15 billion of managed (securitized and owned) credit card receivables. The primary components of credit card revenue are related to the Corporation's securitization activities. These activities result in securitization income, servicing revenue, interchange fees, and amortization of deferred acquisition costs. This revenue contributes to the earnings of the Corporation's Credit Cards business unit. This unit's earnings for 2000 increased $19 million, or 13%, over 1999. Additional information with respect to this business unit is included in the Line of Business Information section of this discussion and analysis.

      The securitization of credit card receivables changes the Corporation's status from that of a lender to that of a loan servicer. Accordingly, there is a change in the classification of the revenue associated with the securitization which is reported in the income statement. Revenue over the term of a securitization transaction may vary depending upon the credit performance of the securitized receivables, because credit losses become a component of the cash flows arising from the securitized receivables.

      The following table depicts the consolidated financial statement impact as if the securitized credit card receivables had, in fact, been owned, as well as additional financial information pertaining to credit card receivables.

Credit Card Securitization Summary

Year ended December 31, 2000                      Credit Card
Dollars in millions               Reported       Securitization    Managed
---------------------------------------------------------------------------
Net interest income (FTE)         $  7,975        $    923         $  8,898
Provision for credit losses          1,295             549            1,844
Noninterest income                   9,461            (374)           9,087
Noninterest expense                  9,610              --            9,610
Net income                           3,910              --            3,910

Assets at year-end                $219,085        $  9,849         $228,934
Average assets                     223,887           9,900          233,787
Net interest margin                   4.17%           9.32%            4.42%
===========================================================================

Additional information concerning the Corporation's credit card securitization activities is included in Note 18 to the Financial Statements.

PROCESSING-RELATED REVENUE

Year ended December 31                 2000       1999       1998
In millions
-----------------------------------------------------------------
Mortgage banking revenue, net          $333       $384       $273
Student loan servicing fees             159        142        121
Other                                   130        103         78
-----------------------------------------------------------------
Total processing-related revenue       $622       $629       $472
=================================================================

Processing-related revenue decreased slightly to $622 million in 2000. Increases in student loan servicing fees and other processing-related revenue were offset by a decrease in net mortgage banking revenue, which is discussed below. Student loan servicing fees increased $17 million, or 12%, at AFSA Data Corporation
(AFSA), the Corporation's student loan servicing subsidiary, as accounts serviced increased 6% to 7.6 million in 2000. Other processing-related revenue increased $27 million, or 26%, due principally to the impact of the Corporation's acquisition of Curtis & Associates, Inc., a company that specializes in assisting individuals transitioning from the welfare rolls to the workforce, as well as increases in the Corporation's tax processing and information processing units.

Mortgage Banking Revenue, Net

Year ended December 31                      2000         1999         1998
In millions
--------------------------------------------------------------------------
Net loan servicing revenue                 $ 643        $ 559        $ 466
Mortgage production revenue                   76          187          210
Gains on sales of mortgage servicing          --           --           34
Amortization/impairment charge              (386)        (362)        (437)
--------------------------------------------------------------------------
Total mortgage banking revenue, net        $ 333        $ 384        $ 273
==========================================================================

Net mortgage banking revenue in 2000 decreased $51 million, or 13%, from $384 million in 1999. This decline was due principally to lower mortgage production revenue and higher mortgage servicing rights (MSR) amortization, offset in part by increased loan servicing revenue.

     Net loan servicing revenue represents fees received for servicing residential mortgage loans. The $84 million, or 15%, increase in net loan servicing revenue was primarily attributable to a higher average servicing portfolio during 2000 compared to a year ago. The Corporation sold approximately $22 billion of mortgage servicing during the year at close to carrying value. The Corporation's decision to sell MSRs depends on a variety of factors, including the available markets and current market prices for such servicing rights.

      Mortgage production revenue includes income derived from the loan origination process and gains on sales of mortgage originations. Mortgage production revenue declined in 2000 as a result of lower mortgage production volume compared to 1999, driven by the higher mortgage interest rate environment.

      MSR amortization increased $24 million to $386 million in 2000, due to the above-mentioned rise in the average servicing portfolio. Since MSRs are an interest rate-sensitive asset, the value of the Corporation's mortgage servicing portfolio and related mortgage banking revenue may be adversely impacted if mortgage interest rates decline and loan prepayments increase. The Corporation hedges this interest rate risk with a variety of derivative instruments. For additional information concerning the management of this risk, refer to the Asset and Liability Management section of this discussion and analysis.

OTHER

Gains on branch divestitures and sales of businesses for 2000 consisted of an $843 million gain on the Corporation's divestitures of 312 branches and approximately $9 billion of loans and $13 billion of deposits to Sovereign and various community banks. The $50 million gain in 1999 related to the sale of the Corporation's minority interest in Partner's First, a credit card company.

      Other noninterest income increased $132 million to $667 million in 2000, due primarily to growth in existing businesses and a portion of the revenues that resulted from acquisitions, as well as increases in the Corporation's insurance and lease residual income.

NONINTEREST EXPENSE

Year ended December 31                           2000        1999        1998
In millions
-----------------------------------------------------------------------------
Employee compensation and benefits             $5,047      $5,023      $3,972
Occupancy and equipment                         1,254       1,264       1,142
Intangible asset amortization                     390         378         293
Legal and other professional                      356         329         282
Marketing and public relations                    314         301         280
Merger- and restructuring-related
  charges                                          21         878         138
Other                                           2,228       2,080       1,740
-----------------------------------------------------------------------------
Total noninterest expense                      $9,610     $10,253      $7,847
=============================================================================

In connection with the approval of the Summit merger by the Summit Board of Directors, the Corporation recorded merger-related charges of $21 million in the fourth quarter of 2000 related to accelerated vesting of outstanding Summit restricted stock. In connection with the BankBoston merger, the Corporation recorded merger- and restructuring-related charges and other costs of $1.1 billion in the fourth quarter of 1999. These costs were composed of $850 million of charges to accrue for merger-related costs and a restructuring plan; $102 million of integration costs incurred during the fourth quarter; and $150 million to establish a defined contribution plan for retention incentives at Robertson Stephens. The Corporation incurred an additional $227 million of integration costs in 2000. The Corporation also recorded a $28 million restructuring charge in 1999 related to business realignments.

      Noninterest expense, excluding the 2000 and 1999 charges described above, increased $236 million, or less than 3%, from 1999, due primarily to higher compensation and benefit costs directly attributable to higher levels of revenue, offset in part by aggregate expense reductions of approximately $540 million from merger integration activities and branch divestitures.

      Employee compensation and benefits increased $24 million compared to 1999. Excluding merger integration costs of $26 million and $25 million incurred in 2000 and 1999, respectively, and the $150 million charge in 1999 related to retention incentives at Robertson Stephens, employee compensation and benefits increased $173 million. This increase was a result of incentive and volume-related increases at both Quick & Reilly and Robertson Stephens, offset, in part, by expense reductions of approximately $350 million from merger integration activities and branch divestitures.

      Occupancy and equipment decreased $10 million during 2000. This decline was a result of approximately $100 million of expense reductions, offset, in part, by merger integration costs of $73 million incurred in 2000 compared to $39 million in 1999.

      Intangible asset amortization increased $12 million to $390 million in 2000 compared to $378 in 1999. This increase was due mainly to acquisitions in 2000 and 1999, as well as additional goodwill recorded related to the NatWest Bancorp earnout agreement. These items were offset, in part, by the impact of the write-off of goodwill related to branch divestitures.

      Legal and other professional expenses increased $27 million during 2000, primarily the result of $28 million of merger integration costs incurred in 2000 compared to $17 million incurred in 1999.

      Marketing and public relations increased $13 million to $314 million in 2000, the result of $23 million of integration costs incurred in 2000, offset, in part, by a portion of the above-mentioned expense reductions.

      Other noninterest expense rose $148 million, or 7%, primarily the result of merger integration costs of $77 million incurred in 2000, compared to $21 million in 1999, as well as increases due to acquisitions and growth in existing businesses.

      The Corporation expects to achieve total annual cost savings of $1 billion in connection with the BankBoston merger integration and the branch divestitures. As of the end of 2000, approximately $970 million of aggregate annualized reductions in expenses had been achieved. Because the divestitures and merger integration process occurred throughout 2000, the actual calendar year expense reductions, which totaled approximately $540 million, were less than the annualized amount.

      In March 2001, upon completion of the Summit merger, the Corporation recorded merger- and restructuring-related charges of approximately $400 million ($270 million after-tax). The charges were composed of merger-related expenses and exit costs related to severance, duplicate facilities and excess lease obligations.

      The Corporation also recorded approximately $45 million ($27 million after-tax) of integration expenses in the first quarter of 2001, in connection with its integration of Summit operations, and $79 million ($50 million after-tax) of restructuring charges related to a reorganization of its capital markets businesses.

INCOME TAXES

The Corporation recorded income tax expense of $2.6 billion for 2000 compared with $1.6 billion for 1999. The effective tax rate was 39.5% in 2000 compared with 39.2% in 1999.

LINE OF BUSINESS INFORMATION

In 2000, the Corporation was organized and managed along three principal lines of business: Global Banking and Financial Services, Commercial and Retail Banking and National Financial Services. The financial performance of business lines is monitored by an internal profitability measurement system, which provides business line results and key performance measures. The following table presents selected line of business results on a reported basis. Information for 1999 has been restated for comparative purposes to reflect changes in management reporting implemented in 2000. Financial information for Summit's business units has been restated to reflect the application of a uniform set of management reporting methodologies used by FleetBoston. The information is presented on a fully taxable equivalent basis. Refer to Note 17 to the Financial Statements for additional information on these business lines.

      In November 2000, the Corporation announced a realignment of senior management, which resulted in a revised organizational structure. Effective January 1, 2001, the Corporation will be organized and managed along the following principal lines of business - Consumer and Investment Services; Corporate and Global Banking; and Capital Markets. The information presented below and in Note 17 does not reflect this realignment.


LINE OF BUSINESS EARNINGS SUMMARY

Year ended December 31                        2000          1999          2000           1999            2000            1999
Dollars in millions                              Net Income                  Total Revenue                 Return on Equity
-----------------------------------------------------------------------------------------------------------------------------
Global Banking and Financial Services       $ 1,827       $ 1,288        $ 7,771       $ 6,296            28%            22%
Commercial and Retail Banking                 1,450         1,294          6,520         6,539            21             19
National Financial Services                     452           413          2,095         2,207            16             14
All Other                                       181          (519)         1,050           415            --             --
-----------------------------------------------------------------------------------------------------------------------------
Total                                       $ 3,910       $ 2,476        $17,436       $15,457            22%            14%
=============================================================================================================================

During 2000, each of the three principal business lines posted increases in earnings compared to 1999. Improved results were driven primarily by growth in the capital markets units (Quick & Reilly, Robertson Stephens and Principal Investing), as well as growth in the core banking businesses and cost savings from merger integration efforts related to the BankBoston merger.

      The following discussion focuses on the components and results of each of the three major business lines.

GLOBAL BANKING AND FINANCIAL SERVICES

---------------------------------------------------------
Year ended December 31               2000           1999
Dollars in millions
---------------------------------------------------------
Income Statement Data:
  Net interest income (FTE)         $ 2,327       $ 2,130
  Noninterest income                  5,444         4,166
  Provision for credit losses           332           307
  Noninterest expense                 4,385         3,851
  Taxes/FTE adjustment                1,227           850
---------------------------------------------------------
Net Income                          $ 1,827       $ 1,288
---------------------------------------------------------
Balance Sheet Data:
  Average assets                    $83,599       $77,506
  Average loans and leases           50,540        46,537
  Average deposits                   22,681        20,697
---------------------------------------------------------
Return on Equity                         28%           22%
=========================================================


Global Banking and Financial Services includes International Banking, Corporate Banking, Principal Investing, Robertson Stephens, Quick & Reilly and Investment Services. This unit earned $1.8 billion in 2000, a 42% increase over 1999 earnings of $1.3 billion. Increased earnings for Global Banking and Financial Services were driven by capital markets and investment services revenues, as the Corporation benefited from the strength of world financial markets during the first half of the year.

      A more detailed analysis of the supporting business units follows.

------------------------------------------------------------------------------------------------------
Year ended December 31        2000        1999            %          2000         1999            %
Dollars in millions              Net Income            Change           Total Revenue           Change
------------------------------------------------------------------------------------------------------
Corporate Banking           $  400       $  302           32%       $1,313       $1,221            8%
International Banking          382          315           21         1,837        1,742            5
Principal Investing            373          215           73           740          460           61
Investment Services            232          180           29         1,105        1,020            8
Quick & Reilly                 222          177           25         1,226          920           33
Robertson Stephens             218           99          120         1,550          933           66
------------------------------------------------------------------------------------------------------
Total                       $1,827       $1,288           42%       $7,771       $6,296           23%
======================================================================================================

Corporate Banking

This business unit includes national specialized industry lending, institutional banking, investment banking, and certain capital markets activities. As a result of its focus on the needs of large corporate customers and specialized industries, this unit represents a diverse mix of corporate customers both by geographic region and industry. These units provide business customers with capital formation, acquisition finance and long-term financing strategies. The specialized industry and institutional lending units provide financial services to corporate customers across the nation in high growth industries such as media, communications, high tech, energy, financial institutions and healthcare. This unit also services international clients through the multinational and European units.

      Corporate Banking earnings increased $98 million, or 32%, compared to 1999, due primarily to increased capital markets revenue, higher cash management fees, and lower operating costs due to BankBoston merger-related cost savings, as well as the absence of securities losses and other write-downs recorded in 1999. These items were partially offset by decreased investment banking fees and higher credit costs.

International Banking

The International Banking unit includes the Corporation's international operations, the largest of which are in Brazil, where the Corporation has been in business since 1947, and Argentina, where the Corporation has done business since 1917. In both countries, the Corporation is a recognized leader among financial institutions. This business unit also includes operations in other Latin American countries, as well as Asia, and offers sophisticated foreign exchange and derivative products and other services through the Global Markets unit.

      The Corporation has 64 branch banking locations in Brazil. The Corporation's total average assets in Brazil amounted to approximately $8.4 billion for 2000, compared to approximately $6.4 billion for 1999. The Corporation currently operates 137 branches in Argentina, and its total average assets in that country amounted to approximately $9.5 billion for 2000, compared to approximately $9.3 billion for 1999.

      Compared to 1999, International Banking earnings increased $67 million, or 21%, driven primarily by increased earnings in Argentina and Brazil, as well as increased trading profits and foreign exchange revenues, primarily in the Global Markets unit. Revenues increased as a result of higher loan volumes and lower credit costs, primarily in Brazil, as well as increased mutual fund fees, banking fees, credit card revenues, foreign exchange revenues and trading profits. These higher revenues were partly offset by increased compensation and equipment expenses.

      For 2000, average deposit balances were $11 billion, compared to $9.6 billion for 1999. Average loan balances for 2000 were $2.1 billion higher than 1999 at $14.3 billion, due primarily to growth in commercial loans in Brazil. Additional information relating to international cross-border outstandings and currency positions and risks related to the Corporation's International Banking unit is presented in the Cross-Border Outstandings and Asset and Liability Management sections of this discussion and analysis.

Principal Investing

This business unit provides start-up capital and debt financing to new ventures and selected small business ventures that are predominantly privately or closely held companies. At December 31, 2000, the aggregate carrying value of the Principal Investing portfolio was approximately $4.4 billion. In 2000, earnings increased $158 million, or 73%, to $373 million. Higher earnings were driven primarily by realized gains on the sale of several equity investments. Principal Investing earnings fluctuate with the condition of equity markets, the general state of the economy and the timing of sales.

Investment Services

The Investment Services business unit is composed of several businesses targeting the growing customer need for investment products and services. These businesses include the Private Clients Group, which offers specialized asset management, estate settlement and deposit and credit products to high-net-worth customers; Columbia Management, which sells proprietary mutual funds and a wide range of investment products to retail and institutional customers; the Mutual Fund & Investment Group, which markets the Corporation's proprietary mutual fund family, as well as third party mutual funds and annuity products through traditional retail distribution channels. In addition, the Investment Services unit includes several businesses that offer retirement planning, large institutional asset management, not-for-profit investment services and insurance.

      The Investment Services unit earned $232 million in 2000, an increase of $52 million, or 29%, compared to 1999. Higher revenues from a higher average level of assets under management, as well as increased brokerage fees and commissions and lower operating expenses due to BankBoston merger-related cost savings, drove increased earnings. Investment management revenue remained strong at $820 million versus $776 million in 1999. At December 31, 2000, domestic assets under management totaled approximately $126 billion.

Quick & Reilly

Quick & Reilly, a leading provider of securities brokerage, market-making and securities clearing services, and one of the nation's largest and most successful brokerage firms, earned $222 million in 2000, a 25% increase over the $177 million earned in 1999. Increased earnings were driven by higher brokerage and market-making revenues which resulted from the large volume of transaction activity in the financial markets, particularly during the early part of 2000. Higher revenues were partially offset by higher revenue-related incentive compensation, and increased expenses related to investment in the retail brokerage infrastructure undertaken as part of a continuing program to integrate Quick & Reilly's services into the Corporation's existing distribution channels.

Robertson Stephens

Robertson Stephens conducts investment banking activities and provides brokerage services, as well as some private client services for high-net-worth individuals. Robertson Stephens, which is headquartered in San Francisco, has both domestic and international operations. Robertson Stephens focuses on the high-technology business sector, and is a leader in technology IPOs.

      Robertson Stephens earned $218 million in 2000 on $1.6 billion in revenues, representing increases over the prior year of 120% and 66%, respectively. These increased earnings were driven by increased brokerage and investment banking activity, partially offset by higher operating expenses, primarily revenue-related incentive compensation and infrastructure expenses necessary to support the unit's growth.

COMMERCIAL AND RETAIL BANKING

----------------------------------------------------------
Year ended December 31                 2000           1999
Dollars in millions
----------------------------------------------------------
Income Statement Data:
  Net interest income (FTE)         $ 4,837        $ 4,865
  Noninterest income                  1,683          1,674
  Provision for credit losses           423            430
  Noninterest expense                 3,593          3,858
  Taxes/FTE adjustment                1,054            957
----------------------------------------------------------
Net Income                          $ 1,450        $ 1,294
----------------------------------------------------------
Balance Sheet Data:
  Average assets                    $74,759        $76,591
  Average loans and leases           64,701         64,143
  Average deposits                   94,648         99,159
----------------------------------------------------------
Return on Equity                         21%            19%
==========================================================

Commercial and Retail Banking includes domestic banking to consumer and small business customers, as well as domestic commercial banking operations, which includes middle-market lending, asset-based lending, leasing, cash management, trade finance and government banking services. Results reflect a year over year decline in the deposit portfolio, reflecting the impact of the divestitures of 312 branches in connection with the BankBoston merger. Loans were relatively flat, as commercial banking loan growth offset the impact of divestitures. Earnings for this unit increased $156 million, or 12%, as expense reductions from divestitures and BankBoston merger integration efforts and a lower provision for credit losses more than offset divestiture-related decreases in revenues. Excluding the impact of the divestitures, total revenue increased 7% over 1999.

-----------------------------------------------------------------------------------------------------
Year ended December 31     2000          1999            %         2000         1999             %
Dollars in millions            Net Income              Change         Total Revenue            Change
-----------------------------------------------------------------------------------------------------
Retail Distribution       $  532       $  451           18%       $2,851       $2,911           (2)%
Commercial Finance           334          314            6         1,043        1,017            3
Small Business               254          228           11         1,119        1,075            4
Commercial Banking           253          231           10         1,075        1,084           (1)
Consumer Lending              77           70           10           432          452           (4)
-----------------------------------------------------------------------------------------------------
Total                     $1,450       $1,294           12%       $6,520       $6,539           --%
=====================================================================================================

Retail Distribution

Retail Distribution offers consumer retail services through various delivery channels, and includes consumer deposit products and direct banking services. Consumer retail products and services are distributed through a network of over 1,700 branches, including convenient in-store branches, 3,800 ATMs, electronic banking products, Internet banking and 24-hour customer call centers. The Corporation continues to expand its electronic banking customer base, which has grown from 719,000 in 1999 to over 1.1 million in 2000.

      This unit also includes the Corporation's Community Banking group. Community Banking includes 46 branches in select inner-city neighborhoods where it serves the needs and reflects the linguistic and cultural diversity of its customers. In addition to providing traditional banking products and services, this group is a leading provider of equity and at-risk capital for low and moderate and historically underserved minority and women-owned businesses.

        In 2000, Retail Distribution earned $532 million, an 18% increase over 1999 earnings of $451 million, despite the impact of divestitures. These increased earnings were driven by higher spreads on deposits during the current year, and lower operating costs, as this unit realigned staffing requirements to optimize merger-related cost savings as a result of the BankBoston merger. During 2000, Retail Distribution's average core deposit balances declined to $69 billion from $73 billion during 1999, reflecting the impact of the aforementioned divestitures.

Commercial Finance

Commercial Finance focuses on the asset financing needs of corporate customers, and offers asset-based lending and leasing products to corporate customers located throughout the nation. Commercial Finance customers also have access to commercial real estate lending, debt capital markets, cash management, trade services, foreign exchange, international services, interest rate protection and investment products.

      Commercial Finance earned $334 million in 2000, an increase of 6% compared to 1999. This increase in earnings was primarily driven by improved results in the leasing business, which experienced growth of $1.9 billion in lease receivables and a significant increase in lease-related fees. Commercial Finance had $25.3 billion in average loans and leases outstanding during 2000, compared to $23.9 billion during 1999.

Small Business

The Small Business group provides a full range of financial services to businesses with annual sales of up to $10 million and credit needs up to $2 million. Services offered include commercial lending, real estate lending, deposit products and cash management. The Corporation is widely recognized as the leading small business lender in the Northeast, and was recently ranked the number one Small Business Administration (SBA) lender in the country during the SBA's fiscal year ended September 30, 2000.

      Earnings for this unit were $254 million in 2000, $26 million, or 11%, higher than 1999 earnings of $228 million, despite the fact that the Small Business unit was one of the groups most adversely impacted by the aforementioned divestitures. Much of the current year earnings increase was driven by improved spreads on deposits and lower operating costs due to BankBoston merger-related cost savings. Average loan balances were down slightly from 1999 to $5 billion for 2000, and average deposit balances decreased to $14.2 billion, as a result of the divestitures.

Commercial Banking

Commercial Banking represents middle-market commercial lending, government banking services, trade services and cash management services. Commercial Banking provides a wide range of credit and banking services to customers generally ranging in size from $10 million to $500 million in annual sales, as well as government banking customers. Commercial Banking provides its customers with superior access to financial solutions, and supports its customers with services such as foreign exchange, international services, interest rate protection and investment products.

      Commercial Banking earned $253 million in 2000, a 10% increase over $231 million recorded in 1999, resulting from increased levels of cash management fees and trade services revenues in Middle Market, and higher processing fees in Government Banking, as well as lower operating expenses attributable to BankBoston merger integration-related cost savings. Average loans declined slightly from the prior year to $18.3 billion, due mainly to the impact of divestitures as well as the strategic sale of other credits.

Consumer Lending

Consumer Lending offers a convenient and competitive selection of loan products to consumers. Products and services are delivered through the many types of retail distribution channels available to the Corporation's customers. Products offered include home equity loans and student loans, as well as both direct and indirect installment lending programs. The Consumer Lending business does not include credit card and residential mortgage products, which are managed as part of National Financial Services and Treasury, respectively.

      The Consumer Lending business earned $77 million in 2000, an increase of 10% from 1999. Higher earnings were primarily the result of lower operating costs and improved credit quality. The average loan portfolio increased slightly to $15.4 billion, with growth more than offsetting the impact of divestitures.

NATIONAL FINANCIAL SERVICES

---------------------------------------------------------
Year ended December 31                 2000          1999
Dollars in millions
---------------------------------------------------------
Income Statement Data:
  Net interest income (FTE)         $   747       $   842
  Noninterest income                  1,348         1,365
  Provision for credit losses           286           387
  Noninterest expense                 1,060         1,131
  Taxes/FTE adjustment                  297           276
---------------------------------------------------------
Net Income                          $   452       $   413
---------------------------------------------------------
Balance Sheet Data:
  Average assets                    $25,986       $26,785
  Average loans and leases           17,297        17,342
  Average deposits                    4,406         4,372
---------------------------------------------------------
Return on Equity                         16%           14%
=========================================================

National Financial Services includes commercial real estate lending, credit card services, mortgage banking and student loan and other processing. A more detailed analysis of these business units follows.

---------------------------------------------------------------------------------------------------------
Year ended December 31         2000         1999            %          2000         1999             %
Dollars in millions                Net Income             Change          Total Revenue            Change
---------------------------------------------------------------------------------------------------------
Commercial Real Estate       $  176       $  150           17%        $  464       $  442            5%
Credit Card                     171          152           13          1,038        1,133           (8)
Mortgage Banking                 69           81          (15)           369          444          (17)
Student Loan and Other
  Processing                     36           30           20            224          188           19
---------------------------------------------------------------------------------------------------------
Total                        $  452       $  413            9%        $2,095       $2,207           (5)%
=========================================================================================================

The Corporation's credit card subsidiary is the tenth largest bank credit card issuer in the nation in terms of managed credit card receivables. The Corporation's mortgage bank unit, with offices located in 20 states, originated approximately $24 billion of loans in 2000 and serviced a mortgage portfolio of over $140 billion. The Corporation's AFSA subsidiary, included in Student Loan and Other Processing, services approximately 7.6 million accounts nationwide and is the largest student loan service provider in the nation, with approximately $72 billion of student loans serviced.

      National Financial Services earnings increased $39 million compared to 1999. The Commercial Real Estate unit earnings increase of $26 million resulted from growth in investment banking fees and lower operating expenses. Increased earnings in the credit card business were driven by improvements in credit quality and lower operating expenses, which more than offset lower revenues. Earnings and revenue in the mortgage unit decreased $12 million and $75 million, respectively, the result of lower loan production reflecting the higher interest rate environment in 2000, somewhat offset by lower operating expenses.

Student Loan and Other Processing had increased earnings, due largely to increases in servicing volume.

ALL OTHER

All Other includes transactions not allocated to the principal business lines, the residual impact of methodology allocations, such as the provision for credit losses, credit loss reserves and equity allocations, combined with transfer pricing offsets. The business activities of the Corporation's Treasury unit are also included in All Other. The Treasury unit is responsible for managing the Corporation's securities and residential mortgage portfolios, the balance sheet management function and wholesale funding needs. Earnings in All Other can fluctuate with changes affecting the consolidated provision for credit losses, one-time charges, gains and other actions not driven by specific business units. All Other had net income of $181 million in 2000 compared to a net loss of $519 million in 1999. All Other in 2000 included divestiture gains of $843 million ($420 million after-tax) resulting from the divestiture of 312 branches to Sovereign and other community banks, and BankBoston merger integration costs of $227 million ($137 million after-tax), as well as a $21 million ($14 million after-tax) charge related to accelerated vesting of outstanding Summit restricted stock in conjunction with the approval of the Summit merger by the Summit Board of Directors. In 1999, All Other included $1.1 billion ($777 million after-tax) of merger- and restructuring-related charges and other costs. These costs are more fully discussed in Note 14 to the Financial Statements.

FINANCIAL CONDITION

Total assets were $219.1 billion as of December 31, 2000, a decrease of $7.7 billion from December 31, 1999, reflecting the aforementioned divestitures of approximately $9 billion of loans in 2000.

      Total loans and leases at December 31, 2000 were $134.8 billion, a decrease of $8 billion, or 5.6%, compared with $142.9 billion at December 31, 1999. This decline was due mainly to the above-mentioned divestitures, new credit card and commercial loan securitizations completed during the year, lower levels of domestic C&I loans, and the sale of approximately $940 million of troubled commercial loans in December 2000. These declines were offset, in part, by strong growth in the domestic lease financing portfolio and international commercial loans, primarily in Brazil.

      The decline in total deposits of $10.9 billion, to $128.7 billion at December 31, 2000, was primarily the result of the aforementioned divestitures of approximately $13 billion of deposits in 2000, offset in part by an increase in demand deposits.

      Long-term debt increased $2.5 billion to $31.7 billion at December 31, 2000, compared to $29.2 billion at December 31, 1999. This increase was due to the issuance of approximately $6.9 billion of medium-term floating-rate notes (including $5.5 billion of bank notes), $1.5 billion of fixed-rate senior notes and $300 million of trust preferred securities. These issuances were offset, in part, by maturities and the redemption of $186 million of floating-rate subordinated notes.

      The investment securities portfolio plays a significant role in the management of the Corporation's balance sheet, as the liquid nature of the securities portfolio enhances the efficiency of the balance sheet. The amortized cost of securities available for sale decreased $1 billion to $29.8 billion at December 31, 2000, compared to $28.8 billion at December 31, 1999. The valuation of securities available for sale decreased $492 million to a net unrealized (pre-tax) gain position of $65 million at December 31, 2000, due primarily to declines in the value of marketable equity securities, primarily investments held by the Principal Investing business, offset in part by unrealized gains on mortgage-backed securities.

SECURITIES

December 31                                                 2000                          1999                        1998
                                                   Amortized      Market        Amortized      Market        Amortized      Market
In millions                                             Cost       Value             Cost       Value             Cost       Value
----------------------------------------------------------------------------------------------------------------------------------
Securities available for sale:
  U.S. Treasury and government agencies              $ 1,770     $ 1,769          $ 2,910     $ 2,807          $ 2,061     $ 2,089
  Mortgage-backed securities                          19,327      19,411           18,357      17,649           17,448      17,661
  Foreign debt securities                              2,734       2,754            2,906       2,936            2,190       2,119
  Other debt securities                                2,843       2,832            2,077       2,047            2,081       2,099
----------------------------------------------------------------------------------------------------------------------------------
     Total debt securities                            26,674      26,766           26,250      25,439           23,780      23,968
----------------------------------------------------------------------------------------------------------------------------------
  Marketable equity securities                         1,099       1,072            1,314       2,682              763         773
  Other equity securities                              2,067       2,067            1,210       1,210            1,072       1,072
----------------------------------------------------------------------------------------------------------------------------------
          Total securities available for sale         29,840      29,905           28,774      29,331           25,615      25,813
----------------------------------------------------------------------------------------------------------------------------------
          Total securities held to maturity            5,059       5,027            6,678       6,469            7,543       7,568
----------------------------------------------------------------------------------------------------------------------------------
Total securities                                     $34,899     $34,932          $35,452     $35,800          $33,158     $33,381
==================================================================================================================================

In March 2001, the Corporation repositioned its balance sheet in connection with the Summit merger, and sold approximately $8 billion of securities available for sale, at a loss of approximately $265 million ($158 million after-tax).

LOANS AND LEASES

December 31                                         2000           1999           1998           1997           1996
In millions
--------------------------------------------------------------------------------------------------------------------
Domestic:
  Commercial and industrial                     $ 56,147       $ 63,035       $ 61,377       $ 53,249       $ 46,573
  Commercial real estate                          11,641         11,119         11,064         11,975         12,605
  Consumer                                        36,323         42,572         40,467         41,546         44,186
  Lease financing                                 13,567         11,382          6,197          5,888          4,719
--------------------------------------------------------------------------------------------------------------------
     Total domestic loans and leases             117,678        128,108        119,105        112,658        108,083
--------------------------------------------------------------------------------------------------------------------
International:
  Commercial                                      14,221         11,855         11,126         10,817          8,920
  Consumer                                         2,935          2,898          2,806          1,958          1,305
--------------------------------------------------------------------------------------------------------------------
     Total international loans and leases         17,156         14,753         13,932         12,775         10,225
--------------------------------------------------------------------------------------------------------------------
Total loans and leases                          $134,834       $142,861       $133,037       $125,433       $118,308
====================================================================================================================

The loan and lease portfolio inherently includes credit risk. The Corporation controls such risk through analysis of credit applications, portfolio diversification and ongoing examinations of outstandings and delinquencies.

      Total loans and leases decreased $8 billion, or 5.6%, from December 31, 1999. Domestic loans and leases decreased $10.4 billion, or 8%, while international loans and leases increased $2.4 billion, or 16%. The decrease in domestic loans and leases was due primarily to the aforementioned divestiture of $9 billion of C&I and consumer loans in 2000, new securitizations of approximately $3 billion of credit card receivables and approximately $2 billion of C&I loans during the year, and the sale of approximately $940 million of troubled commercial loans in December 2000. Strong growth in the Corporation's domestic lease financing portfolio and growth in owned credit card receivables partially offset the impact of these transactions. The increase in the Corporation's international loan portfolio resulted from new business growth, primarily in Brazil.

Commercial and Industrial Loans

Domestic C&I loans decreased $6.9 billion to $56.1 billion at December 31, 2000, primarily the result of the divestiture of $3 billion of loans, a $2 billion securitization transaction, the sale of $940 million of troubled commercial loans and a decline in the level of domestic C&I loans.

      Domestic C&I borrowers consist primarily of middle-market and large corporate customers, and are well-diversified as to industry and companies within each industry. International commercial borrower industry concentrations consist primarily of banking and insurance, transportation, communications and energy production and distribution.

Lease Financing

The Corporation is engaged in lease financing on both a domestic and international basis. Domestic lease financing totaled $13.6 billion at December 31, 2000, compared with $11.4 billion at December 31, 1999. This $2.2 billion, or 19%, increase was primarily attributable to new business growth.

Consumer Loans

December 31                        2000          1999
In millions
-----------------------------------------------------
Domestic:
  Residential real estate       $11,425       $16,563
  Home equity                    12,507        11,768
  Credit card                     5,126         5,552
  Student loans                   1,109         1,490
  Installment/other               6,156         7,199
-----------------------------------------------------
     Total domestic loans        36,323        42,572
-----------------------------------------------------
International                     2,935         2,898
-----------------------------------------------------
Total consumer loans            $39,258       $45,470
=====================================================

Approximately 66% of the domestic consumer loan portfolio at December 31, 2000 consisted of loans secured by residential real estate, including second mortgages, home equity loans and lines of credit. The Corporation manages the risk associated with most types of consumer loans by utilizing uniform credit standards when extending credit, together with systems that streamline the process of monitoring delinquencies.

      Domestic residential real estate loans, secured by one- to four-family properties, decreased $5.1 billion, or 31%, to $11.4 billion at December 31, 2000. This decline was primarily the result of the divestiture of $4.3 billion of such loans.

      Domestic credit card loans decreased $426 million to $5.1 billion at December 31, 2000. The decrease was mainly the result of $3 billion of new securitizations during 2000, offset by growth in owned receivables and activity related to prior year securitizations.

      The aggregate decreases in the remaining consumer loan categories were directly attributable to divestitures of $1.7 billion and student loan sales during the period, offset in part by a rise in home equity loans.

Cross-Border Outstandings

In accordance with Federal Financial Institutions Examination Council (FFIEC) guidelines, cross-border outstandings are amounts payable to the Corporation by residents of foreign countries, regardless of the currency in which the claim is denominated, and local country claims in excess of local country obligations. At December 31, 2000 and 1999, total cross-border outstandings were approximately $13 billion, which included $6.5 billion of cross-border outstandings to Latin America.

      In addition to credit risk, cross-border outstandings have the risk that, as a result of political or economic conditions in a country, borrowers may be unable to meet their contractual repayment obligations of principal and/or interest when due because of the unavailability of, or restrictions on, foreign exchange needed by borrowers to repay their obligations. The Corporation manages its cross-border outstandings using country exposure limits established by the Country Exposure Committee.

      The following table details, by country, the Corporation's approximate cross-border outstandings that individually amounted to 1% or more of its consolidated total assets at December 31, 2000 and 1999. Cross-border outstandings, by country, were less than 1% of consolidated total assets at December 31, 1998.

Significant Cross-Border Outstandings(a)(b)

December 31                               2000(c)(d)    1999(c)
Dollars in millions
------------------------------------------------------------------
Argentina:
   Banks                                     $  115         $  405
   Government entities and agencies             835          1,470
   Other                                      1,425            795
------------------------------------------------------------------
Total                                        $2,375         $2,670
------------------------------------------------------------------
Percentage of total assets                      1.1%           1.2%
------------------------------------------------------------------
Commitments(e)                               $   13         $   12
==================================================================

(a) Cross-border outstandings include deposits in other banks, resale agreements, trading securities, securities available for sale and held to maturity, loans and leases, amounts due from customers on acceptances, accrued interest receivable and revaluation gains on trading derivatives. Excluded from cross-border outstandings are claims reallocated as a result of external guarantees, cash collateral and insurance contracts primarily issued by U.S. government agencies.

(b) Cross-border outstandings to countries which totaled between .75% and 1% of consolidated total assets at December 31, 2000, 1999 and 1998 were approximately as follows: 2000-Brazil-$2 billion; 1999-Brazil-$1.9 billion; 1998-Argentina-$2.1 billion.

(c) Local country assets and local country liabilities for Argentina were $6.2 billion and $5.5 billion, respectively, at December 31, 2000 and $6.9 billion and $5.3 billion, respectively, at December 31, 1999. Local country assets in excess of local country liabilities are included in cross-border outstandings. Included in local country liabilities are liabilities where the provider of funds assumes the risk of nonpayment due to currency exchange restrictions in a given country. Such liabilities were $415 million and $208 million at December 31, 2000 and 1999, respectively.

(d) Excluding net local country outstandings, cross-border outstandings with a remaining maturity of less than one year, as a percentage of total outstandings, were approximately 55% for Argentina at December 31, 2000.

(e) Commitments include legally binding cross-border letters of credit, guarantees and other commitments defined by the FFIEC guidelines.

     The Argentine economy continues to be impacted by the recession that began in 1999. Political discussions regarding a plan to improve the economy continue. A new finance minister was appointed in March 2001 and was given broad powers to implement specific measures to improve the economy.

      The Argentine financial markets continue to experience periods of significant volatility. To date, the Corporation's Argentine cross-border outstandings and securities portfolios have not been significantly impacted by the economic and political situation described above. In management's judgment, the Argentine situation has not significantly impacted other Latin American countries where the Corporation has operations. The Corporation will continue to closely monitor the Argentine economic and political situation and its potential impact on Argentine and other Latin American operations. However, it is not possible to predict what effect, if any, the economic and political events in Argentina will ultimately have on that country's economic growth or on the Corporation's operations in Argentina or in other Latin American countries. For additional information concerning the Corporation's Latin American operations, including Argentina, refer to the Line of Business Information section of this discussion and analysis.

NONPERFORMING ASSETS(a)

------------------------------------------------------------------------------------------------------------------------------------
December 31                               2000                               1999                                1998
------------------------------------------------------------------------------------------------------------------------------------
                            Current or                         Current or                         Current or
                             less than                          less than                          less than
                               90 days                            90 days                            90 days
In millions                   past due   Noncurrent    Total     past due    Noncurrent   Total     past due    Noncurrent     Total
------------------------------------------------------------------------------------------------------------------------------------
Domestic:
  C&I                             $578         $187     $765         $384         $133     $517         $209          $108      $317
  CRE                                3           25       28           10           38       48           43            58       101
  Consumer                           4           83       87            6          123      129            2           163       165
  OREO                              --           30       30           --           36       36           --            40        40
------------------------------------------------------------------------------------------------------------------------------------
     Total Domestic               $585         $325     $910         $400         $330     $730         $254          $369      $623
------------------------------------------------------------------------------------------------------------------------------------

International:
  C&I                             $  3         $ 78     $ 81         $ 11         $ 85     $ 96         $ 13          $ 73      $ 86
  CRE                                2           64       66           --           48       48           --            --        --
  Consumer                          --           55       55           --           99       99           --           103       103
  OREO                              --           18       18           --           17       17           --             7         7
------------------------------------------------------------------------------------------------------------------------------------
     Total International          $  5         $215     $220         $ 11         $249     $260         $ 13          $183      $196
------------------------------------------------------------------------------------------------------------------------------------
Total NPAs                        $590         $540   $1,130         $411         $579     $990         $267          $552      $819
------------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------
December 31                                    1997                                    1996
-----------------------------------------------------------------------------------------------------------
                                Current or                              Current or
                                 less than                               less than
                                   90 days                                 90 days
In millions                       past due    Noncurrent       Total      past due     Noncurrent     Total
-----------------------------------------------------------------------------------------------------------
Domestic:
  C&I                                 $182          $180      $362            $237        $  282    $  519
  CRE                                   71            90       161             113           171       284
  Consumer                               5           217       222              12           402       414
  OREO                                  --            73        73              --           100       100
-----------------------------------------------------------------------------------------------------------
     Total Domestic                   $258          $560      $818            $362        $  955    $1,317
-----------------------------------------------------------------------------------------------------------

International:
  C&I                                 $ 13          $ 51      $ 64            $  1        $   73    $   74
  CRE                                   --            --        --              --            --        --
  Consumer                              --            44        44              --            32        32
  OREO                                  --             2         2              --             3         3
-----------------------------------------------------------------------------------------------------------
     Total International              $ 13          $ 97      $110            $  1        $  108    $  109
-----------------------------------------------------------------------------------------------------------
Total NPAs                            $271          $657      $928            $363        $1,063    $1,426
-----------------------------------------------------------------------------------------------------------



(a) Throughout this Report, NPAs and related ratios do not include loans greater than 90 days past due and still accruing interest ($361 million, $320 million, $275 million, $233 million and $290 million at December 31, 2000, 1999, 1998, 1997 and 1996, respectively). Included in these amounts were $276 million, $251 million, $248 million, $202 million and $234 million of consumer loans at December 31, 2000, 1999, 1998, 1997 and 1996, respectively.

Nonperforming assets (NPAs) are assets on which income recognition has ceased or is limited. NPAs negatively affect the Corporation's earnings by reducing interest income. In addition to NPAs, asset quality is measured by the provision for credit losses, charge-offs and certain credit quality-related ratios.

         NPAs at December 31, 2000, as a percentage of total loans, leases and OREO, and as a percentage of total assets, were .84% and .52%, respectively, compared to .69% and .44%, respectively, at December 31, 1999. NPAs increased $140 million, or 14%, over the prior year, the result of an increase in domestic NPAs of $180 million, attributable to C&I loans, offset by a $40 million decrease in international NPAs, primarily consumer loans. The December 2000 sale of approximately $940 million of troubled commercial loans included approximately $225 million of NPAs.

Activity in Nonperforming Assets

Year ended December 31                        2000             1999
In millions
=====================================================================
Balance at beginning of year                $    990         $    819
Additions                                      2,101            1,896
Reductions:
  Payments/interest applied                     (732)            (610)
  Returned to accrual                            (79)             (84)
  Charge-offs/write-downs                       (653)            (804)
  Sales/other                                   (327)             (64)
---------------------------------------------------------------------
     Total reductions                         (1,791)          (1,562)
---------------------------------------------------------------------
Subtotal                                       1,300)           1,153
---------------------------------------------------------------------
Assets reclassified as held for sale
  by accelerated disposition                    (170)            (163)
---------------------------------------------------------------------
Balance at end of year                      $  1,130         $    990
=====================================================================

         The Corporation anticipates increases in the overall level of NPAs in 2001, principally as a result of increases in nonperforming domestic C&I loans. Future levels of NPAs will be influenced by the economic environment, interest rates and other internal and external factors existing at the time. As such, no assurance can be given as to future levels of NPAs.

         At December 31, 2000 and 1999, the Corporation had assets held for sale by accelerated disposition with a net carrying value of $138 million and $370 million, respectively, of which approximately $136 million and $130 million, respectively, were not accruing interest. Transfers to this category are made in accordance with management's intention to focus appropriate resources on the disposition of these assets. Such assets are included in other assets in the consolidated balance sheet, and the portions not accruing interest are excluded from the NPA table presented above.

RESERVE FOR CREDIT LOSSES

The reserve for credit losses represents the amount available for credit losses inherent in the Corporation's loan and lease portfolios. Loans are charged off when they are deemed uncollectible, after giving consideration to factors such as the customer's financial condition, underlying collateral and guarantees, as well as general and industry economic conditions.

         The Corporation performs periodic, systematic reviews of its portfolios to identify these inherent losses, and to assess the overall probability of collection of these portfolios. These reviews result in the identification and quantification of loss factors, which are used in determining the amount of the reserve for credit losses. In addition, the Corporation periodically evaluates prevailing economic and business conditions, industry concentrations, including emerging markets risks and cross-border outstandings, changes in the size and characteristics of the portfolio and other pertinent factors. Portions of the reserve for credit losses are allocated to cover the estimated losses inherent in each loan and lease category based on the results of this detailed review process.

         Commercial loans and leases are individually reviewed and assigned a credit risk rating from "1" (low risk of loss) to "10" (high risk of loss). This process includes the review of loans with a credit risk rating of "8" and above and a principal balance greater than $250,000 to determine the need for a specific loan loss allocation. Additionally, derived or calculated loan loss allocations are provided for credit risk rated loans not specifically allocated. Estimated loss factors are provided for loans with a credit risk rating of "1" to "7" based on their specific credit risk rating classification. The combination of these analyses is the basis for the determination of the commercial loan and lease portions of the reserve for credit losses.

         Consumer loans, which include credit cards, residential mortgages, home equity loans/lines, direct/indirect loans, consumer finance and international consumer loans, are generally evaluated as a group based on product type. The determination of the consumer loan portion of the reserve for credit losses is based on one year of forecasted net credit losses. This forecast is determined using several modeling tools, including a delinquency roll rate model, a vintage model and a regression model. Small business loans are analyzed in a similar manner based on delinquency migration. This analysis includes two years of forecasted net credit losses. The results of the analyses are reviewed and discussed by the Corporation's Loss Reserve Management Committee, the respective lines of business and the Collections group.

         A "sovereign risk" analysis, which assesses the cross-border risk of credit loss, is performed as part of the Corporation's review of its international commercial and consumer loan portfolios.


         Testing of forecasted net credit losses and specific allocations of the reserve are performed on a quarterly basis. Adjustments to reserve allocations for specific segments of the loan and lease portfolio may be made as a result of this testing, based on the accuracy of forecasted net credit losses and other credit- or policy-related issues.

         The process used by the Corporation to determine the appropriate overall reserve for credit losses is based on this analysis, taking into consideration management's judgment. Reserve methodology is reviewed on a periodic basis and modified as appropriate. Based on this analysis, including the aforementioned assumptions, the Corporation believes that the reserve for credit losses is adequate as of December 31, 2000.

         An integral component of the Corporation's risk management process is to ensure the proper allocation of the reserve for credit losses based upon an analysis of risk characteristics, demonstrated losses, loan segmentations, and other factors. The unallocated component of the reserve for credit losses represents management's view that, given the complexities of the loan portfolio, there are estimable losses that have been incurred within the portfolio but not yet specifically identified.

         This unallocated reserve may change periodically after evaluating factors impacting assumptions utilized in the allocated reserve calculation. At December 31, 2000, the Corporation's allocated reserve for credit losses amounted to 91% of the total reserve for credit losses.


Reserve for Credit Losses Allocation

December 31                              2000                           1999                          1998
-------------------------------------------------------------------------------------------------------------------------
                                            Percent of                     Percent of                    Percent of
                                          Loan Type to                   Loan Type to                  Loan Type to
Dollars in millions            Amount      Total Loans       Amount       Total Loans      Amount       Total Loans
-------------------------------------------------------------------------------------------------------------------------
Commercial and industrial      $1,500            41.64%      $1,577            44.12%      $1,065            46.13%
Commercial real estate:
  Construction                     20             1.43           16             1.16           19              .98
  Interim/permanent                72             7.20           72             6.62          106             7.34
Residential real estate            26             8.47           40            11.59           50            12.61
Consumer                          357            18.47          413            18.21          718            17.81
Lease financing                   152            10.06          112             7.97           31             4.66
International                     329            12.73          353            10.33          242            10.47
Unallocated                       253             --            233             --            397             --
-------------------------------------------------------------------------------------------------------------------------
Total                          $2,709            100.0%      $2,816            100.0%      $2,628            100.0%
=========================================================================================================================


December 31                               1997                         1996
-------------------------------------------------------------------------------------
                                             Percent of                   Percent of
                                           Loan Type to                 Loan Type to
Dollars in millions            Amount       Total Loans      Amount      Total Loans
-------------------------------------------------------------------------------------
Commercial and industrial      $  908            42.46%      $  951            39.37%
Commercial real estate:
  Construction                     23             1.22           63             1.41
  Interim/permanent               144             8.33          233             9.24
Residential real estate            63            14.56           94            14.49
Consumer                          472            18.56          581            22.86
Lease financing                    28             4.69           36             3.99
International                     189            10.18          217             8.64
Unallocated                       613             --            477             --
-------------------------------------------------------------------------------------
Total                          $2,440            100.0%      $2,652            100.0%
=====================================================================================

During 2000, the Corporation experienced a decline in loans of $8 billion, or almost 6%. The Corporation's reserve for credit losses decreased $107 million, or 4%, from December 31, 1999, to $2.7 billion at December 31, 2000. This decline was primarily the result of aggregate reductions of reserves in connection with divestitures and the sale of troubled commercial loans, offset by the excess of the provision for credit losses over net charge-offs.

Reserve for Credit Losses Activity

Year ended December 31               2000          1999         1998         1997          1996
In millions
------------------------------------------------------------------------------------------------
Balance at beginning of year       $ 2,816       $ 2,628      $ 2,440      $ 2,652       $ 2,504
Gross charge-offs:
  Domestic:
    Commercial and industrial          877           521          265          197           218
    Commercial real estate               7            19           28           62           148
    Residential real estate              7            17           30           48            52
    Consumer                           137           173          196          280           267
    Credit card                        273           373          372          302           161
    Lease financing                     44            47            1            2             4
  International:
    Commercial                          46            71          141           38            20
    Consumer                           123           121           91           38            32
------------------------------------------------------------------------------------------------
Total gross charge-offs              1,514         1,342        1,124          967           902
------------------------------------------------------------------------------------------------
Recoveries:
  Domestic:
    Commercial and industrial          118            90           84           89            85
    Commercial real estate              11            20           36           48            38
    Residential real estate              6             5            6            8             7
    Consumer                            41            45           50           67            59
    Credit card                         33            38           32           19            10
    Lease financing                      7             8            2            2             4
  International:
    Commercial                          16            77           12           12             4
    Consumer                            40            30           23           13            11
------------------------------------------------------------------------------------------------
Total recoveries                       272           313          245          258           218
------------------------------------------------------------------------------------------------
Net charge-offs                      1,242         1,029          879          709           684
Provision                            1,295         1,061          916          581           508
Acquired/divestitures/other           (160)          156          151          (84)          324
------------------------------------------------------------------------------------------------
Balance at end of year             $ 2,709       $ 2,816      $ 2,628      $ 2,440       $ 2,652
================================================================================================

Net charge-offs increased $213 million to $1.2 billion in 2000, primarily the result of higher credit losses in the domestic C&I portfolio and lower recoveries in the international C&I portfolio, offset, in part, by lower credit losses in the consumer loan and credit card portfolios.

         The ratio of net charge-offs to average loans increased to .89%, compared to .74% at December 31, 1999.

ASSET AND LIABILITY MANAGEMENT

The goal of asset and liability management is the prudent control of market risk, liquidity risk and use of capital. Asset and liability management is governed by policies reviewed and approved annually by the Corporation's Board of Directors (the Board). The Board delegates responsibility for asset and liability management to the Corporation's Asset, Liability and Capital Committee (ALCCO). ALCCO sets strategic directives that guide the day-to-day market risk management activities of the Corporation, and also reviews and approves all major market risk, liquidity risk and capital management programs.

MARKET RISK MANAGEMENT

Market risk is defined as the sensitivity of income and capital to variations in interest rates, foreign exchange rates, equity prices, commodity prices and other market-driven rates or prices. The Corporation is exposed to market risk both in its balance sheet management activities and in its trading activities. The Corporation's market risk management process for these activities applies to both balance sheet and off-balance sheet exposures.

Balance Sheet Management -
U.S. Dollar Denominated Risk

U.S. dollar denominated assets and liabilities comprise the majority of the Corporation's balance sheet. Interest rate risk, including mortgage prepayment risk, is by far the most significant non-trading market risk to which the U.S. dollar denominated positions are exposed. Interest rate risk is defined as the sensitivity of income or financial condition to variations in interest rates and arises directly from the Corporation's core banking activities - lending, deposit gathering and loan servicing. The interest rate risk exposure of U.S. dollar denominated assets and liabilities results almost entirely from domestic operations. Such exposure of U.S. dollar denominated assets and liabilities in the Corporation's overseas operations is not significant.

         The primary goal of interest rate risk management is to control exposure to interest rate risk, both within limits approved by the Board and within narrower guidelines approved by ALCCO. These limits and guidelines reflect the Corporation's tolerance for interest rate risk over both short-term and long-term time horizons.

         The major source of the Corporation's non-trading interest rate risk is the difference in the maturity and repricing characteristics between the Corporation's core banking assets and liabilities - loans and deposits. This difference, or mismatch, poses a risk to net interest income.

         Most significantly, the Corporation's core banking assets and liabilities are mismatched with respect to repricing frequency, maturity and/or index. Most of the Corporation's commercial loans, for example, reprice rapidly in response to changes in short-term interest rates (e.g., LIBOR and prime rate). In contrast, many of the Corporation's consumer deposits reprice slowly, if at all, in response to changes in market interest rates. As a result, the core bank is asset-sensitive.

         The Corporation controls interest rate risk by identifying, quantifying and hedging its exposures. The Corporation identifies and quantifies its interest rate exposures using sophisticated simulation and valuation models, as well as simpler gap analyses, reflecting the known or assumed maturity, repricing, and other cash flow characteristics of the Corporation's assets and liabilities.

         The Corporation hedges the interest rate risk inherent in its core banking operations using both on-balance sheet instruments, mainly fixed-rate portfolio securities, and a variety of off-balance sheet instruments. The most frequently used off-balance sheet instruments are interest rate swaps and options (e.g., interest rate caps and floors). When appropriate, forward rate agreements, options on swaps, and exchange-traded futures and options are also used. At December 31, 2000, interest rate swaps totaling approximately $33 billion (notional amount) were being used to manage risk to net interest income.

         A second major source of non-trading interest rate risk is the sensitivity of MSRs to prepayments. A mortgage borrower has the option to prepay a mortgage loan at any time, without penalty. As a result, the Corporation's mortgage-based assets (not only MSRs but also mortgage loans and securities) are subject to prepayment risk. This risk tends to increase when interest rates fall due to the benefits of refinancing. Since MSRs represent the right to service mortgage loans, a decline in interest rates and an actual (or probable) increase in mortgage prepayments shorten the expected life of the MSR asset and reduce the expected amount of servicing fees to be received and, therefore, the economic value of the MSRs. The expected income from and, therefore, the economic value of MSRs is sensitive to movements in interest rates due to this sensitivity to mortgage prepayments.

         To mitigate the risk of declining long-term interest rates, increased mortgage prepayments and the potential impairment of MSRs, the Corporation uses a variety of risk management instruments, including interest rate swaps, caps and floors tied to "constant maturity" yields on long-term (e.g., 10-year) Treasury notes and swaps, options on swaps, exchange-traded options on Treasury bond and note futures contracts, and swaps linked to mortgage assets such as "principal only" (P.O.) securities. These instruments gain value as interest rates decline, mitigating the impairment of MSRs. At December 31, 2000, the Corporation had approximately $49 billion (notional amount) of outstanding derivatives being used to manage risk to the MSRs' valuation.

         Complicating management's efforts to control non-trading exposure to interest rate risk is the fundamental uncertainty of the maturity, repricing, and/or runoff characteristics of some of the Corporation's core banking assets and liabilities. This uncertainty often reflects options embedded in these financial instruments. The most important embedded options are contained in consumer deposits and loans.

         For example, many of the Corporation's interest bearing retail deposit products (e.g., interest checking, savings and money market deposits) have no contractual maturity. Customers have the right to withdraw funds from these deposit accounts freely. Deposit balances may therefore run off unexpectedly due to changes in competitive or market conditions. To forestall such runoff, rates on interest bearing deposits may have to be increased more (or reduced less) than expected. Such repricing may not be highly correlated with the repricing of prime rate-based or LIBOR-based loans. Finally, balances that leave the banking franchise may have to be replaced with other more expensive retail or wholesale deposits. Given the uncertainties surrounding deposit runoff and repricing, the interest rate sensitivity of core bank liabilities cannot be determined precisely.

         To cope with such uncertainties, management has developed a number of assumptions. Depending on the product or behavior in question, each assumption will reflect some combination of market data, research analysis and business judgment. For example, assumptions for mortgage prepayments are derived from third party prepayment estimates for comparable mortgage loans. Assumptions for noncontractual deposits are based on a historical analysis of repricing and runoff trends, heavily weighted to the recent past, modified by business judgment concerning prospective competitive market influences.

         To measure the sensitivity of its income to changes in interest rates, the Corporation uses a variety of methods, including simulation and valuation analyses.

         SIMULATION ANALYSIS involves dynamically modeling interest income and expense from the Corporation's on-balance sheet and off-balance sheet positions over a specified time period under various interest rate scenarios and balance sheet structures. The Corporation uses simulation analysis primarily to measure the sensitivity of net interest income over relatively short (e.g., less than 2-year) time horizons.

         Key assumptions in these simulation analyses (and in the valuation analyses discussed below) relate to the behavior of interest rates and spreads, the growth or shrinkage of product balances and the behavior of the Corporation's deposit and loan customers. As indicated above, the most material assumptions relate to the prepayment of mortgage assets, as well as the repricing and/or runoff of noncontractual deposits.

         As the future path of interest rates cannot be known in advance, management uses simulation analysis to project earnings under various interest rate scenarios. Some scenarios reflect reasonable or "most likely" economic forecasts. Other scenarios are deliberately extreme, including immediate interest rate "shocks," gradual interest rate "ramps," spread narrowings/widenings, and yield curve "twists." Usually, each analysis incorporates what management believes to be the most appropriate assumptions about customer and competitor behavior in the specified interest rate scenario. But in some analyses, assumptions are deliberately manipulated to test the Corporation's exposure to "assumption risk."

         The Corporation's Board-approved limits on interest rate risk specify that if interest rates in the base forecast scenario were to shift immediately up or down 200 basis points, estimated net interest income for the subsequent 12 months should decline by less than 7.5%. The base scenario as of December 31, 2000, intended to reflect current market consensus, envisioned 100 basis points of easing in Federal Reserve Board interest rate policy. The limit relates to the impact of an immediate increase or decrease in forecasted interest rates relative to this base scenario. The Corporation was in compliance with this limit at December 31, 2000 and 1999.

         The following table reflects the estimated exposure of the Corporation's net interest income for the next 12 months due to an immediate shift in forecasted interest rates. Management believes that these estimates reflect a complete and reasonable representation of the Corporation's balance sheet. It should be emphasized, however, that the estimated exposures set forth below are dependent on material assumptions such as those previously discussed.

                                                        Estimated Exposure to
 Rate Change                                             Net Interest Income
(Basis Points)                                              (In millions)
-------------------------------------------------------------------------------
                                                       2000              1999
-------------------------------------------------------------------------------
     +200                                             $(121)             $(58)
     -200                                                97               (12)
-------------------------------------------------------------------------------

         As indicated, an immediate 200 basis point increase in interest rates would tend to reduce net interest income but by an amount that is well within corporate limits. An immediate 200 basis point decrease in interest rates would tend to enhance net interest income. Thus, the balance sheet position as of December 31, 2000 is modestly liability-sensitive. While an immediate and severe shift in interest rates is used in this analysis to provide an estimate of exposure under an extremely adverse scenario, management believes that the exposure of the Corporation's net interest income to gradual and modest changes in interest rates is relatively insignificant.

         Estimated net interest income exposures at December 31, 2000 differ from those at year-end 1999. The rising rate scenario shows greater exposure; the declining rate scenario now shows a benefit. These changes are a direct result of interest rate risk management strategy. As the Federal Reserve Board continued to tighten monetary policy in the first half of 2000 and as the prospect of a subsequent economic slowdown increased, the Corporation added interest rate swaps, as well as fixed-rate securities, to reduce the exposure of net interest income (as well as economic value) to any possible future decline in interest rates.

         The Corporation also performs VALUATION ANALYSIS, which involves projecting future cash flows from the Corporation's current assets, liabilities and off-balance sheet positions over a very long-term horizon, discounting those cash flows at appropriate interest rates, and then aggregating the discounted cash flows. The Corporation's "Economic Value of Equity" (EVE) is the estimated net present value of these discounted cash flows. Valuation analysis provides a somewhat more comprehensive measure than simulation analysis, not only because valuation analysis incorporates a longer time horizon, but also because it includes certain interest rate-sensitive components of noninterest income, specifically mortgage banking revenue.

         The sensitivity of EVE to changes in the level of interest rates is a measure of the sensitivity of long-term earnings to changes in interest rates. The Corporation uses the sensitivity of EVE primarily to measure the exposure of earnings and equity to changes in interest rates over a relatively long (e.g., greater than 2-year) time horizon.

         The Corporation's Board-approved limits on interest rate risk specify that if interest rates in the base forecast scenario were to shift immediately up or down 200 basis points, the estimated EVE should decline by less than 10%. The Corporation was in compliance with this limit at December 31, 2000 and 1999.

         The following table reflects the Corporation's estimated EVE exposures assuming an immediate shift in interest rates. Exposures are reported for shifts of +/- 100 basis points as well as +/- 200 basis points because the sensitivity of EVE to changes in interest rates can be very nonlinear. Management believes that these estimates reflect a complete and reasonable representation of the Corporation's balance sheet but, again, it should be emphasized that the estimated exposures are dependent on material assumptions.

                                                         Estimated Exposure to
 Rate Change                                                Economic Value
(Basis Points)                                              (In millions)
-------------------------------------------------------------------------------
                                                       2000              1999
-------------------------------------------------------------------------------
     +200                                             $(611)            $ 118
     +100                                              (155)               65
     -100                                              (315)             (539)
     -200                                              (451)           (1,457)
-------------------------------------------------------------------------------

         As indicated, an immediate 200 basis point change in interest rates in either direction would reduce EVE, but by an amount that is well within corporate limits. These exposures have two different sources: An immediate 200 basis point increase in interest rates would reduce net interest income; an immediate 200 basis point decrease would reduce the value of MSRs. Again, while an immediate and severe shift in interest rates is used in this analysis to provide an estimate of exposure under an extremely adverse scenario, management believes that a gradual shift in interest rates would have a much more modest impact, due partly to anticipated adjustments in MSR hedges.

         Estimated EVE exposures at December 31, 2000 are more symmetrical than at year-end 1999. This change, similar to the change in net interest income exposure, is a direct result of interest rate risk management strategy: In the first half of 2000, the Corporation added interest rate swaps and fixed-rate securities, reducing the exposure of economic value to a decline in interest rates.

         It should be emphasized that valuation analysis focuses on the long-term economic value of the Corporation's future cash flows. For some financial instruments, the adverse impact of current movements in interest rates on expected future cash flows must be recognized immediately. For example, if interest rates decline and the related hedge is not effective, thereby reducing estimated future fee income from MSRs such that the estimated economic value of the MSRs falls below its book value, an immediate impairment charge is required. In contrast, for other financial instruments, such as fixed-rate investment securities, the beneficial impact of a decline in interest rates on future income is unrecognized unless the instruments are sold.

         As a result of such accounting requirements, a portion of the EVE exposure attributable to MSRs could materially impact earnings within the next 12 months under certain extreme scenarios involving changes in market spreads, a decline in implied option volatilities, and/or a greater-than-anticipated increase in prepayments.

         Off-balance sheet interest rate instruments used to manage net interest income are designated as hedges of specific assets and liabilities. Accrual accounting is applied to these hedges, and the income or expense is recorded in the same category as that of the related balance sheet item. The periodic net settlement of the interest rate risk management instruments is recorded as an adjustment to net interest income. As of December 31, 2000, the Corporation had net deferred income of $18 million relating to terminated interest rate swap contracts, which will be amortized over the remaining life of the underlying terminated interest rate contracts of approximately 9 years.

         The interest rate instruments used to manage potential impairment of MSRs are designated as hedges of the MSRs. Changes in fair value of the hedges are recorded as adjustments to the carrying value of the MSRs and related hedges. During 2000, net hedge gains of $415 million were deferred and recorded as adjustments to the carrying value of the MSRs and related hedges. At December 31, 2000, the carrying value and fair value of the Corporation's MSRs were approximately $2.7 billion.

         In connection with the Corporation's management of its MSR hedge program, the Corporation terminated (in notional amounts) $60 billion of interest rate floor and option on swap agreements and $5 billion of call options purchased, and added $33 billion and $4 billion of interest rate floor and option on swap agreements and call options purchased, respectively, during 2000. Additionally, the Corporation added $5 billion of interest rate cap and cap corridors and $13 billion of interest rate swap contracts, and terminated $9 billion and $13 billion, respectively, of these instruments during 2000.

         These risk management activities do not completely eliminate interest rate risk in the MSRs. The MSR hedges utilized were indexed to Treasury rates, swap rates and mortgage rates. Treasury rates and swap rates may not move in tandem with mortgage interest rates. In addition, as mortgage interest rates change, actual prepayments may not respond exactly as anticipated. Other pricing factors, such as the implied volatility of market yields, may affect the value of the option hedges without similarly impacting the MSRs. Therefore, the Corporation's hedging activity may not be sufficient to eliminate prepayment and other market risk completely in all interest rate scenarios.

         The Corporation adopted SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," as of January 1, 2001. For additional information on the accounting requirements of this new Standard, refer to the Recent Accounting Developments section of this discussion and analysis.

Balance Sheet Management -
Non-U.S. Dollar Denominated Risk

The Corporation's non-U.S. dollar denominated assets and liabilities are exposed to interest rate and foreign exchange rate risks. The majority of the non-U.S. dollar denominated interest rate and foreign exchange rate risk exposure stems from the Corporation's operations in Latin America, primarily Argentina and Brazil. At December 31, 2000, the Corporation's exposure to non-trading interest rate risk in its Latin American operations was not significant. Exposure to non-trading foreign exchange rate risk in Latin American operations is managed using a VAR methodology, which is discussed in the Trading Activities section of this discussion and analysis.

Risk Management Instruments

                                                                             Weighted
                                              Assets-                         Average                          Weighted Average
December 31, 2000                Notional     Liabilities                    Maturity       Fair                     Rate
                                                                                                          --------------------------
Dollars in millions                 Value     Hedged                          (Years)       Value          Receive        Pay
------------------------------------------------------------------------------------------------------------------------------------
DOMESTIC INTEREST RATE
  RISK MANAGEMENT INSTRUMENTS
Interest rate swaps:
  Receive fixed/pay variable       $20,393     Variable-rate loans
                                     1,950     Fixed-rate deposits
                                       166     Short-term debt
                                     5,559     Long-term debt
                                  ---------
                                    28,068                                     3.4        $  568           6.92%       7.07%
                                  ---------
  Pay fixed/receive variable         3,957     Securities
                                       175     Short-term debt
                                        65     Long-term debt
                                  ---------
                                     4,197                                     3.5           (95)          6.67        6.68
                                  ---------
Forward and futures contracts        4,317     Securities
                                  ---------
                                     4,317                                      .2           (52)           ---         ---
                                  ---------
Options                              1,500     Securities
                                       835     Fixed-rate deposits
                                  ---------
                                     2,335                                     8.5            25            ---         ---
------------------------------------------------------------------------------------------------------------------------------------
  Total domestic interest rate
    risk management instruments     38,917                                     3.4           446           6.89%       7.02%
------------------------------------------------------------------------------------------------------------------------------------
INTERNATIONAL INTEREST RATE
  RISK MANAGEMENT INSTRUMENTS
Interest rate swaps                  1,147     Short-term assets and
                                                  liabilities                   .4             8            --- (a)     --- (a)
------------------------------------------------------------------------------------------------------------------------------------
  Total international interest
     rate risk management
     instruments                     1,147                                      .4             8            ---         ---
------------------------------------------------------------------------------------------------------------------------------------
Total hedges of net interest
     income                        $40,064                                     3.3        $  454           6.89%       7.02%
------------------------------------------------------------------------------------------------------------------------------------
MORTGAGE BANKING RISK MANAGEMENT
  INSTRUMENTS
Swaps:
  Interest rate, P.O., and MBS
    swaps                           $5,864     MSRs                            1.7           $39           6.52%       6.62%
Options:
  Interest rate floors and
    options on swaps                30,350     MSRs                            4.6           403            --- (b)     --- (b)
  Interest rate caps                13,200     MSRs                            4.0            55            --- (b)     --- (b)
------------------------------------------------------------------------------------------------------------------------------------
  Total options                     43,550                                     4.4           458            ---         ---
------------------------------------------------------------------------------------------------------------------------------------
Total hedges of mortgage
  servicing rights                 $49,414                                     4.1        $  497           6.52%       6.62%
------------------------------------------------------------------------------------------------------------------------------------
FOREIGN EXCHANGE RISK
  MANAGEMENT INSTRUMENTS
Swaps                              $ 4,666     Foreign currency denominated    1.2        $   73            ---         ---
                                                 assets and liabilities
Spot and forward contracts             442     Foreign currency denominated     .2             7            ---         ---
                                                 assets and liabilities
------------------------------------------------------------------------------------------------------------------------------------
Total hedges of foreign exchange   $ 5,108                                     1.1        $   80            ---         ---
------------------------------------------------------------------------------------------------------------------------------------
Total risk management instruments  $94,586                                     3.6        $1,031           6.83%       6.96%
====================================================================================================================================

(a) These interest rate swaps typically include the exchange of floating rate indices that are indigenous to the Brazilian market and have been excluded from the weighted average rate.

(b) The mortgage banking risk management interest rate floors and options on swaps, and interest rate caps have weighted average strike rates of 5.81% and 7.47%, respectively.

Trading Activities

The Corporation's trading activities create exposure to price risk, or the risk of loss of income arising from adverse changes in the value of financial instrument trading portfolios. This exposure arises in the normal course of the Corporation's business as a financial intermediary. The Corporation enters into interest rate, currency exchange and precious metals contracts primarily to satisfy the investment and risk management needs of its customers. Equity positions result mainly from the Corporation's market-making and underwriting activities.

         In addition, the Corporation takes certain proprietary trading positions, including positions in high yield and emerging markets fixed-income securities, local currency debt and equity securities, and related derivative instruments. The Corporation expects these proprietary trading positions to benefit from short-term movements in the prices of securities and from perceived inefficiencies among the prices of various securities issued by the same country or entity. Domestic fixed-income trading activities also include position-taking in U.S. Treasury and U.S. government agency securities.

         The Corporation's price risk management process identifies, measures, monitors and controls the effects of changes in interest rates, foreign exchange rates and equity prices on the Corporation's results of operations and financial condition. Management seeks to limit the volatility of earnings and protect economic value to its shareholders and customers. ALCCO delegates oversight responsibility for managing price risk associated with trading activities to the Market Risk Committee (MRC). The MRC allocates the overall price risk limits set by ALCCO to the Corporation's trading activities. As part of the Corporation's price risk control process, the MRC establishes formal limits consistent with the policies, standards and procedures that define responsibility for risk-taking and independent oversight. Some controls reflect outright prohibitions on certain activities or instruments. Many of these controls involve explicit limits related to various risk measures, as appropriate for each individual line of business. The Corporation's risk monitoring process ensures timely review of all risk positions. Market risk policies and limits are reviewed by ALCCO and the MRC at least annually, or more often if warranted by current market, economic or business conditions.

         Line of business management has primary responsibility for the actual market risk profile, ensuring the appropriate measurement, monitoring and control of exposures within approved policies and limits. Through monthly meetings, senior management oversees the worldwide market risks arising from the Corporation's trading activities.

         The Corporation evaluates the overall profitability of its trading positions by measuring the daily change in the mark-to-market value of these portfolios, including other related revenues. The Corporation's price risk management process is intended to limit the potential of large negative daily earnings results. The following histogram presents the distribution of aggregate daily trading-related revenues, in millions of dollars, that resulted from the Corporation's combined trading activities during 2000.

{GRAPHIC OMITTED - Bar Chart Representation of Daily Trading-Related Revenues Through December 31, 2000}

Revenues                                              Number of Days
--------------------------------------------------------------------
(In millions)
$(3) -  0                                                    9
$ 0  -  3                                                   43
$ 3  -  6                                                  103
$ 6  -  9                                                   61
$ 9  - 12                                                   30
$12  - 15                                                   11
Above $15                                                    3
                                          Total Days       260

Trading-related revenues include trading profits and commissions, foreign exchange revenue and market-making revenue, which are all components of capital markets revenue, as well as net interest income from these trading positions. Through December 31, 2000, daily trading-related revenues ranged from a loss of $2.7 million to a profit of $18.2 million.

         Market conditions throughout 2000 posed ongoing challenges to the Corporation's trading businesses and risk management processes. At times, market volatility increased dramatically in a variety of sectors, including domestic equities, currency exchange and emerging markets and high-yield securities. As shown in the chart above, the Corporation's risk management discipline effectively controlled the size and extent of negative trading results.

         Risk measurement processes represent an important pillar of the Corporation's risk management framework. To measure the overall price risk inherent in its trading activities, the Corporation uses a Value-at-Risk (VAR) methodology, based on industry-standard risk measurement techniques. The system draws on historical and current market data to estimate potential market volatility, and measures the risk to earnings at a 99% confidence level, which means that the Corporation expects daily results to exceed the potential loss as calculated by VAR only occasionally (i.e., no more than one time for at least 100 trading days).

         The VAR methodology includes holding periods for each position based upon an assessment of relative trading market liquidity for each instrument, and a conservative view of cross-product correlations that does not reflect the full diversification benefits of positions taken across different trading businesses. During 2000, the Corporation continued to enhance its processes for price risk measurement and monitoring against approved limits.

         The Corporation's aggregate VAR averaged $40 million daily during 2000, a slight increase from the $38 million reported for 1999. At December 31, 2000 total VAR usage measured $37 million. At no time during the year did the Corporation's daily VAR measure exceed the MRC's approved limit.

         The table below presents the Corporation's exposure with respect to its combined trading portfolios:

Value-at-Risk (VAR)
------------------------------------------------------------
In millions                        Average     High     Low
------------------------------------------------------------
Year ended December 31, 2000           $40      $59     $28
Year ended December 31, 1999            38       56      27
------------------------------------------------------------

During 2000, most of the price risk in the Corporation's trading activities arose from interest rate risk. Such risk, which included directional and spread components, averaged $21 million, or 53% of aggregate VAR. Interest rate risk arises primarily from trading activity in various domestic fixed-income markets, the Argentine and Brazilian sovereign and high-end corporate bond markets, and some exposure to fixed-income markets in the Asia-Pacific region.

         The contribution to the Corporation's VAR from equity trading activities through the year ended December 31, 2000 increased somewhat, to an average of $14 million, or 35% of aggregate VAR. The activities that generate most of these risks include the Corporation's large NYSE specialist firm, NASDAQ market-making, equity trading and a convertible bond trading and underwriting business.

         Risks from foreign exchange trading activities through the year ended December 31, 2000 declined to an average of $5 million, or 12% of aggregate VAR. The majority of these risks arise from the Corporation's Argentine and Brazilian operations.

         The following table presents the Corporation's aggregate average VAR by risk type for the periods pre-sented. Average VAR for commodity risk remained insignificant for the periods shown.

VAR by Risk Type
------------------------------------------------
                               2000        1999
In millions                 Average     Average
------------------------------------------------
Interest rate risk              $21         $19
Equity risk                      14          12
Foreign exchange risk             5           7
------------------------------------------------
Aggregate price risk            $40         $38
------------------------------------------------

The Corporation's independent Market Risk Management function routinely validates the Corporation's measurement framework by conducting backtests, which compare the actual daily trading-related results against the estimated VAR with a one-day holding period. The following graph presents this comparison for the 12 months ended December 31, 2000. In no instance did a daily aggregate trading loss exceed the one-day aggregate VAR measure associated with that date, which compares very favorably with the Corporation's statistical expectation that approximately three such breaches will occur over a year.

{GRAPHIC OMITTED - Line Graph Representation of Daily Trading-Related Revenues and VAR Measure With a One-Day Holding Period for the Twelve Months Ended December 31, 2000}

         During the twelve months ended December 31, 2000, the daily trading-related revenues ranged from a loss of $2.7 million to a profit of $18.2 million. Over the same time period, VAR with a one-day holding period ranged from $20 million to $41 million.

         In addition to the VAR framework, the Corporation employs other risk measurement tools to evaluate and control price risk. These tools include cumulative loss limits and overall portfolio size limits, as well as regular stress tests and scenario analyses. Stress testing involves modifying the VAR model's assumptions to reflect rare events that have the potential for high impact. Scenario analyses involve calculating the impact of a pre-determined set of events, irrespective of their statistical likelihood of occurrence. Such analyses may reflect historically observed market changes, incorporate specific scenarios that reflect some judgement about potential market conditions or identify the kind of scenario that would cause the most harm to existing positions.

         While the VAR framework and the additional risk measurement tools effectively ensure exposures remain within the Corporation's expressed tolerance for price risk, they do not guarantee the avoidance of trading losses during periods of extreme volatility.

         When deemed appropriate, the Corporation will take positions in certain currencies with the intention of taking advantage of expected movements in currency and interest rates. The Corporation takes currency positions by funding local currency assets with dollars or by funding dollar assets with local currency liabilities. Currency positions expose the Corporation to gains or losses that depend on the relationship between currency price movements and interest rate differentials. These positions are subject to limits established by ALCCO. The majority of the Corporation's foreign exchange risk is generated by its operations in Argentina and Brazil, and is managed within the overall currency positions. The following table represents the Corporation's currency positions in Argentina and Brazil for 2000 and 1999.

Currency Positions

December 31                       2000                     1999
In millions            Year-end        Average   Year-end       Average
------------------------------------------------------------------------
Argentina(a)               $262           $328       $297          $330
Brazil(b)                    75              6         35            20
------------------------------------------------------------------------

(a) Positions represent local currency assets funded by U.S. dollars for both periods presented.

(b) 2000 positions and 1999 year-end position represent local currency assets funded by U.S. dollars; 1999 average position represents U.S. dollar assets funded by local currency liabilities.


To date, the Corporation's currency positions have been liquid in nature, and management has been able to close and re-open these positions as necessary.

LIQUIDITY RISK MANAGEMENT

The objective of liquidity risk management is to ensure the ability of the Corporation and its subsidiaries to meet their financial obligations. These obligations are the payment of deposits on demand or at their contractual maturity, the repayment of borrowings as they mature, the ability to fund new and existing loan commitments and the ability to take advantage of new business opportunities. Liquidity is achieved by the maintenance of a strong base of core customer funds; maturing short-term assets; the ability to sell marketable securities; committed lines of credit and access to capital markets. Liquidity may also be enhanced through the securitization of commercial and consumer receivables. Liquidity is measured and monitored daily, allowing management to better understand and react to balance sheet trends. ALCCO is responsible for implementing the Board's policies and guidelines governing liquidity. U.S. dollar liquidity management is centralized in Boston, with overseas operations managing their own local currency liquidity requirements.

         The primary sources of liquidity for the parent company are interest and dividends from subsidiaries, committed lines of credit and access to the money and capital markets. Dividends from banking subsidiaries are limited by various regulatory requirements related to capital adequacy and retained earnings. The Corporation's subsidiaries rely on cash flows from operations, core deposits, borrowings, short-term high-quality liquid assets, and, in the case of non-banking subsidiaries, funds from the parent company.

         Liquidity at the bank level is managed through the monitoring of anticipated changes in loans, core deposits and wholesale funds. Diversification of liquidity sources by maturity, market, product and funds provider are mandated through ALCCO guidelines. Management also maintains a detailed contingency liquidity plan designed to respond to an overall decline in the condition of the banking industry or a problem specific to the Corporation. The strength of the Corporation's liquidity position is its base of core customer deposits. These core deposits are supplemented by wholesale funding sources in the capital markets, as well as from direct customer contacts. Wholesale funding sources include large certificates of deposit, foreign branch deposits, federal funds, collateralized borrowings and a $10 billion bank note program. Greater funding diversification was achieved in 2000 through the Corporation's global issuance of $1.5 billion of senior notes and FNB's issuance of $500 million of Euro notes under a $3 billion Euro medium-term note program. Another important source of bank funding is the securitization market. During 2000, approximately $2 billion of C&I loans and $3 billion of credit card receivables were securitized.

         At December 31, 2000, the Corporation's parent company had commercial paper outstanding of $1 billion, compared with $1.7 billion at December 31, 1999. The Corporation's parent company had excess funds of $1.7 billion at December 31, 2000 and 1999. The Corporation has backup lines of credit totaling $1 billion to ensure funding is not interrupted if commercial paper is not available. At December 31, 2000 and 1999, the Corporation had no outstanding balances under these lines of credit.

         The parent company had $2.2 billion available for the issuance of common stock, preferred stock or trust preferred securities, senior or subordinated securities and other debt securities at December 31, 2000 under an effective shelf registration statement filed with the Securities and Exchange Commission (the SEC). Availability under this shelf was $1.6 billion at March 31, 2001.

FUNDING SOURCES

Components of Funding Sources

December 31                                                 2000          1999
In millions
------------------------------------------------------------------------------
Deposits:
 Domestic:
   Demand                                               $ 20,197      $ 22,561
   Regular savings and NOW                                10,446        15,795
   Money market                                           50,472        50,542
   Time                                                   28,665        33,999
 International                                            18,959        16,695
------------------------------------------------------------------------------
Total deposits                                           128,739       139,592
------------------------------------------------------------------------------
Short-term borrowings:
 Federal funds purchased                                   5,733         5,460
 Securities sold under agreements
     to repurchase                                         7,222         6,695
 Commercial paper                                          1,182         1,698
 Other                                                     8,969         8,847
------------------------------------------------------------------------------
Total short-term borrowings                               23,106        22,700
------------------------------------------------------------------------------
Due to brokers/dealers                                     4,122         4,471
Long-term debt                                            31,684        29,214
------------------------------------------------------------------------------
Total                                                   $187,651      $195,977
==============================================================================

Certificates of deposit and other time deposits issued by domestic offices in amounts of $100,000 or more as of December 31, 2000 will mature as presented in the following table.

Maturity of Time Deposits - Domestic

December 31, 2000
In millions                Certificates
Remaining maturity           of Deposit
----------------------------------------
3 months or less                 $4,638
3 to 6 months                     1,100
6 to 12 months                    1,341
Over 12 months                    1,037
----------------------------------------
Total                            $8,116
========================================

The majority of foreign office deposits are in denominations of $100,000 or more.

         Management believes the Corporation has sufficient liquidity to meet its liabilities to customers and debt holders.

CAPITAL MANAGEMENT

A financial institution's capital serves to support asset growth and provide protection against loss to depositors and creditors. The Corporation strives to maintain an optimal level of capital, commensurate with its risk profile, on which an attractive return to stockholders will be realized over both the short and long term, while serving depositors', creditors' and regulatory needs. In determining optimal capital levels, the Corporation also considers the capital levels of its peers and the evaluations of the major rating agencies that assign ratings to the Corporation's public debt. Common equity represents the stockholders' investment in the Corporation. In addition to common equity, regulatory capital includes, within certain limits, preferred stock, trust preferred securities, subordinated debt, and the reserve for credit losses.

         In blending the requirements of each of these constituencies, the Corporation has established target capital ranges that it believes will provide for management flexibility and the deployment of capital in an optimally efficient and profitable manner. These targets are reviewed periodically relative to the Corporation's risk profile and prevailing economic conditions.

         The Corporation strives to maintain regulatory capital at approximately .75%-1.25% above the minimum regulatory requirements for a well capitalized institution, as defined in the Federal Deposit Insurance Corporation Improvement Act of 1991 (FDICIA). To be categorized as well capitalized, the Corporation and its banking subsidiaries must maintain a risk-based Total Capital ratio of at least 10%, a risk-based Tier 1 Capital ratio of at least 6%, and a Tier 1 Leverage ratio of at least 5%, and not be subject to a written agreement, order or capital directive with any of its regulators.

CAPITAL RATIOS

December 31                               2000         1999
--------------------------------------------------------------
Risk-adjusted assets (in millions)      $212,438     $216,136
Tier 1 risk-based capital
   (4% minimum)                             8.08%        7.15%
Total risk-based capital
   (8% minimum)                            11.87        11.44
Leverage (3% minimum)                       8.01         6.85
Common equity to assets                     8.58         7.66
Total equity to assets                      8.84         7.97
Tangible common equity to assets            6.64         5.72
Tangible common equity to managed
   assets                                   6.18         5.35
Tangible total equity to assets             6.90         6.03
--------------------------------------------------------------

At December 31, 2000, the Corporation and all of its banking subsidiaries exceeded all regulatory required minimum capital ratios, and satisfied the requirements of the well capitalized category established by FDICIA. The Corporation's risk-based capital ratios increased compared with December 31, 1999, reflecting the impact of the gain on branch divestitures, the related reduction in asset levels and the strong internal generation of capital. Prior year risk-based capital ratios were impacted by the merger- and restructuring-related charges and other costs recorded in 1999. Excess capital, defined as common equity above the capital target, is available for core business investments and acquisitions.

         During the first quarter of 2001, the Corporation purchased 14.5 million outstanding shares of its common stock at an aggregate cost of approximately $580 million. In April 2001, the Corporation redeemed all of the outstanding shares of its 7.25% Series V perpetual preferred stock at its aggregate carrying value of $191 million.

         As registered brokers/dealers and member firms of the NYSE, certain subsidiaries of the Corporation are subject to rules of both the SEC and the NYSE. These rules require members to maintain minimum levels of net capital, as defined, and may restrict a member from expanding its business and declaring dividends as its net capital approaches specified levels. At December 31, 2000, these subsidiaries had aggregate net capital of approximately $782 million, which exceeded aggregate minimum net capital requirements by approximately $698 million.

COMPARISON OF 1999 AND 1998

The Corporation's net income for 1999, inclusive of the aforementioned merger- and restructuring-related charges and other costs, was $2.5 billion, or $2.16 per diluted share, compared with $2.8 billion, or $2.42 per diluted share, in 1998 on the same basis. ROA and ROE were 1.11% and 14.45%, respectively, for 1999 compared with 1.38% and 17.51%, respectively, for 1998.

         Net interest income on an FTE basis totaled $8.1 billion in 1999, compared with $7.7 billion in 1998, the result of strong loan growth in the domestic commercial and lease financing portfolios, primarily from the Sanwa Business Credit (Sanwa) acquisition. Net interest margin for 1999 was 4.19%, compared with 4.35% in 1998. The decrease in net interest margin was primarily attributable to a higher level of low-yielding earning assets necessary to support an expanding investment banking operation, as well as an increased reliance on wholesale funding.

         The provision for credit losses was $1,061 million in 1999 compared with $916 million in 1998, with the increase due principally to the acquisition of Sanwa, as well as higher credit losses in the domestic commercial loan portfolio compared to 1998.

         Noninterest income increased $1.7 billion to $7.4 billion in 1999. Increases were noted in nearly all core revenue categories including capital markets, investment services, credit cards and processing-related revenues. Strong growth was noted over 1998 as a result of acquisitions, as well as growth within existing and acquired businesses.

         Noninterest expense totaled $10.3 billion in 1999, compared with $7.8 billion in 1998. This increase was driven primarily by the acquisitions of Robertson Stephens in August 1998 and Sanwa in February 1999; growth in many of the Corporation's businesses; a rise in compensation expense due to incentive payments related to higher revenue levels; and the aforementioned merger- and restructuring-related charges and other costs.

         Total loans at December 31, 1999 were $142.9 billion, compared with $133 billion at December 31, 1998. The increase was attributable to the acquisition of Sanwa and strong loan growth in the domestic commercial loan and lease financing portfolios, offset, in part, by securitization activity of $2.3 billion.

         Total deposits decreased $1.7 billion to $139.6 billion at December 31, 1999. The decrease was due principally to declines of $1.6 billion in domestic regular savings and NOW deposits, $2.8 billion in domestic time deposits and $698 million in international deposits, partially offset by a $2.8 billion increase in domestic money market deposits.

         Long-term debt increased $11.3 billion to $29.2 billion as a result of the funding of both acquisitions and balance sheet growth.

RECENT ACCOUNTING DEVELOPMENTS

SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended by SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities - an amendment of FASB Statement No. 133," establishes comprehensive accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and hedging activities. The Standard requires that all derivative instruments be recorded in the balance sheet at fair value. However, the accounting for changes in fair value of the derivative instrument depends on whether the derivative instrument qualifies as a hedge. If the derivative instrument does not qualify as a hedge, changes in fair value are reported in earnings when they occur. If the derivative instrument qualifies as a hedge, the accounting treatment varies based on the type of risk being hedged.

         The Corporation adopted SFAS No. 133 as of January 1, 2001. The related transition adjustments resulted in an after-tax increase to stockholders' equity of approximately $200 million, and an after-tax increase of approximately $8 million to net income. The ongoing impact of the Standard on the Corporation's results of operations will depend on a variety of factors, including interest rates and other market conditions, as well as future interpretive guidance from the Financial Accounting Standards Board, which continues to address implementation issues.

         In September 2000, the FASB issued SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." SFAS No. 140, which replaces SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," provides accounting and reporting standards for securitizations and other transfers of assets. The Standard is based on the application of a financial components approach that focuses on control, and provides consistent standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings. The Standard requires disclosure of information about securitized assets, including principal outstanding of securitized and other managed assets, accounting policies, key assumptions related to the determination of the fair value of retained interests, delinquencies and credit losses. The accounting requirements of the Standard are effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after March 31, 2001, and must be applied prospectively. The disclosures related to securitization transactions are required for fiscal years ending after December 15, 2000, and comparative disclosures for prior periods are not required. The Corporation has provided the required disclosures as of December 31, 2000 in Note 18 to the Financial Statements, and does not expect the impact of the accounting requirements of the Standard to be material to its financial position or results of operations in future periods.

FLEETBOSTON FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

Year ended December 31                                                                2000       1999       1998
Dollars in millions, except per share amounts
-----------------------------------------------------------------------------------------------------------------
Interest income:
  Interest and fees on loans and leases                                            $13,192    $12,266    $11,731
  Interest on securities and trading assets                                          2,581      2,361      2,157
  Other                                                                                629        796        642
-----------------------------------------------------------------------------------------------------------------
     Total interest income                                                          16,402     15,423     14,530
-----------------------------------------------------------------------------------------------------------------
  Interest expense:
  Deposits of domestic offices                                                       3,243      3,093      3,274
  Deposits of international offices                                                  1,269      1,109      1,105
  Short-term borrowings                                                              1,600      1,418      1,459
  Long-term debt                                                                     2,111      1,587        896
  Other                                                                                274        193        214
-----------------------------------------------------------------------------------------------------------------
     Total interest expense                                                          8,497      7,400      6,948
-----------------------------------------------------------------------------------------------------------------
Net interest income                                                                  7,905      8,023      7,582
-----------------------------------------------------------------------------------------------------------------
Provision for credit losses                                                          1,295      1,061        916
-----------------------------------------------------------------------------------------------------------------
Net interest income after provision for credit losses                                6,610      6,962      6,666
-----------------------------------------------------------------------------------------------------------------
Noninterest income:
  Capital markets revenue                                                            3,173      2,118      1,158
  Investment services revenue                                                        1,803      1,606      1,291
  Banking fees and commissions                                                       1,615      1,666      1,503
  Credit card revenue                                                                  738        762        474
  Processing-related revenue                                                           622        629        472
  Gains on branch divestitures and sales of businesses                                 843         50        254
  Other                                                                                667        535        473
-----------------------------------------------------------------------------------------------------------------
    Total noninterest income                                                         9,461      7,366      5,625
-----------------------------------------------------------------------------------------------------------------
Noninterest expense:
  Employee compensation and benefits                                                 5,047      5,023      3,972
  Occupancy                                                                            629        666        604
  Equipment                                                                            625        598        538
  Intangible asset amortization                                                        390        378        293
  Legal and other professional                                                         356        329        282
  Marketing and public relations                                                       314        301        280
  Merger- and restructuring-related charges                                             21        878        138
  Other                                                                              2,228      2,080      1,740
-----------------------------------------------------------------------------------------------------------------
    Total noninterest expense                                                        9,610     10,253      7,847
-----------------------------------------------------------------------------------------------------------------
Income before income taxes                                                           6,461      4,075      4,444
Applicable income taxes                                                              2,551      1,599      1,673
-----------------------------------------------------------------------------------------------------------------
Net income                                                                          $3,910     $2,476     $2,771
=================================================================================================================
Diluted weighted average common shares outstanding (in millions)                   1,098.7    1,121.5    1,119.7
Net income applicable to common shares                                              $3,871     $2,420     $2,711
Basic earnings per share                                                              3.58       2.21       2.48
Diluted earnings per share                                                            3.52       2.16       2.42
=================================================================================================================

See accompanying Notes to Consolidated Financial Statements.

FLEETBOSTON FINANCIAL CORPORATION

CONSOLIDATED BALANCE SHEETS

December 31                                                                                       2000                      1999
Dollars in millions, except share and per share amounts
------------------------------------------------------------------------------------------------------------------------------------
ASSETS
Cash, due from banks and interest-bearing deposits                                            $ 12,826                  $ 11,860
Federal funds sold and securities purchased under agreements to resell                           1,959                     2,358
Trading assets                                                                                   7,108                     7,869
Mortgages held for resale                                                                        2,138                     1,309
Securities available for sale                                                                   29,905                    29,331
Securities held to maturity (market value: $5,027 in 2000 and $6,469 in 1999)                    5,059                     6,678
Loans and leases                                                                               134,834                   142,861
Reserve for credit losses                                                                       (2,709)                   (2,816)
------------------------------------------------------------------------------------------------------------------------------------
Net loans and leases                                                                           132,125                   140,045
------------------------------------------------------------------------------------------------------------------------------------
Due from brokers/dealers                                                                         2,987                     3,007
Premises and equipment                                                                           2,867                     3,074
Mortgage servicing rights                                                                        2,695                     3,347
Intangible assets                                                                                4,557                     4,683
Other assets                                                                                    14,859                    13,247
------------------------------------------------------------------------------------------------------------------------------------
Total assets                                                                                  $219,085                  $226,808
====================================================================================================================================

LIABILITIES
Deposits:
  Domestic:
    Noninterest bearing                                                                       $ 29,707                  $ 29,797
    Interest bearing                                                                            80,073                    93,100
  International:
    Noninterest bearing                                                                          1,628                     1,532
    Interest bearing                                                                            17,331                    15,163
------------------------------------------------------------------------------------------------------------------------------------
     Total deposits                                                                            128,739                   139,592
------------------------------------------------------------------------------------------------------------------------------------
Federal funds purchased and securities sold under agreements to repurchase                      12,955                    12,156
Other short-term borrowings                                                                     10,151                    10,544
Trading liabilities                                                                              2,540                     3,807
Due to brokers/dealers                                                                           4,122                     4,471
Long-term debt                                                                                  31,684                    29,214
Accrued expenses and other liabilities                                                           9,533                     8,950
------------------------------------------------------------------------------------------------------------------------------------
     Total liabilities                                                                         199,724                   208,734
------------------------------------------------------------------------------------------------------------------------------------

Commitments and contingencies (Note 15)
STOCKHOLDERS' EQUITY
Preferred stock, no par value (16 million shares authorized, 2.3 million shares issued
    and outstanding in 2000 and 2.8 million shares issued and outstanding in 1999)                 566                       691
Common stock, par value $.01 (2 billion shares authorized, 1,100.1 million shares
    issued in 2000 and 1,098.1 million shares issued in 1999)                                       11                        11
Common surplus                                                                                   4,814                     5,273
Retained earnings                                                                               14,561                    12,020
Accumulated other comprehensive income:
  Net unrealized gain on securities available for sale, net of tax                                  41                       307
  Cumulative translation adjustments, net of tax                                                    (1)                       (6)
Treasury stock, at cost (14.6 million shares in 2000 and 6.3 million shares in 1999)              (631)                     (222)
------------------------------------------------------------------------------------------------------------------------------------
     Total stockholders' equity                                                                 19,361                    18,074
------------------------------------------------------------------------------------------------------------------------------------
Total liabilities and stockholders' equity                                                    $219,085                  $226,808
====================================================================================================================================

See accompanying Notes to Consolidated Financial Statements.

FLEETBOSTON FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                                                                                                Accumulated
                                                                                                      Other
Dollars in millions,                            Preferred    Common     Common     Retained   Comprehensive    Treasury
except per share amounts                          Stock      Stock      Surplus     Earnings         Income       Stock     Total
----------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1997                         $969        $7      $5,903       $9,343            $160       $(741)  $15,641
Net income                                              -         -           -        2,771               -           -     2,771
Other comprehensive income:
  Net unrealized securities gains arising
  during the period, net of taxes of $103               -         -           -            -             168           -         -
  Less:  reclassification adjustment for
     net gains included in net income, net
     of taxes of $136                                   -         -           -            -             218           -         -
  Change in translation adjustment,
     net of taxes of $2                                 -         -           -            -              (3)          -         -
                                                                                               --------------
      Other comprehensive income                        -         -           -            -             (53)          -       (53)
                                                                                                                            -------
   Total comprehensive income                           -         -           -            -               -           -     2,718
Cash dividends declared on common
   stock ($1.00 per share)                              -         -           -         (568)              -           -      (568)
Cash dividends declared on preferred stock              -         -           -          (51)              -           -       (51)
Cash dividends declared by pooled company
   prior to merger                                      -         -           -         (555)              -           -      (555)
Redemption of preferred stock                        (278)        -           -            -               -           -      (278)
Common stock issued in connection with
   dividend reinvestment and employee
   benefit plans (7.1 million net shares)               -         -         (42)         (34)              -         305       229
Treasury stock purchased (8.9 million shares)           -         -           -            -               -        (413)     (413)
Business combinations (3.7 million shares)              -         -           4            -               -         168       172
Two-for-one common stock split
   (457.9 million shares)                               -         4          (4)           -               -           -         -
Other, net                                              -         -          (1)           1               -           1         1
-----------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1998                         $691       $11      $5,860      $10,907            $107       $(680)  $16,896
-----------------------------------------------------------------------------------------------------------------------------------
Net income                                              -         -           -        2,476               -          -     2,476
Other comprehensive income:
  Net unrealized securities gains arising
     during the period, net of taxes of $325            -         -           -            -             410          -         -
  Less:  reclassification adjustment for
     net gains included in net income, net
     of taxes of $152                                   -         -           -            -            224           -         -
  Change in translation adjustment, net
     of taxes of $5                                     -         -           -            -              8           -         -
                                                                                               -------------
      Other comprehensive income                        -         -           -            -            194           -       194
                                                                                                                           -------
   Total comprehensive income                           -         -           -            -              -           -     2,670
Cash dividends declared on common stock
   ($1.11 per share)                                    -         -           -         (736)             -           -      (736)
Cash dividends declared on preferred stock              -         -           -          (51)             -           -       (51)
Cash dividends declared by pooled company
   prior to merger                                      -         -           -         (507)             -           -      (507)
Common stock issued in connection with
   dividend reinvestment and employee
   benefit plans (10.6 million net shares)              -         -         198          (66)             -         171       303
Retirement of treasury stock                            -         -        (840)           -              -         840         -
Treasury stock purchased (11.4 million shares)          -         -           -            -              -        (415)     (415)
Settlement of forward purchase contracts
   (12.3 million shares)                                -         -          49           (6)             -        (492)     (449)
Business combinations (8.7 million shares)              -         -         (10)           -              -         353       343
Other, net                                              -         -          16            3              -           1        20
----------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1999                         $691       $11      $5,273      $12,020           $301       $(222)  $18,074
----------------------------------------------------------------------------------------------------------------------------------
Net income                                              -         -           -        3,910              -           -     3,910
Other comprehensive income:
  Net unrealized securities losses arising
     during the period, net of taxes of $127            -         -           -            -           (119)          -         -
  Less:  reclassification adjustment for
     net gains included in net income, net of
     taxes of $99                                       -         -           -            -            147           -         -
  Change in translation adjustment,
     net of taxes of $3                                 -         -           -            -              5           -         -
                                                                                                -------------
      Other comprehensive income                        -         -           -            -           (261)          -      (261)
                                                                                                                           -------
   Total comprehensive income                           -         -           -            -              -           -     3,649
Cash dividends declared on common stock
     ($1.23 per share)                                  -         -           -       (1,111)             -           -    (1,111)
Cash dividends declared on preferred stock              -         -           -          (39)             -           -       (39)
Cash dividends declared by pooled company
     prior to merger                                    -         -           -         (242)             -           -      (242)
Common stock issued in connection with dividend
     reinvestment and employee benefit plans
     (8.6 million net shares)                           -         -          (3)          23              -         242       262
Exercise of common stock warrants (1.2 million
     shares)                                            -         -          26            -              -           -        26
Redemption of preferred stock                        (125)        -           -            -              -           -      (125)
Treasury stock purchased (3.9 million shares)           -         -           -            -              -        (104)     (104)
Settlement of forward purchase contracts
     (16.2 million shares)                              -         -           -            -              -        (679)     (679)
Settlement of common stock warrants                     -         -        (441)           -              -           -      (441)
Business combinations (4.0 million shares)              -         -         (26)           -              -         130       104
Other, net                                              -         -         (15)           -              -           2       (13)
----------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 2000                         $566       $11      $4,814      $14,561            $40       $(631)  $19,361
==================================================================================================================================


See accompanying Notes to Consolidated Financial Statements.

FLEETBOSTON FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

Year ended December 31                                                        2000           1999           1998
In millions
------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income                                                                  $  3,910       $  2,476       $  2,771
Adjustments for noncash items:
  Depreciation and amortization of premises and equipment                        553            505            432
  Amortization and impairment of mortgage servicing rights                       386            362            437
  Amortization of other intangible assets                                        390            378            293
  Provision for credit losses                                                  1,295          1,061            916
  Deferred income tax expense                                                    592            515            221
  Securities gains                                                               (13)           (17)          (121)
  Gains on branch divestitures and sales of businesses                          (843)           (50)          (254)
  Merger- and restructuring-related charges                                       21            878            138
Originations and purchases of mortgages held for resale                      (19,735)       (28,965)       (31,371)
Proceeds from sales of mortgages held for resale                              18,906         31,907         28,715
Decrease/(increase) in trading assets                                            761         (3,492)          (993)
(Decrease)/increase in trading liabilities                                    (1,267)         1,481          1,094
Decrease/(increase) in due from brokers/dealers                                   20            594            (91)
Increase in accrued receivables, net                                            (286)          (329)          (152)
(Decrease)/increase in due to brokers/dealers                                   (349)           487           (332)
Increase in accrued liabilities, net                                             445            489            214
Other, net                                                                    (2,531)        (2,068)        (2,610)
------------------------------------------------------------------------------------------------------------------
     Net cash flow provided by/(used in) operating activities                  2,255          6,212           (693)
------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES
Net decrease/(increase) in federal funds sold and securities purchased
   under agreements to resell                                                    399            236           (119)
Purchases of securities available for sale                                   (16,204)       (18,530)       (24,741)
Proceeds from sales of securities available for sale                          11,145          9,973         16,124
Proceeds from maturities of securities available for sale                      4,224          6,123          6,327
Purchases of securities held to maturity                                        (649)        (2,967)        (5,485)
Proceeds from maturities of securities held to maturity                        2,311          3,488          3,875
Net cash and cash equivalents received from/(paid for)
   businesses acquired                                                            15           (592)          (211)
Purchases of credit card loan portfolios                                        --             (151)        (1,870)
Proceeds from sales of loan portfolios by banking subsidiary                   5,890          2,300          4,981
Net increase in loans and leases                                              (8,013)        (6,339)        (7,196)
Net cash paid in conjunction with branch divestitures                         (2,171)          --             --
Net cash and cash equivalents received from sales of businesses                 --               50            213
Purchase of investment in corporate-owned/bank-owned life insurance             (300)          --             (900)
Purchases of premises and equipment                                             (634)          (889)          (752)
Net sales/(purchases) of mortgage servicing rights                               327           (970)          (385)
------------------------------------------------------------------------------------------------------------------
     Net cash flow used in investing activities                               (3,660)        (8,268)       (10,139)
------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES
Net increase /(decrease) in deposits                                           1,985         (2,719)         5,280
Net increase/(decrease) in short-term borrowings                                 419           (138)        (1,158)
Proceeds from issuance of long-term debt                                      10,787          8,535         10,179
Repayments of long-term debt                                                  (8,372)        (2,051)        (1,634)
Proceeds from issuance of common stock                                           288            303            229
Repurchase of common stock                                                      (104)          (415)          (413)
Settlement of forward purchase contracts                                        (679)          (449)          --
Redemption of preferred stock                                                   (125)          --             (278)
Settlement of common stock warrants                                             (441)          --             --
Cash dividends paid                                                           (1,362)        (1,168)        (1,137)
------------------------------------------------------------------------------------------------------------------
     Net cash flow provided by financing activities                            2,396          1,898         11,068
------------------------------------------------------------------------------------------------------------------
Effect of foreign currency translation on cash                                   (25)           (50)           (29)
------------------------------------------------------------------------------------------------------------------
Net increase/(decrease) in cash and cash equivalents                             966           (208)           207
------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at beginning of year                                11,860         12,068         11,861
------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of year                                    $ 12,826       $ 11,860       $ 12,068
==================================================================================================================

See accompanying Notes to Consolidated Financial Statements.

FLEETBOSTON FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accounting and financial reporting policies of FleetBoston Financial Corporation (the Corporation) conform to accounting principles generally accepted in the United States. The Corporation is a diversified financial services company headquartered in Boston, Massachusetts, and organized along functional lines of business, which include Global Banking and Financial Services, Commercial and Retail Banking and National Financial Services.

         On March 1, 2001, the Corporation acquired Summit Bancorp. (Summit). The acquisition was accounted for as a pooling of interests and, accordingly, the financial information included in the accompanying consolidated financial statements and notes has been restated to present the combined financial condition and results of operations of both companies as if the acquisition had been in effect for all the periods presented. Further details pertaining to the acquisition are included in Note 2.

         The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses. Actual results could differ from those estimates. The following is a summary of the significant accounting policies.

BASIS OF PRESENTATION. The consolidated financial statements of the Corporation include the accounts of the Corporation and its subsidiaries, including its principal banking subsidiary, Fleet National Bank (FNB). All material intercompany transactions and balances have been eliminated. Certain prior year amounts have been reclassified to conform to current year presentation.

CASH AND CASH EQUIVALENTS. For purposes of the accompanying consolidated statement of cash flows, the Corporation defines cash and cash equivalents to include cash, due from banks and interest-bearing deposits. Foreign currency cash flows are converted to U.S. dollars using average rates for the period.

TRADING ASSETS AND LIABILITIES. Trading assets include securities held in anticipation of short-term market movements and for resale to customers.
Trading liabilities include obligations to deliver securities not yet purchased. Trading assets and liabilities also include derivative financial instruments, primarily interest rate derivatives, including futures and forwards, interest rate swaps and interest rate options, as well as foreign exchange products.

         The Corporation values trading assets at fair value. Trading securities and derivative financial instruments are valued using quoted market prices, when available. If quoted market prices are not available, the fair value is estimated by using pricing models, quoted prices of instruments with similar characteristics or discounted cash flows. Realized and unrealized gains and losses are recorded in trading profits and commissions, a component of capital markets revenue. Foreign exchange products are valued at prevailing market rates on a present value basis, and the resulting realized and unrealized gains and losses are recorded in foreign exchange revenue, a component of capital markets revenue. Interest on trading assets, including off-balance sheet instruments, is included in interest income.

MORTGAGES HELD FOR RESALE. Mortgages held for resale are recorded at the lower of aggregate cost or fair value. Fair value is determined by outstanding commitments from investors or by current investor yield requirements.

SECURITIES AVAILABLE FOR SALE AND HELD TO MATURITY. This portfolio principally includes debt securities that are purchased in connection with the Corporation's asset-liability management activities and debt and equity securities purchased by the Corporation's Principal Investing and capital markets-related businesses. These securities are classified at the time of purchase, based on management's intentions, as held to maturity or available for sale.

         Securities held to maturity are debt securities that management has the positive intent and ability to hold to maturity. Securities held to maturity are stated at cost, net of the amortization of any premium and the accretion of any discount. Securities available for sale are those that management intends to hold for an indefinite period of time, including securities used as part of the balance sheet management strategy, that may be sold in response to changes in interest rates, prepayment risk, liquidity needs or other similar factors. Within the available for sale category, equity securities that have a readily determinable fair value and debt securities are reported at fair value, with unrealized gains and losses recorded, net of tax, as a separate component of stockholders' equity. Equity securities that do not have a readily determinable fair value are reported at cost. Realized gains and losses, which are computed using the specific identification method, and unrealized losses on individual securities that are deemed to be other than temporary are recorded in securities gains, a component of capital markets revenue.

LOANS AND LEASES. Loans are stated at the principal amount outstanding, net of unearned income, if any. Lease financing receivables, including leveraged leases, are reported at the aggregate of lease payments receivable and estimated residual values, net of unearned and deferred income, including unamortized investment credits. Leveraged leases are reported net of non-recourse debt. Unearned income is recognized to yield a level rate of return on the net investment in the leases.

         Loans and lease financing receivables are placed on nonaccrual status as a result of past-due status or a judgment by management that, although payments are current, such action is prudent. Commercial loans and leases on which payments are past due 90 days or more are placed on nonaccrual status, unless they are well-secured and in the process of collection or renewal. Consumer loans are placed on nonaccrual status and charged off at no more than 180 days past due. When a loan or lease is placed on nonaccrual status, interest accrued but uncollected is generally reversed against interest income. Cash receipts on nonaccruing commercial loans and leases are generally applied to reduce the unpaid principal balance, and cash receipts on nonaccruing consumer loans are recognized in income on a cash basis.

         Loans and leases are returned to accrual status when they become current as to principal and interest or demonstrate a period of performance under the contractual terms and, in management's opinion, are fully collectible.

RESERVE FOR CREDIT LOSSES. The reserve for credit losses is available for future charge-offs of existing extensions of credit. Loans and leases, or portions thereof, deemed uncollectible are charged off against the reserve, while recoveries of amounts previously charged off are credited to the reserve. Amounts are charged off after giving consideration to such factors as the customer's financial condition, underlying collateral and guarantees, and general and industry economic conditions.

         The reserve for credit losses reflects management's estimate of losses inherent in the portfolio, considering evaluations of individual credits and concentrations of credit risk, changes in the quality of the credit portfolio, levels of nonaccrual loans and leases, current economic conditions, cross-border risks, changes in the size and character of the credit risks and other pertinent factors. The reserve for credit losses related to loans that are identified as impaired, which are primarily commercial and commercial real estate loans on nonaccrual status, is based on discounted cash flows using the loan's effective interest rate, or the fair value of the collateral for collateral-dependent loans, or the observable market price of the impaired loan. Based on these analyses, the reserve for credit losses is maintained at levels considered adequate by management to provide for credit losses inherent in these portfolios.

DUE FROM/DUE TO BROKERS/DEALERS. Receivables from brokers/dealers and clearing organizations include amounts receivable for securities failed to deliver, certain deposits for securities borrowed, amounts receivable from clearing organizations relating to open transactions, good-faith and margin deposits, and commissions and floor-brokerage receivables. Payables to brokers/dealers and clearing organizations include amounts payable for securities failed to receive, certain deposits received for securities loaned, amounts payable to clearing organizations on open transactions, and floor-brokerage payables. In addition, the net receivable or payable arising from unsettled trades is reflected in these classifications.

MORTGAGE SERVICING RIGHTS (MSRs). The Corporation recognizes rights to service mortgage loans as separate assets. The total cost of mortgage loans sold or securitized is allocated between loans and servicing rights based upon the relative fair values of each. Purchased MSRs are initially recorded at cost. All MSRs are subsequently carried at the lower of the initial carrying value, adjusted for amortization and deferred hedge gains/losses, or fair value. Fair values are estimated based on market prices for similar MSRs and on the discounted anticipated future net cash flows considering market loan prepayment predictions, interest rates, servicing costs and other economic factors. For purposes of impairment evaluation and measurement, the Corporation stratifies MSRs based on predominant risk characteristics of the underlying loans, including loan type, amortization type (fixed or adjustable) and note rate. To the extent that the carrying value of MSRs exceeds fair value by individual stratum, a valuation reserve is established, which is adjusted in the future as the value of MSRs increases or decreases. The cost of MSRs is amortized in proportion to, and over the period of, estimated net servicing income.

INTANGIBLE ASSETS. Intangible assets are generally amortized on a straight-line basis over the estimated period benefited. The excess of cost over the assigned value of net assets acquired in business combinations (goodwill) is amortized on a straight-line basis over periods generally ranging from ten to twenty five years. In certain acquisitions, a core deposit intangible asset is recorded and amortized over a period not to exceed ten years. Purchased credit card intangibles are amortized over a period not to exceed six years. The Corporation reviews its intangible assets for events or changes in circumstances that may indicate that the carrying amount of the assets may not be recoverable, in which case an impairment charge is recorded.

LOAN AND LEASE SALES AND SECURITIZATIONS. The Corporation sells residential mortgages and other loans, and securitizes commercial loans and credit card receivables. Loans and leases held for sale are recorded at the lower of aggregate cost or fair value. Retained interests in securitized assets, including debt securities and interest-only strips, are initially recorded at their allocated carrying amounts based on the relative fair value of assets sold and retained. Retained interests are subsequently carried at fair value, which is generally estimated based on the present value of expected cash flows, calculated using management's best estimates of key assumptions, including credit losses, loan repayment speeds and discount rates commensurate with the risks involved. Gains on sale and servicing fees are recorded in noninterest income.

INCOME TAXES. The Corporation records current tax liabilities or assets through charges or credits to the current tax provision for the estimated taxes payable or refundable for the current year. The Corporation records deferred tax assets and liabilities for future tax consequences attributable to differences between the financial statement carrying amounts of assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. A deferred tax valuation allowance is established if it is more likely than not that all or a portion of the Corporation's deferred tax assets will not be realized.

RISK MANAGEMENT INSTRUMENTS. The Corporation enters into certain interest rate instruments, including interest rate swaps, caps and floor agreements, and futures contracts to manage exposure to interest rate risk associated with interest earning assets and interest bearing liabilities. For those interest rate instruments that alter the repricing characteristics of assets or liabilities, the net differential to be paid or received on the instruments is treated as an adjustment to the yield on the underlying assets or liabilities (the accrual method).

         To qualify for accrual accounting, the interest rate instrument must be designated to specific assets or liabilities or pools of similar assets or liabilities and must effectively alter the interest rate characteristics of the related assets or liabilities. For instruments that are designated to floating-rate assets or liabilities to be effective, there must be high correlation between the floating interest rate index on the underlying asset or liability and the offsetting rate on the derivative. The Corporation measures initial and ongoing correlation by statistical analysis of the relative movements of the interest rate indices over time.

         If correlation were to cease on any interest rate instrument hedging net interest income, it would then be accounted for as a trading instrument. If an interest rate instrument hedging net interest income is terminated, the gain or loss is deferred and amortized over the shorter of the remaining contractual life of the terminated risk management instrument or the maturity of the designated asset or liability. If the designated asset or liability matures, is sold, is settled or its balance falls below the notional amount of the hedging instrument, the hedge is usually terminated; if not, accrual accounting is discontinued to the extent that the notional amount exceeds the balance, and accounting for trading instruments is applied to the excess amount.

         The Corporation also uses interest rate instruments and combinations of interest rate instruments to hedge the value of its mortgage servicing portfolio. Such instruments are designated as hedges of specific strata of MSRs. To qualify for hedge accounting, net changes in value of the hedges are expected to be highly correlated with changes in the value of the hedged MSRs, and combinations of options purchased and sold must be entered into contemporaneously and result in a net purchased option position. Changes in the value of risk management instruments are treated as adjustments to the carrying value of the hedged MSRs.

         If correlation were to cease on the interest rate instruments hedging MSRs, they would then be accounted for as trading instruments. If an interest rate instrument hedging MSRs is terminated, the gain or loss is treated as an adjustment to the carrying value of hedged MSRs and amortized over its remaining life.

         The Corporation also enters into foreign exchange contracts to hedge a portion of its own foreign exchange exposure, including foreign currency positions. Such contracts are revalued at the spot rate, with any forward premium or discount amortized over the life of the contract to net interest income.

FOREIGN CURRENCY TRANSLATION. The Corporation translates the financial statements of its foreign operations into U.S. dollars. A functional currency is designated for each foreign unit, generally the currency of the primary economic environment in which it operates. Where the functional currency is not the U.S. dollar, assets and liabilities are translated into U.S. dollars at period-end exchange rates, while income and expenses are translated using average rates for the period. The resulting translation adjustments and any related hedge gains and losses are recorded, net of tax, as a separate component of stockholders' equity.

         For foreign units where the functional currency is the U.S. dollar, including units that operate in a hyperinflationary environment, the financial statements are translated into U.S. dollars using period-end exchange rates for monetary assets and liabilities, exchange rates in effect on the date of acquisition for premises and equipment (and related depreciation), and the average exchange rate during the period for income and expenses. The resulting translation adjustments and related hedge gains and losses for these units are recorded in current period income.

         The Corporation hedges a portion of its exposure to translation gains and losses in overseas branches and foreign subsidiaries through the purchase of foreign exchange rate contracts and through investments in fixed assets and securities.

NOTE 2. MERGERS, ACQUISITIONS AND DIVESTITURES

As previously disclosed, the Corporation completed its acquisition of Summit on March 1, 2001. Under the terms of the agreement, 180.5 million shares of the Corporation's common stock were exchanged for substantially all of the outstanding common shares of Summit, based on an exchange ratio of 1.02 shares of the Corporation's common stock for each outstanding share of Summit common stock. The acquisition was accounted for as a pooling of interests.

         The following table presents net interest income, net income and diluted earnings per common share reported by each of the companies and on a combined basis. Informa-tion presented for Summit has been conformed to the Corporation's accounting policies.

Year ended December 31                   2000        1999        1998
In millions,
except per share amounts
----------------------------------------------------------------------
Net interest income:
     FleetBoston                        $6,521      $6,742      $6,395
     Summit                              1,384       1,281       1,187
----------------------------------------------------------------------
        Combined                        $7,905      $8,023      $7,582
----------------------------------------------------------------------

Net income:
    FleetBoston                         $3,420      $2,038      $2,324
    Summit                                 490         438         447
----------------------------------------------------------------------
        Combined                        $3,910      $2,476      $2,771
----------------------------------------------------------------------

Diluted earnings per share:
    FleetBoston                         $ 3.68      $ 2.10      $ 2.41
    Summit                                2.79        2.51        2.52
----------------------------------------------------------------------
        Combined                        $ 3.52      $ 2.16      $ 2.42
======================================================================

         On October 27, 2000, the Corporation acquired M.J. Meehan & Co., LLC, a New York Stock Exchange (NYSE) specialist firm. Since this acquisition was accounted for under the purchase method of accounting, the acquisition has been included in the accompanying consolidated financial statements since the acquisition date. Goodwill of approximately $150 million was recorded and is being amortized on a straight-line basis over fifteen years. Pro forma results of operations including M.J. Meehan for the years ended December 31, 2000 and 1999 are not presented, since the results would not have been significantly different in relation to the Corporation's results of operations.

         On October 1, 1999, the Corporation completed its merger with BankBoston Corporation (BankBoston). The Corporation issued 353 million shares of its common stock in exchange for substantially all of the outstanding common shares of BankBoston, by exchanging 1.1844 shares of its common stock for each outstanding BankBoston share. The merger was accounted for as a pooling of interests and, accordingly, is reflected in the accompanying consolidated financial statements as though the Corporation and BankBoston had operated as a combined entity for all periods presented.

         In connection with obtaining regulatory approvals for the merger, the Corporation agreed to divest $13 billion of deposits and $9 billion of loans. The Corporation substantially completed these divestitures in phases throughout 2000, and recorded related aggregate pre-tax gains of $843 million, or $420 million after-tax. In connection with the merger, the Corporation recorded merger- and restructuring-related charges and merger integration costs of $850 million and $102 million, respectively, in 1999, and an additional $227 million of integration costs in 2000. These costs are more fully discussed in Note 14.

         On August 1, 1999, the Corporation acquired Prime Bancorp, a bank holding company with $1.1 billion in assets at the date of acquisition. Since the acquisition was accounted for under the purchase method of accounting, Prime Bancorp has been included in the accompanying consolidated financial statements since the acquisition date. Goodwill of approximately $221 million was recorded and is being amortized on a straight-line basis over twenty years.

         On February 1, 1999, the Corporation acquired Sanwa Business Credit (Sanwa), a leasing and asset-based lending company with approximately $6 billion in assets at the date of acquisition. Since this acquisition was accounted for under the purchase method of accounting, Sanwa has been included in the accompanying consolidated financial statements since the acquisition date. Goodwill of approximately $385 million was recorded and is being amortized on a straight-line basis over twenty five years.

NOTE 3. DISCLOSURE FOR STATEMENTS OF CASH FLOWS

Year ended December 31                                                     2000       1999       1998
In millions
-------------------------------------------------------------------------------------------------------
Supplemental disclosure for cash paid during the period for:
   Interest                                                              $ 8,632     $7,165     $6,857
   Income taxes, net of refund                                             1,805      1,105        974
-------------------------------------------------------------------------------------------------------
Assets acquired and liabilities assumed in business combinations:
   Assets acquired, net of cash and cash
    equivalents received                                                 $   460     $7,555     $6,053
   Net cash and cash equivalents
     received/(paid)                                                          15       (592)      (211)
   Liabilities assumed                                                       371      6,620      5,670
   Treasury stock issued                                                     104        343        172
-------------------------------------------------------------------------------------------------------
Divestitures:
   Assets sold                                                           $10,166        ---     $  239
   Net cash (paid)/received                                               (2,171)       ---        213
   Liabilities sold                                                       13,180        ---        280
=======================================================================================================

NOTE 4. SECURITIES

December 31                                          2000                                              1999
                                                  Gross         Gross                                 Gross         Gross
                                  Amortized  Unrealized    Unrealized     Market     Amortized   Unrealized    Unrealized     Market
In millions                            Cost       Gains        Losses      Value          Cost        Gains        Losses      Value
------------------------------------------------------------------------------------------------------------------------------------
SECURITIES AVAILABLE FOR SALE:
  U.S. Treasury and government
    agencies                        $ 1,770        $  8          $  9    $ 1,769       $ 2,910       $   --        $  103    $ 2,807
  Mortgage-backed securities         19,327         204           120     19,411        18,357           10           718     17,649
  Foreign debt securities             2,734          37            17      2,754         2,906           45            15      2,936
  Other debt securities               2,843          10            21      2,832         2,077           13            43      2,047
------------------------------------------------------------------------------------------------------------------------------------
     Total debt securities           26,674         259           167     26,766        26,250           68           879     25,439
------------------------------------------------------------------------------------------------------------------------------------
  Marketable equity securities        1,099          63            90      1,072         1,314        1,390            22      2,682
  Other equity securities             2,067          --            --      2,067         1,210           --            --      1,210
------------------------------------------------------------------------------------------------------------------------------------
     Total securities available
         for sale                    29,840         322           257     29,905        28,774        1,458           901     29,331
------------------------------------------------------------------------------------------------------------------------------------
SECURITIES HELD TO MATURITY:
  State and municipal                   679           6            --        685         1,171            4             1      1,174
  U.S. Treasury and government
     agencies                            24          --            --         24            23           --            --         23
  Mortgage-backed securities          4,304           7            44      4,267         5,424            3           213      5,214
  Foreign debt securities                33          --             1         32            34           --             2         32
  Other debt securities                  19          --            --         19            26           --            --         26
------------------------------------------------------------------------------------------------------------------------------------
     Total securities held to
         maturity                     5,059          13            45      5,027         6,678            7           216      6,469
------------------------------------------------------------------------------------------------------------------------------------
Total securities                    $34,899        $335          $302    $34,932       $35,452       $1,465        $1,117    $35,800
====================================================================================================================================

At December 31, 2000, $13.7 billion of securities were pledged to secure public deposits, securities sold under agreements to repurchase, and for other purposes, compared with $11.4 billion at December 31, 1999.

     Proceeds from sales of available for sale securities during 2000, 1999 and 1998 were $11 billion, $10 billion and $16 billion, respectively. Gross gains of $120 million and gross losses of $107 million were realized on those sales in 2000, gross gains of $100 million and gross losses of $29 million were realized on those sales in 1999, and gross gains of $177 million and gross losses of $34 million were realized on those sales in 1998. In addition, the Corporation recognized losses of $54 million in 1999 and $22 million in 1998 which resulted from the write-down of certain securities available for sale which experienced a decline in value that was deemed other than temporary. The above amounts for each year exclude principal investing revenues, which are included in capital markets revenue.

     The carrying values, by contractual maturity, of debt securities available for sale and securities held to maturity are shown in the following tables. Actual maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

Maturities of Securities Available for Sale

December 31, 2000               Within          1 to 5          5 to 10        After 10
Dollars in millions             1 Year           Years           Years           Years           Total
-------------------------------------------------------------------------------------------------------
Carrying value:
  U.S. Treasury and
    government agencies        $   345         $   952         $   472         $    --         $ 1,769
  Mortgage-backed
    securities                       1             377           2,992          16,041          19,411
  Foreign debt
    securities                     963           1,545              85             161           2,754
  Other debt securities            567             981             538             746           2,832
-------------------------------------------------------------------------------------------------------
Total debt securities          $ 1,876         $ 3,855         $ 4,087         $16,948         $26,766
-------------------------------------------------------------------------------------------------------
Percent of total debt
  securities                      7.01%          14.40%          15.27%          63.32%            100%
Weighted average
  yield(a)                        7.77            8.65            6.68            6.75            7.09
-------------------------------------------------------------------------------------------------------
Amortized cost                 $ 1,867         $ 3,817         $ 4,083         $16,907         $26,674
=======================================================================================================

Maturities of Securities Held to Maturity

                               Within         1 to 5        5 to 10       After 10
Dollars in millions            1 Year          Years          Years          Years          Total
--------------------------------------------------------------------------------------------------
Carrying value:
  State and municipal          $  567         $   86         $   18         $    8         $  679
  U.S. Treasury and
    government agencies             3             21             --             --             24
  Mortgage-backed
    securities                     96             87            400          3,721          4,304
  Foreign debt
    securities                      2             14              8              9             33
  Other debt securities             1             --             18             --             19
--------------------------------------------------------------------------------------------------
Total debt securities          $  669         $  208         $  444         $3,738         $5,059
--------------------------------------------------------------------------------------------------
Percent of total debt
  securities                    13.22%          4.11%          8.78%         73.89%           100%
Weighted average
  yield(a)                       6.90           6.81           6.63           6.35           6.46
--------------------------------------------------------------------------------------------------
Market value                   $  669         $  212         $  443         $3,703         $5,027
==================================================================================================

(a) A tax-equivalent adjustment has been included in the calculations of the yields to reflect this income as if it had been fully taxable. The tax-equivalent adjustment is based upon the applicable federal and state income tax rates.

NOTE 5. LOANS AND LEASES

December 31                                     2000            1999
In millions
---------------------------------------------------------------------
Domestic:
  Commercial and industrial                  $ 56,147        $ 63,035
  Commercial real estate:
    Construction                                1,930           1,659
    Interim/permanent                           9,711           9,460
  Residential real estate                      11,425          16,563
  Consumer                                     24,898          26,009
  Lease financing(a)                           13,567          11,382
---------------------------------------------------------------------
Total domestic loans and leases,
   net of unearned income                     117,678         128,108
---------------------------------------------------------------------
International:
  Commercial                                   14,221          11,855
  Consumer                                      2,935           2,898
---------------------------------------------------------------------
Total international loans and leases,
   net of unearned income                      17,156          14,753
---------------------------------------------------------------------
Total loans and leases, net of
  unearned income(b)                         $134,834        $142,861
=====================================================================

(a) The Corporation's leases consist principally of full-payout, direct financing leases. The Corporation's investment in leveraged leases totaled $3 billion for 2000. For federal income tax purposes, the Corporation has the tax benefit of depreciation on the entire leased unit and interest on the long-term debt. Deferred taxes arising from leveraged leases totaled $2.2 billion in 2000. Future minimum lease payments to be received are $3.09 billion, 2001; $2.43 billion, 2002; $1.84 billion, 2003; $1.09 billion, 2004; $787 million, 2005; $4.33 billion, 2006 and thereafter.

(b) Net of unearned income of $3.1 billion and $2.7 billion at December 31, 2000 and 1999, respectively.

On December 28, 2000, the Corporation completed a sale of troubled commercial loans with a recorded investment of approximately $940 million, as well as related funding commitments of approximately $150 million. In consideration for the sale, the Corporation received approximately $665 million in cash and approximately $200 million in an investment grade note. As a result of the sale, the reserve for credit losses was reduced by approximately $75 million. The sale did not result in any significant gain or loss to the Corporation.

         At December 31, 2000 and 1999 the Corporation's nonperforming assets
(NPAs) totaled $1.1 billion and $990 million, respectively, including $48 million and $53 million, respectively, of other real estate owned (OREO). NPAs as a percentage of outstanding loans, leases and OREO were .84% and .69% at December 31, 2000 and 1999, respectively.

         The following table presents impaired loans, which are primarily commercial and commercial real estate loans on nonaccrual status:

Impaired Loans

December 31                                                      2000         1999
In millions
----------------------------------------------------------------------------------
Impaired loans with a reserve                                    $722         $540
Impaired loans without a reserve                                  164          127
----------------------------------------------------------------------------------
Total impaired loans                                             $886         $667
----------------------------------------------------------------------------------
Reserve for impaired loans (a)                                   $268         $179
----------------------------------------------------------------------------------
Average balance of impaired loans
  during the year ended December 31                              $861         $535
==================================================================================

(a) The reserve for impaired loans is part of the Corporation's overall reserve for credit losses.

Substantially all of the impaired loans presented above were on nonaccrual status and the amount of interest income recognized on impaired loans was not significant. The Corporation had no significant outstanding commitments to lend additional funds to customers whose loans have been placed on nonaccrual status or the terms of which have been modified.

NOTE 6. RESERVE FOR CREDIT LOSSES

Year ended December 31                    2000            1999            1998
In millions
-------------------------------------------------------------------------------
Balance at beginning of year           $ 2,816         $ 2,628         $ 2,440
Provision charged to income              1,295           1,061             916
Loans and leases charged off            (1,514)         (1,342)         (1,124)
Recoveries of loans and leases
   charged off                             272             313             245
Acquisitions/divestitures/other           (160)            156             151
-------------------------------------------------------------------------------
Balance at end of year                 $ 2,709         $ 2,816         $ 2,628
===============================================================================

In 2000, "acquisitions/divestitures/other" was primarily composed of reserves related to divestitures of loans, which are more fully discussed in Note 2, as well as a reduction of $75 million related to the sale of troubled commercial loans, which is more fully discussed in Note 5."Acquisitions/Divestitures/ Other" in 1999 and 1998 primarily related to the 1999 acquisition of Sanwa, and the 1998 acquisitions of credit card receivables and Deutsche Argentina, respectively.

NOTE 7. MORTGAGE SERVICING RIGHTS

Year ended December 31                  2000            1999            1998
In millions
------------------------------------------------------------------------------
Balance at beginning of year          $ 3,347         $ 1,422         $ 1,776
Additions                                 634           1,385             816
Sales                                    (485)            (45)            (66)
Deferred hedge (gain)/loss               (415)            947            (667)
Amortization/impairment charge           (386)           (362)           (437)
------------------------------------------------------------------------------
Balance at end of year                $ 2,695         $ 3,347         $ 1,422
==============================================================================

Various interest rate instruments, which are designated as hedges of MSRs, are used to manage potential MSR impairment. Changes in fair value of the hedges are recorded as adjustments to the carrying value of the MSRs and related hedges. During 2000 and 1999, net hedge gains of $415 million and net hedge losses of $947 million, respectively, were deferred and recorded as adjustments to the carrying value of the MSRs and the related hedges. The aggregate fair value of the Corporation's MSRs was approximately $2.7 billion as of December 31, 2000. Additional information on the Corporation's accounting for MSRs, including related risk management activities, is included in Notes 1 and 19.

NOTE 8. SHORT-TERM BORROWINGS

                                                                     Securities
                                                        Federal      Sold Under           Other
                                                          Funds   Agreements to      Short-Term
Dollars in millions                                   Purchased      Repurchase      Borrowings
------------------------------------------------------------------------------------------------
2000
Balance at December 31                                  $ 5,733         $ 7,222         $10,151
Highest balance at any month-end                          5,733          10,586          23,647
Average balance for the year                              3,501           7,584          14,711
Weighted average interest rate as of December 31           4.71%           5.81%           7.72%
Weighted average interest rate paid for the year           6.25            5.66            6.36
------------------------------------------------------------------------------------------------
1999
Balance at December 31                                  $ 5,461         $ 6,695         $10,544
Highest balance at any month-end                          5,481          14,904          14,285
Average balance for the year                              4,559          11,359          10,901
Weighted average interest rate as of December 31           3.38%           3.23%           6.72%
Weighted average interest rate paid for the year           5.12            4.62            6.04
------------------------------------------------------------------------------------------------
1998
Balance at December 31                                  $ 4,956         $ 6,807         $10,709
Highest balance at any month-end                          6,720           9,143          17,405
Average balance for the year                              6,112           6,899          12,378
Weighted average interest rate as of December 31           4.61%           4.39%           5.98%
Weighted average interest rate paid for the year           5.50            4.82            6.38
------------------------------------------------------------------------------------------------

Federal funds purchased and securities sold under agreements to repurchase generally mature within 30 days of the transaction date. The Corporation generally maintains control of the securities in repurchase transactions.

         Other short-term borrowings generally mature within 90 days, although commercial paper may have a term of up to 270 days. Total credit facilities available at December 31, 2000 and 1999 were $1 billion and $1.3 billion, respectively, with no amount outstanding at either year-end.

NOTE 9. LONG-TERM DEBT

December 31                                                              2000           1999
Dollars in millions                              Maturity Date
---------------------------------------------------------------------------------------------
Senior notes and debentures:
Parent company:
  Floating-rate MTNs                                 2000-2005        $ 3,040        $ 2,380
  Fixed-rate MTNs 6.125%-6.849%                      2000-2005            340            395
  7.25% notes                                             2005          1,500             --
  7.95% notes                                             2003             20             20
  7.125% notes                                            2000             --            250
  Other                                                   2013              1              2
---------------------------------------------------------------------------------------------
Total parent company                                                    4,901          3,047
---------------------------------------------------------------------------------------------
Affiliates:
  FHLB borrowings                                    2000-2020          2,640          1,964
  Floating-rate notes                                2000-2039         13,373         12,032
  Fixed-rate notes                                   2000-2012            787          1,290
  Other                                              2000-2026            953          1,976
---------------------------------------------------------------------------------------------
Total affiliates                                                       17,753         17,262
---------------------------------------------------------------------------------------------
      Total senior notes and debentures                                22,654         20,309
---------------------------------------------------------------------------------------------
Subordinated notes and debentures:
Parent company:
  Floating-rate subordinated notes                        2001             --            186
  8.625% subordinated notes                               2002            175            175
  9.00%-9.90% subordinated notes                          2001            325            325
  6.875%-7.20% subordinated notes                         2003            400            400
  6.625%-8.125% subordinated notes                        2004            549            549
  6.625% subordinated notes                               2005            350            350
  7.125% subordinated notes                               2006            300            300
  8.625% subordinated notes                               2007            107            107
  6.375%-6.50% subordinated notes                         2008            500            500
  7.375% subordinated notes                               2009            500            500
  7.00%-7.75% subordinated MTNs                      2011-2013            320            320
  6.70%-6.875% subordinated notes                         2028            750            750
---------------------------------------------------------------------------------------------
Total parent company                                                    4,276          4,462
---------------------------------------------------------------------------------------------
Affiliates:
  8.375% subordinated notes                               2002            200            200
  6.75% subordinated notes                                2003             50             50
  8.00% subordinated notes                                2004            200            199
  8.625% subordinated notes                               2005            250            250
  7.375% subordinated notes                               2006            200            200
  6.50%-7.00% subordinated notes                          2007            400            397
  6.375% subordinated notes                               2008            750            748
  5.75% subordinated notes                                2009            400            400
---------------------------------------------------------------------------------------------
Total affiliates                                                        2,450          2,444
---------------------------------------------------------------------------------------------
      Total subordinated notes and
         debentures                                                     6,726          6,906
---------------------------------------------------------------------------------------------
Company-obligated mandatorily redeemable
    trust securities of capital trusts:
  BankBoston Capital Trust I, 8.25%                       2026            250            250
  Fleet Capital Trust I, 8.00%                            2027             84             84
  Summit Capital Trust I, 8.40%                           2027            150            150
  BankBoston Capital Trust II, 7.75%                      2026            250            250
  Fleet Capital Trust II, 7.92%                           2026            250            250
  BankBoston Capital Trust III, floating-rate             2027            250            248
  Fleet Capital Trust III, 7.05%                          2028            120            120
  BankBoston Capital Trust IV, floating-rate              2028            250            247
  Fleet Capital Trust IV, 7.17%                           2028            150            150
  Fleet Capital Trust V, floating-rate                    2028            250            250
  Fleet Capital Trust VI, 8.80%                           2030            300             --
---------------------------------------------------------------------------------------------
      Total company-obligated manditorily
         redeemable trust securities of
         capital trusts                                                 2,304          1,999
---------------------------------------------------------------------------------------------
Total long-term debt                                                  $31,684        $29,214
=============================================================================================

The subordinated notes all provide for single principal payments at maturity, with the exception of $320 million of subordinated medium-term notes (MTNs), which are callable as follows: $100 million currently callable, $170 million in 2001 and $50 million in 2002. The $186 million of floating-rate subordinated notes due 2001 were called on May 31, 2000. All of the parent company fixed-rate senior notes pay interest semiannually, provide for single principal payments and are not redeemable prior to maturity.

        During 2000, the Corporation issued $1.4 billion of senior floating-rate MTNs due 2001 through 2003 and $1.5 billion of 7.25% senior fixed-rate notes due 2005. The senior floating-rate MTNs pay interest at rates tied to the three-month London Interbank Offered Rate (LIBOR), reset quarterly. Additionally, the Corporation's statutory business trust, Fleet Capital Trust VI, issued $300 million of 8.80% fixed-rate trust preferred securities due 2030.

         The Corporation's banking subsidiaries issued $5.5 billion of senior floating-rate bank notes during 2000, including $500 million in the Euro market. The floating-rate bank notes pay interest at rates tied to the one-month or three-month LIBOR reset monthly or quarterly, the Federal Funds rate, reset daily, and the prime rate, reset daily.

         As part of its interest rate risk management process, the Corporation uses interest rate swaps to modify the repricing and maturity characteristics of certain long-term debt. These interest rate risk management activities are discussed in greater detail in Note 19.

         The aggregate payments required to retire long-term debt are: $7.8 billion in 2001; $6.9 billion in 2002; $4.5 billion in 2003; $2 billion in 2004; $3.5 billion in 2005; $507 million in 2006, and $6.5 billion thereafter.

        The Corporation has an effective shelf registration statement filed with the Securities and Exchange Commission (the SEC), providing for the issuance of common and preferred stock or trust preferred securities, senior or subordinated debt securities and other debt securities, with a remaining availability of $2.2 billion at December 31, 2000 and $1.6 billion at March 31, 2001. Additionally, the Corporation and FNB have access to the Euro market under a $3 billion Euro medium-term note program.

Trust Preferred Securities

The Corporation has eleven statutory business trusts, of which the Corporation owns all of the common securities. These trusts have no independent assets or operations, and exist for the sole purpose of issuing trust preferred securities and investing the proceeds thereof in an equivalent amount of junior subordinated debentures issued by the Corporation.

        The junior subordinated debentures, which are the sole assets of the trusts, are unsecured obligations of the Corporation, and are subordinate and junior in right of payment to all present and future senior and subordinated indebtedness and certain other financial obligations of the Corporation. The principal amount of subordinated debentures held by each trust equals the aggregate liquidation amount of its trust preferred securities and its common securities. See Note 21 for the aggregate amount of subordinated debentures currently outstanding. The subordinated debentures bear interest at the same rate, and will mature on the same date, as the corresponding trust securities. The Corporation fully and unconditionally guarantees each trust's obligations under the trust securities. Additional information concerning restrictions on the ability of the Corporation to obtain funds from its subsidiary banks is included in Note 12.

         All of the trust preferred securities may be prepaid at the option of the trusts, in whole or in part, on or after their respective prepayment dates. At December 31, 2000, the interest rates on the BankBoston Capital Trust III and IV and Fleet Capital Trust V floating-rate trust preferred securities were 7.33%, 7.22% and 7.55%, respectively.


NOTE 10. PREFERRED STOCK

The following is a summary of the Corporation's preferred stock outstanding:

                               Stated
December 31                     Value                                                  Earliest       Redemption     Interest Per
Dollars in millions,              Per                       2000           1999      Redemption            Price       Depositary
except per share amounts        Share      Shares    Outstanding    Outstanding            Date     Per Share(a)         Share(d)
----------------------------------------------------------------------------------------------------------------------------------
7.25% Series V
  perpetual preferred           $ 250     765,010          $ 191          $ 191       4/15/2001            $ 250              10%
6.75% Series VI
  perpetual preferred             250     600,000            150            150       4/15/2006              250              20
6.60% Series VII
  cumulative preferred(b)         250     700,000            175            175       4/01/2006              250              20
6.59% Series VIII
  noncumulative preferred(c)      250     200,000             50             50      10/01/2001              250              20
9.35% cumulative preferred        250     500,000             --            125       1/15/2000              250              10
----------------------------------------------------------------------------------------------------------------------------------
Total preferred stock                                      $ 566          $ 691
==================================================================================================================================

(a)      Plus accrued but unpaid dividends.
(b) After April 1, 2006, the rate will adjust based on a U.S. Treasury security rate.
(c) After October 1, 2006, the rate will adjust based on U.S. Treasury security rate.
(d)      Ownership held in the form of depositary shares.

On January 15, 2000, the Corporation redeemed all of the outstanding shares of its 9.35% cumulative preferred stock at its aggregate carrying value of $125 million. In April 2001, the Corporation redeemed all of the outstanding shares of its 7.25% Series V perpetual preferred stock at its aggregate carrying value of $191 million.

        Dividends on outstanding preferred stock issues are payable quarterly. All the preferred stock outstanding has preference over the Corporation's common stock with respect to the payment of dividends and distribution of assets in the event of a liquidation or dissolution of the Corporation. Except in certain circumstances, the holders of preferred stock have no voting rights.

NOTE 11. COMMON STOCK AND EARNINGS PER COMMON SHARE

At December 31, 2000, warrants were outstanding on 3.6 million shares of the Corporation's common stock at an exercise price of $21.94 per share. Substantially all such warrants were exercised in the first quarter of 2001, and the remaining warrants expired unexercised. During the third quarter of 2000, the Corporation agreed to settle outstanding warrants on 13 million shares of its common stock, for an aggregate payment of approximately $441 million to the holders of the warrants.

         On August 16, 2000, the Corporation's Board of Directors declared a dividend of one preferred share purchase right (a "right") for each outstanding share of the Corporation's common stock. The dividend was payable on November 22, 2000 to the stockholders of record on November 21, 2000. Under certain conditions, a right may be exercised to purchase one ten-thousandth of a share of the Corporation's cumulative participating junior preferred stock at an exercise price of $175, subject to certain adjustments. In general, the rights would become exercisable if a party acquires 10% or more (in the case of certain qualified investors, 15% or more) of the issued and outstanding shares of the Corporation's common stock, or after the commencement of a tender or exchange offer for 10% or more of the issued and outstanding shares. When exercisable under certain conditions, each right would entitle the holder to receive upon exercise of a right that number of shares of the Corporation's common stock (or, in certain cases, the common stock of an acquiring company) having a market value of two times the exercise price of the right. The rights will expire in 2010 and may be redeemed in whole, but not in part, at a price of $.005 per share at any time prior to expiration or the acquisition of 10% of the Corporation's common stock. The rights replaced similar rights issued by the Corporation in 1990, which expired on November 21, 2000.

         The following table presents a reconciliation of earnings per common share as of December 31, 2000, 1999 and 1998:

Year ended December 31                      2000                                1999                                 1998
------------------------------------------------------------------------------------------------------------------------------------
Dollars in millions,
  except share and per
  share amounts                      Basic          Diluted             Basic           Diluted             Basic           Diluted
------------------------------------------------------------------------------------------------------------------------------------
Average shares outstanding   1,081,376,752    1,081,376,752     1,095,740,320     1,095,740,320     1,094,700,253     1,094,700,253
Additional shares due to:
  Stock options                         --        8,774,076                --        13,309,856                --        12,655,319
  Warrants                              --        8,589,274                --        12,437,929                --        12,365,147
------------------------------------------------------------------------------------------------------------------------------------
Total equivalent shares      1,081,376,752    1,098,740,102     1,095,740,320     1,121,488,105     1,094,700,253     1,119,720,719
------------------------------------------------------------------------------------------------------------------------------------
Earnings per share:
  Net income                $        3,910   $        3,910    $        2,476    $        2,476    $        2,771    $        2,771
  Less preferred stock
   dividends and other                 (39)             (39)              (56)              (56)              (60)              (60)
------------------------------------------------------------------------------------------------------------------------------------
Net income available to
  common stockholders       $        3,871   $        3,871    $        2,420    $        2,420    $        2,711    $        2,711
------------------------------------------------------------------------------------------------------------------------------------
Total equivalent shares      1,081,376,752    1,098,740,102     1,095,740,320     1,121,488,105     1,094,700,253     1,119,720,719
------------------------------------------------------------------------------------------------------------------------------------
Earnings per share          $         3.58   $         3.52    $         2.21    $         2.16    $         2.48    $         2.42
====================================================================================================================================

Options to purchase 37,350,044 shares of common stock at exercise prices between $35.63 and $50.65; 20,472,120 shares of common stock at exercise prices between $36.66 and $52.48; and 10,226,351 shares of common stock at exercise prices between $31.88 and $50.66 at December 31, 2000, 1999, and 1998, respectively, were outstanding but were not included in the computation of diluted earnings per share because such options were antidilutive.

NOTE 12. REGULATORY MATTERS

RESTRICTIONS ON CASH AND DUE FROM BANKS. The Corporation's banking subsidiaries are subject to requirements of the Board of Governors of the Federal Reserve Board (the Federal Reserve) to maintain certain reserve balances. At December 31, 2000 and 1999, these reserve balances were $1.8 billion and $2.9 billion, respectively.

TRANSACTION AND DIVIDEND RESTRICTIONS. The Corporation's banking subsidiaries are subject to restrictions under federal law that limit the transfer of funds by the subsidiary banks to the Corporation and its non-banking subsidiaries. Such transfers by any subsidiary bank to the Corporation or any non-banking subsidiary are limited in amount to 10% of such bank's capital and surplus.

         Various federal and state banking statutes limit the amount of dividends the subsidiary banks can pay to the Corporation without regulatory approval. The payment of dividends by any subsidiary bank may also be affected by other factors, such as the maintenance of adequate capital for such subsidiary bank. Various regulators and the Boards of Directors of the affected institutions continue to review dividend declarations and capital requirements of the Corporation and its subsidiaries consistent with current earnings, future earning prospects and other factors. At December 31, 2000, the banking subsidiaries in the aggregate could have declared an additional $1.4 billion of dividends without prior regulatory approval.

REGULATORY CAPITAL. As a bank holding company, the Corporation is subject to regulation by the Federal Reserve, the Office of the Comptroller of the Currency (the OCC) and the Federal Deposit Insurance Corporation (the FDIC), as well as state regulators. Under the regulatory capital adequacy guidelines and the Federal Deposit Insurance Corporation Improvement Act of 1991 (FDICIA), the Corporation and its banking subsidiaries must meet specific capital requirements. These requirements are expressed in terms of the following ratios:
(1) Risk-based Total Capital (Total Capital/risk-weighted on- and off-balance sheet assets); (2) Risk-based Tier 1 Capital (Tier 1 Capital/risk-weighted on- and off-balance sheet assets); and (3) Leverage (Tier 1 Capital/adjusted average quarterly assets). To meet all minimum regulatory capital requirements, the Corporation and its banking subsidiaries must maintain a Risk-based Total Capital ratio of at least 8%, a Risk-based Tier 1 Capital ratio of at least 4%, and a Tier 1 Leverage ratio of at least 3%. Failure to meet minimum capital requirements can result in the initiation of certain actions that, if undertaken, could have a material effect on the Corporation's financial statements. To be categorized as well capitalized under the prompt corrective action provisions of FDICIA, the Corporation and its banking subsidiaries must maintain a Risk-based Total Capital ratio of at least 10%, a Risk-based Tier 1 Capital ratio of at least 6%, and a Tier 1 Leverage ratio of at least 5%, and not be subject to a written agreement, order or capital directive with any of its regulators.

        The following table presents capital and capital ratio information for the Corporation as of December 31, 2000 and 1999:

Regulatory Capital Ratios

December 31                                           2000                         1999
Dollars in millions
-------------------------------------------------------------------------------------------------
Actual:
  Tier 1 risk-based capital                  $17,169           8.08%      $15,447           7.15%
  Total risk-based capital                    25,221          11.87        24,730          11.44
  Leverage                                    17,169           8.01        15,447           6.85
Minimum regulatory capital standards:
  Tier 1 risk-based capital                    8,498           4.00         8,645           4.00
  Total risked-based capital                  16,995           8.00        17,291           8.00
  Leverage                                     6,430           3.00         6,768           3.00
=================================================================================================

As of December 31, 2000, each of the Corporation's banking subsidiaries satisfied the requirements of the well capitalized category under the regulatory framework established by FDICIA. There are no conditions or events since that date that management believes have changed the capital category of these subsidiaries. The capital categories of each of the Corporation's bank subsidiaries are determined solely for purposes of applying FDICIA's provisions, and such capital categories may not constitute an accurate representation of the overall financial condition or prospects of any of the Corporation's banking subsidiaries.

        As registered broker/dealers and member firms of the NYSE, certain subsidiaries of the Corporation are subject to rules of both the SEC and the NYSE. These rules require these subsidiaries to maintain minimum levels of net capital, as defined, and may restrict them from expanding their business and declaring dividends if their net capital falls below specified levels. At December 31, 2000, these subsidiaries had aggregate net capital of approximately $782 million, which exceeded aggregate minimum net capital requirements by approximately $698 million.

NOTE 13. EMPLOYEE BENEFITS

STOCK INCENTIVE

Stock Options

The Corporation maintains stock incentive plans for certain employees and for non-employee directors. The plans provide for the grant of stock options, restricted stock, stock appreciation rights (SARs) and other stock awards.

         Options to purchase common stock are granted at fair value on the grant date, generally vest over one- to five- year periods and expire at the end of six to ten years. Shares reserved for future issuance in connection with the Corporation's stock plans, stock options and outstanding rights and warrants totaled 141 million at December 31, 2000.

Stock Options

December 31                                          2000                            1999                            1998
------------------------------------------------------------------------------------------------------------------------------------
                                                           Weighted                        Weighted                        Weighted
                                                            Average                         Average                         Average
                                                           Exercise                        Exercise                        Exercise
                                             Shares           Price          Shares           Price          Shares           Price
------------------------------------------------------------------------------------------------------------------------------------
Outstanding at beginning of year         87,182,518         $ 30.93      72,139,118         $ 28.71      46,497,686         $ 22.32
Granted                                  23,958,628           33.08      25,312,552           35.57      36,102,972           34.94
Exercised                                (8,367,424)          22.69      (6,884,428)          23.56      (7,909,887)          19.12
Forfeited                                (2,985,173)          37.34      (3,384,724)          34.41      (2,551,653)          29.75
------------------------------------------------------------------------------------------------------------------------------------
Outstanding at end of year               99,788,549         $ 31.97      87,182,518         $ 30.93      72,139,118         $ 28.71
------------------------------------------------------------------------------------------------------------------------------------
Options exercisable at year-end          67,313,152         $ 30.18      58,343,879         $ 28.18      25,917,131         $ 21.01
====================================================================================================================================

Stock Options Outstanding and Exercisable

December 31, 2000                          Options Outstanding                          Options Exercisable
---------------------------------------------------------------------------------------------------------------
                                                      Weighted
                                                       Average         Weighted                       Weighted
                                   Number            Remaining          Average         Number          Average
Range of Exercise Prices      Outstanding     Contractual Life   Exercise Price    Outstanding   Exercise Price
---------------------------------------------------------------------------------------------------------------
$ 3-$20                        12,052,305            3.6 Years        $   17.23     11,959,403        $   17.22
$21-$30                        28,990,693            7.3 Years            28.37     28,249,273            28.40
$31-$34                        23,279,590            8.6 Years            34.24      6,327,338            32.90
$35-$38                        21,543,253            8.5 Years            36.96      9,666,597            37.07
$39-$53                        13,922,708            7.5 Years            40.57     11,110,541            40.84
---------------------------------------------------------------------------------------------------------------
                               99,788,549            7.5 Years        $   31.97     67,313,152        $   30.18
===============================================================================================================

Restricted Stock Awards

The Corporation maintains stock plans under which key employees are awarded shares of the Corporation's common stock, subject to certain vesting requirements.

         Under the terms of the Corporation's restricted stock awards, employees are generally required to continue employment with the Corporation for a stated period after the award in order to become fully vested in the shares awarded. For certain restricted stock awards, vesting is contingent upon, or will be accelerated if, certain pre-established performance goals are attained. The performance periods generally range from two to five years. During 2000, 1999, and 1998, grants of 1,688,861 shares; 3,835,879 shares; and 2,106,713 shares, respectively, of restricted stock were made. As of December 31, 2000, 1999, and 1998, outstanding shares totaled 3,732,729, 3,750,303, and 3,224,527, respectively, with average grant prices of $36.06, $37.41, and $38.67, respectively. Compensation expense recognized for restricted stock during 2000, 1999, and 1998 was $73 million, $73 million and $41 million, respectively. The 2000 expense included $21 million related to accelerated vesting of Summit restricted stock in connection with the approval of the Summit merger by the Summit Board of Directors.

Pro Forma Fair Value Information

The Corporation adopted Statement of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock-Based Compensation," in 1996. As permitted by that Standard, the Corporation elected not to adopt the fair value accounting provisions of the Standard and to continue to apply the provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees." Had compensation expense for the Corporation's stock options and awards been determined in ac-cordance with the fair value accounting provisions of SFAS No. 123, the Corporation's net income and diluted earnings per share would have been as follows:

Year ended December 31                                  2000           1999           1998
------------------------------------------------------------------------------------------
Net income (in millions)          As reported        $ 3,910        $ 2,476        $ 2,771
                                  Pro forma            3,835          2,356          2,709

Diluted earnings                  As reported        $  3.52        $  2.16        $  2.42
  per share                       Pro forma             3.45           2.06           2.37
==========================================================================================

        Solely for purposes of providing the disclosures required by SFAS No. 123, the fair value of each stock option and stock award was estimated on the date of grant using the Black-Scholes option-pricing model, with the following weighted average assumptions:

Year ended December 31                             2000              1999              1998
--------------------------------------------------------------------------------------------
Dividend yield                                      3.1%              3.0%              2.8%
Volatility                                           33                27                27
Risk-free interest rate                               6                 6                 5
Expected option life                            5 years           5 years           5 years
============================================================================================

         The estimated weighted average grant date fair values per share of stock options granted and restricted stock granted were as follows:

Year ended December 31                            2000              1999              1998
-------------------------------------------------------------------------------------------
Stock options                                   $ 9.30            $ 8.70            $ 8.40
Restricted stock                                 32.12             31.49             37.77
===========================================================================================

PENSION AND POSTRETIREMENT BENEFIT PLANS

The Corporation maintains qualified noncontributory, defined benefit pension plans covering substantially all domestic employees, as well as nonqualified non-contributory defined benefit plans for certain executives. The qualified plans are funded in compliance with the Employee Retirement Income Security Act of 1974 (ERISA) and the Internal Revenue Code of 1986, as amended.

         The Corporation also provides certain postretirement health and life insurance benefits for eligible retired domestic employees. Postretirement benefits are accrued over the service lives of the employees.

         The following tables summarize benefit obligation, asset activity, funded status and expense for the plans:

                                                                                   Other
                                                  Pension                      Postretirement
                                                  Benefits                        Benefits
                                         --------------------------------------------------------
December 31                                 2000            1999            2000            1999
In millions
-------------------------------------------------------------------------------------------------
CHANGE IN BENEFIT OBLIGATION
Benefit obligation at
  beginning of year                      $ 1,864         $ 2,006         $   197         $   219
Service cost                                  82              93              --               3
Interest cost                                145             135              15              15
Participant contributions                     --              --               6               5
Curtailment (gain)                           (20)            (10)             --              (9)
Settlement (gain)/loss                        (2)              2              --              --
Acquisitions                                  --              28              --              --
Special termination benefits                  --               8              --              --
Plan amendments                               25              (5)             --               6
Benefits paid                               (209)           (150)            (29)            (29)
Actuarial loss/(gain)                        106            (243)              9             (13)
-------------------------------------------------------------------------------------------------
Benefit obligation at end of year        $ 1,991         $ 1,864         $   198         $   197
-------------------------------------------------------------------------------------------------
CHANGE IN PLAN ASSETS
Fair value of plan assets
  at beginning of year                   $ 2,736         $ 2,391         $    42         $    35
Actual return on plan assets                  20             437               2               7
Acquisitions                                  --              20              --              --
Employer contributions                        29              30              22              18
Participant contributions                     --              --               6               5
Benefits paid                               (209)           (142)            (29)            (23)
-------------------------------------------------------------------------------------------------
Fair value of plan assets
  at end of year                         $ 2,576         $ 2,736         $    43         $    42
-------------------------------------------------------------------------------------------------
RECONCILIATION OF FUNDED STATUS
Plan assets in excess of benefit
  obligation                             $   585         $   872         $  (155)        $  (155)
Unrecognized actuarial gain                 (181)           (533)            (39)            (54)
Unrecognized transition (asset)/
   obligation                                 (1)             (3)             61              66
Unrecognized prior service cost               28               3              --              --
-------------------------------------------------------------------------------------------------
Net amount recognized                    $   431         $   339         $  (133)        $  (143)
-------------------------------------------------------------------------------------------------
Prepaid pension cost                     $   584         $   475         $    --         $    --
Accrued benefit liability, net              (153)           (136)           (133)           (143)
-------------------------------------------------------------------------------------------------
Net amount recognized                    $   431         $   339         $  (133)        $  (143)
=================================================================================================

The projected benefit obligation, accumulated benefit obligation, and fair value of plan assets for pension plans with accumulated benefit obligations in excess of plan assets were $279 million, $212 million, and $3 million, respectively, as of December 31, 2000 and $231 million, $184 million, and $4 million, respectively, as of December 31, 1999.

Pension and Postretirement Benefit Expense

                                                                                                               Other
                                                                       Pension                             Postretirement
                                                                       Benefits                               Benefits
                                                           -----------------------------------------------------------------------
Year ended December 31                                      2000         1999         1998         2000         1999         1998
Dollars in millions
----------------------------------------------------------------------------------------------------------------------------------
COMPONENTS OF NET PERIODIC BENEFIT EXPENSE/(INCOME)
Service cost                                               $  82        $  93        $  80        $  --        $   3        $   2
Interest cost                                                145          135          131           15           15           14
Expected return on plan assets                              (232)        (199)        (196)          (3)          (3)          (2)
Net amortization and recognized actuarial (gain)/loss         (3)           8            5           --            7            8
----------------------------------------------------------------------------------------------------------------------------------
Net periodic benefit (income)/expense                      $  (8)       $  37        $  20        $  12        $  22        $  22
----------------------------------------------------------------------------------------------------------------------------------
ASSUMPTIONS AS OF DECEMBER 31
Discount rate                                               7.50%        7.91%        6.75%        7.50%        7.93%        6.75%
Expected rate of return on plan assets                     10.00         9.93         9.55        10.00        10.00        10.00
Rate of compensation increase                               5.00         5.05         4.80
Healthcare cost trend rate                                                                         8.00         8.71         7.43
==================================================================================================================================

The healthcare cost trend rate is projected to decrease gradually over the next several years to approximately 5%, and remain level thereafter. A 1% increase or decrease in the healthcare cost trend rate assumption does not have a significant effect on postretirement benefit obligation or expense.

         Staffing reductions and lump sum benefit payments during 2000 resulted in pension curtailment and settlement gains of approximately $54 million. These gains, which were recorded in 2000, are excluded from the pension and postretirement benefit expense table presented above.

The Corporation maintains defined contribution savings plans covering substantially all domestic employees. The Corporation's expense for these plans was $92 million, $84 million and $76 million for 2000, 1999 and 1998, respectively.

NOTE 14. MERGER- AND RESTRUCTURING-RELATED CHARGES

In 2000, the Corporation recorded a charge of approximately $21 million associated with accelerated vesting of outstanding Summit restricted stock in conjunction with the approval of the Summit merger by the Summit Board of Directors.

        In 1999, the Corporation recorded $878 million of merger- and restructuring-related charges in connection with its merger with BankBoston ($850 million) and the realignment of key lines of business ($28 million). The $850 million charge was composed of $383 million of merger-related charges and $467 million of restructuring charges. In addition to the BankBoston merger- and restructuring-related charges, the Corporation incurred $102 million of integration costs. The Corporation incurred an additional $227 million of integration costs in 2000. These integration costs were expensed as incurred and resulted from the merger integration process the Corporation began in the fourth quarter of 1999 and substantially completed in 2000.

RESTRUCTURING-RELATED CHARGES

The Corporation's restructuring-related charges of $467 million in connection with the BankBoston merger resulted from a restructuring plan that management committed to and communicated to employees in 1999 in connection with its integration of the combining companies. Of the $467 million charge, $357 million related to personnel, $77 million related to technology and operations, $28 million related to facilities and $5 million related to other restructuring expenses. Management fully implemented the restructuring plan during 2000.

        Personnel-related costs of $357 million related to severance, benefit program changes and outplacement services for approximately 4,000 employees identified in 1999 for termination in connection with the restructuring, principally as a result of duplicate functions within the combined company. Of the total employees to be terminated, approximately 14% were in Global Banking and Financial Services; approximately 15% were in Commercial and Retail Banking; approximately 1% were in National Financial Services; and the remaining 70% were in support units. Substantially all of the affected employees were notified by September 30, 2000, and left the Corporation by December 31, 2000. As of December 31, 2000, $238 million in personnel-related benefits had been paid.

        Technology and operations costs of $77 million included $37 million of liabilities incurred for contract cancellation penalties resulting from duplicate or incompatible systems, and $40 million of write-offs of certain capitalized assets, including business projects in process that will not be completed by the Corporation, and losses incurred from the write-off of computer hardware and software held for disposition. As of December 31, 2000, $31 million in contract cancellation penalties had been paid, and all of the assets written off were taken out of service.

         Facilities charges of $28 million represent the present value of future lease obligations and lease cancellation penalties recorded in connection with vacating duplicate headquarters, banking operation facilities and branch offices. During 2000, $5 million of facilities charges were paid.

         With respect to the 1999 restructuring charge of $28 million, the realignment of key lines of business eliminated 260 positions, and the affected employees were notified at the time the restructuring plan was implemented. The accrual was fully paid by December 31, 2000.

         The following table discloses activity in the restructuring-related accrual during the year ended December 31, 2000. The remaining accrual at December 31, 2000 is composed primarily of expected cash outlays related to severance and facilities obligations.

Restructuring Accrual Activity

In millions
------------------------------------------
Balance at December 31, 1999        $ 414
Cash payments                        (261)
Noncash write-downs                    (7)
------------------------------------------
Balance at December 31, 2000        $ 146
==========================================

INTEGRATION COSTS

The Corporation's integration costs, which were expensed as incurred, included the costs of converting duplicate computer systems, training and relocation of employees and departments, consolidation of facilities and customer communications. Certain assets, principally computer hardware and software, banking operations and administrative facilities, were used during 2000 until the integration of computer systems and banking operations was completed, and were then disposed. Approximately $68 million of the total integration costs incurred in 2000 related to the incremental depreciation on these assets, which was calculated based on the assets' shortened useful lives, over the depreciation that would otherwise have been recorded.

1998 MERGER- AND RESTRUCTURING-RELATED CHARGES

In 1998, the Corporation recorded $138 million of merger- and restructuring-related charges, composed of $59 million of merger-related charges and $79 million of restructuring-related charges. These charges resulted from the Corporation's acquisitions of Quick & Reilly and the domestic consumer credit card operations of Advanta, as well as a realignment of its Asian operations and reductions in staff in its Emerging Market Sales, Trading and Research unit. The merger-related charges were composed of professional fees pertaining to investment banking, legal and accounting services, personnel-related costs, including retention payments, and costs related to system conversions. The restructuring-related charges were composed of personnel costs such as employee severance and outplacement assistance, facilities charges, including costs of terminating lease obligations, and asset write-offs resulting primarily from the closing of offices in India, Japan, the Philippines and Taiwan. At December 31, 2000, no accruals related to these restructuring-related charges remained.

NOTE 15. COMMITMENTS AND CONTINGENCIES

The Corporation has obligations under a number of noncancelable operating leases for premises and equipment. The minimum annual rental commitments under these leases at December 31, 2000, exclusive of taxes and other charges, were as follows: $330 million in 2001; $293 million in 2002; $241 million in 2003; $199 million in 2004; $167 million in 2005; $578 million in 2006; and thereafter. Total rental expense for 2000, 1999 and 1998, including cancelable and noncancelable leases, amounted to $360 million, $353 million and $336 million, respectively.

        Certain leases contain escalation clauses, which correspond with increased real estate taxes and other operating expenses, and renewal options calling for increased rents as the leases are renewed. No restrictions are imposed by any lease agreement regarding the payment of dividends, additional debt financing, or entering into further lease agreements.

        The Corporation and its subsidiaries are involved in various legal proceedings arising out of, and incidental to, their respective businesses. Management of the Corporation, based on its review with counsel of the development of these matters to date, considers that the aggregate loss resulting from the final outcome, if any, of these proceedings should not be material to the Corporation's financial condition or results of operations.

NOTE 16. INCOME TAXES

The components of income before income taxes and income tax expense are summarized below:

Income Before Income Taxes

Year ended December 31                           2000          1999          1998
In millions
---------------------------------------------------------------------------------
Income before income taxes:
  Domestic                                     $5,703        $3,490        $4,094
  Foreign                                         758           585           350
---------------------------------------------------------------------------------
Total income before income taxes               $6,461        $4,075        $4,444
=================================================================================

Income Tax Expense

Year ended December 31                     2000          1999          1998
In millions
----------------------------------------------------------------------------
Current income taxes:
  Federal                                $1,448        $  697        $1,086
  Foreign:
      Based on income                       155           197           106
      Withheld on interest
          and dividends                      73            73            60
  State and local                           283           117           200
----------------------------------------------------------------------------
Total current income taxes               $1,959        $1,084        $1,452
----------------------------------------------------------------------------
Deferred income taxes:
  Federal                                $  492        $  414        $  168
  State and local                           100           101            53
----------------------------------------------------------------------------
Total deferred income taxes              $  592        $  515        $  221
----------------------------------------------------------------------------
Total income tax expense:
  Federal                                $1,940        $1,111        $1,254
  Foreign                                   228           270           166
  State and local                           383           218           253
----------------------------------------------------------------------------
Applicable income taxes                  $2,551        $1,599        $1,673
============================================================================

Income tax expense for the years ended December 31, 2000, 1999 and 1998 varied from the amount computed by applying the statutory income tax rate to income before income taxes. A reconciliation between the statutory and effective tax rates follows:

Statutory Rate Analysis

Year ended December 31                 2000          1999          1998
-------------------------------------------------------------------------
Tax at statutory rate                  35.0%         35.0%         35.0%

Increases/(decreases) in
  taxes resulting from:
  State and local income taxes,
    net of federal income tax
    benefit                             3.8           3.5           3.7
  Non-creditable foreign taxes           --            --            .4
  Goodwill amortization                 1.9           1.5           1.1
  Tax-exempt income                     (.5)          (.8)          (.8)
  Other, net                            (.7)           --          (1.8)
-------------------------------------------------------------------------
Effective tax rate                     39.5%         39.2%         37.6%
=========================================================================

Significant components of the Corporation's net deferred tax liability as of December 31, 2000 and 1999 are presented in the following table:

Net Deferred Tax Liability

December 31                                         2000            1999
In millions
-------------------------------------------------------------------------
Deferred tax assets:
  Reserve for credit losses                      $   827         $   877
  Expenses not currently deductible                  613             530
  Employee benefits                                  178             286
  Other                                              525             497
-------------------------------------------------------------------------
     Total gross deferred tax assets               2,143           2,190
      Less: valuation allowance                       36              31
-------------------------------------------------------------------------
     Total gross deferred tax assets             $ 2,107         $ 2,159
-------------------------------------------------------------------------
Deferred tax liabilities:
  Lease financing                                $ 2,669         $ 2,330
  Mortgage banking                                   497             508
  Net unrealized (loss)/gain on
     securities available for sale                    (4)            311
  Other                                              578             455
-------------------------------------------------------------------------
     Total gross deferred tax liabilities        $ 3,740         $ 3,604
-------------------------------------------------------------------------
Net deferred tax liability                       $ 1,633         $ 1,445
=========================================================================

The Corporation has evaluated the available evidence supporting the future realization of its gross deferred tax assets of $2.1 billion at December 31, 2000, including the amount and timing of future taxable income, and has determined that it is more likely than not that the assets will be realized. Given the nature of state tax laws, the Corporation believes that uncertainty remains concerning the realization of tax benefits in various state jurisdictions. The Corporation recorded cumulative state tax benefits, net of federal taxes, of $104 million and $112 million as of December 31, 2000 and 1999, respectively. State valuation reserves of $36 million and $31 million have been established at December 31, 2000 and 1999, respectively.

NOTE 17. LINE OF BUSINESS INFORMATION

In 2000, the Corporation was managed along three principal business lines:
Global Banking and Financial Services, Commercial and Retail Banking and National Financial Services. GLOBAL BANKING AND FINANCIAL SERVICES includes International Banking, Corporate Banking, Principal Investing, Robertson Stephens, Quick & Reilly and Investment Services. COMMERCIAL AND RETAIL BANKING includes domestic retail banking to consumer and small business customers, as well as domestic commercial banking operations, which includes middle-market lending, asset-based lending, leasing, cash management, trade finance and government banking services. NATIONAL FINANCIAL SERVICES includes Credit Cards, Commercial Real Estate, Mortgage Banking and Student Loan and Other Processing. ALL OTHER includes allocated support units, the management accounting control units and certain transactions or events not driven by specific business lines, including merger- and restructuring-related charges and other costs and gains on sales of businesses. Management accounting control units include management accounting offsets to transfer pricing, equity and provision for credit loss allocations. All Other also includes the Corporation's Treasury function, which is responsible for managing the interest rate risk, liquidity and wholesale funding needs of the Corporation. The financial performance of the Corporation's lines of business is monitored by an internal profitability measurement system. Periodic financial statements are produced and reviewed by senior management. Within business units, assets, liabilities and equity are match-funded utilizing similar maturity, liquidity and repricing information. Additionally, equity, provision for credit losses and reserve for credit losses are assigned on an economic basis. The Corporation has developed a risk-adjusted methodology that quantifies risk types (e.g., credit and operating risk) within business units and assigns capital accordingly. Provisions for credit losses and reserves for credit losses are allocated to each business line based on economic modeling of long-term expected loss rates. Management reporting methodologies are in place for assigning expenses that are not directly incurred by businesses, such as overhead, operations and technology expense. These methodologies are periodically refined and results are restated to reflect methodological and/or management organization changes.

        The following table presents financial information for the Corporation's lines of business for 2000, 1999 and 1998, on a fully taxable equivalent basis. Consolidated net interest income and income taxes include tax-equivalent adjustments of $70 million, $68 million and $71 million for 2000, 1999 and 1998, respectively. Information for 1999 and 1998 is presented on a basis consistent with 2000, and, as such, has been restated for changes in the Corporation's organizational structure and internal management reporting methodologies implemented during 2000.

                                                                                       National                          FleetBoston
Year ended December 31, 2000             Global Banking and    Commercial and         Financial                            Financial
In millions                           Financial Services(a)    Retail Banking          Services      All Other(b)        Corporation
------------------------------------------------------------------------------------------------------------------------------------
Income Statement Data:
  Net interest income                              $  2,327          $  4,837          $    747          $     64           $  7,975
  Noninterest income                                  5,444             1,683             1,348               986              9,461
------------------------------------------------------------------------------------------------------------------------------------
  Total revenue                                       7,771             6,520             2,095             1,050             17,436
  Provision for credit losses                           332               423               286               254              1,295
  Noninterest expense                                 4,385             3,593             1,060               572              9,610
  Income taxes                                        1,227             1,054               297                43              2,621
------------------------------------------------------------------------------------------------------------------------------------
Net income                                            1,827             1,450               452               181              3,910
------------------------------------------------------------------------------------------------------------------------------------
Balance Sheet Data:
  Average total assets                               83,599            74,759            25,986            39,543            223,887
------------------------------------------------------------------------------------------------------------------------------------
Other Financial Data (pre-tax):
Depreciation and amortization                           194               309               556               270              1,329
Merger-related charges                                   --                --                --                21                 21
Branch divestiture gains                                 --                --                --               843                843
====================================================================================================================================

Year ended December 31, 1999
In millions
====================================================================================================================================
Income Statement Data:
  Net interest income                              $  2,130          $  4,865          $    842          $    254           $  8,091
  Noninterest income                                  4,166             1,674             1,365               161              7,366
------------------------------------------------------------------------------------------------------------------------------------
  Total revenue                                       6,296             6,539             2,207               415             15,457
  Provision for credit losses                           307               430               387               (63)             1,061
  Noninterest expense                                 3,851             3,858             1,131             1,413             10,253
  Income taxes                                          850               957               276              (416)             1,667
------------------------------------------------------------------------------------------------------------------------------------
Net income                                            1,288             1,294               413              (519)             2,476
------------------------------------------------------------------------------------------------------------------------------------
Balance Sheet Data:
  Average total assets                               77,506            76,591            26,785            42,350            223,232
------------------------------------------------------------------------------------------------------------------------------------
Other Financial Data (pre-tax):
Depreciation and amortization                           170               316               523               236              1,245
Merger- and restructuring-related charges                --                --                --               878                878
====================================================================================================================================

Year ended December 31, 1998
In millions
====================================================================================================================================
Income Statement Data:
  Net interest income                              $  1,828          $  4,573          $    941          $    311           $  7,653
  Noninterest income                                  2,634             1,452               959               580              5,625
------------------------------------------------------------------------------------------------------------------------------------
  Total revenue                                       4,462             6,025             1,900               891             13,278
  Provision for credit losses                           241               381               389               (95)               916
  Noninterest expense                                 2,782             3,637               994               434              7,847
  Income taxes                                          577               874               209                84              1,744
------------------------------------------------------------------------------------------------------------------------------------
Net income                                              862             1,133               308               468              2,771
------------------------------------------------------------------------------------------------------------------------------------
Balance Sheet Data:
  Average total assets                               62,671            65,681            25,874            46,807            201,033
------------------------------------------------------------------------------------------------------------------------------------
Other Financial Data (pre-tax):
Depreciation and amortization                           128               294               553               188              1,163
Merger- and restructuring-related charges                --                --                --               138                138
====================================================================================================================================

(a) Includes revenue and net income from overseas operations, principally Argentina and Brazil, of $1.7 billion and $343 million, respectively, in 2000; $1.6 billion and $292 million, respectively, in 1999; and $1.3 billion and $214 million, respectively, in 1998. International average total assets were $24.6 billion, $21.8 billion and $21.2 billion for 2000, 1999 and 1998, respectively.

(b) All Other includes net income of the Treasury unit of $163 million in 2000, $160 million in 1999, and $193 million in 1998. Average total assets allocated to All Other primarily consist of residential mortgage loans and securities managed by the Treasury unit.

The following table presents financial information for the supporting business units of each of the Corporation's lines of business.

====================================================================================================================================
Year ended December 31                                        2000                        1999                         1998
In millions                                         Net Income     Revenue     Net Income      Revenue     Net Income        Revenue
------------------------------------------------------------------------------------------------------------------------------------
Global Banking and Financial Services
  International Banking                                $   382     $ 1,837        $   315      $ 1,742        $   225        $ 1,440
  Corporate Banking                                        400       1,313            302        1,221            165            948
  Principal Investing                                      373         740            215          460            186            367
  Robertson Stephens                                       218       1,550             99          933              1            113
  Quick & Reilly                                           222       1,226            177          920            118            653
  Investment Services                                      232       1,105            180        1,020            167            941
------------------------------------------------------------------------------------------------------------------------------------
     Total Global Banking and Financial Services         1,827       7,771          1,288        6,296            862          4,462

Commercial and Retail Banking
  Retail Distribution                                      532       2,851            451        2,911            412          2,815
  Commercial Finance                                       334       1,043            314        1,017            202            630
  Commercial Banking                                       253       1,075            231        1,084            216          1,053
  Small Business                                           254       1,119            228        1,075            217          1,036
  Consumer Lending                                          77         432             70          452             86            491
------------------------------------------------------------------------------------------------------------------------------------
     Total Commercial and Retail Banking                 1,450       6,520          1,294        6,539          1,133          6,025

National Financial Services
  Credit Cards                                             171       1,038            152        1,133             84            922
  Commercial Real Estate                                   176         464            150          442            150            438
  Mortgage Banking                                          69         369             81          444             50            392
  Student Loan and Other Processing                         36         224             30          188             24            148
------------------------------------------------------------------------------------------------------------------------------------
     Total National Financial Services                     452       2,095            413        2,207            308          1,900

All Other                                                  181       1,050           (519)         415            468            891
------------------------------------------------------------------------------------------------------------------------------------

FleetBoston Financial Corporation                      $ 3,910     $17,436        $ 2,476      $15,457        $ 2,771        $13,278
====================================================================================================================================

NOTE 18. SECURITIZATIONS OF ASSETS

During 2000, the Corporation sold approximately $2 billion of commercial loans and approximately $3 billion of credit card receivables in new securitization transactions. The Corporation will receive annual servicing fees as compensation for servicing the outstanding balances. The Corporation's retained interests are subordinate to investors' interests. The value of these retained interests is subject to credit, prepayment and interest rate risks related to the transferred assets. In 2000, pre-tax gains recognized on new credit card securitizations and replenishment of revolving credit card securitization pools were approximately $374 million. This revenue is recorded in securitization income, a component of credit card revenue. Gains recognized on commercial loan securitization activities in 2000 were not significant.

        Key economic assumptions used in measuring the initial retained interests resulting from the securitizations completed in 2000 were as follows:

================================================================================
                                                Commercial         Credit Card
                                                     Loans         Receivables
--------------------------------------------------------------------------------
Repayment speed (monthly rate)                        4.5%              10-12%
Weighted average life                            10 months            5 months
Expected credit losses (annual rate)                  .47%                5-7%
Discount rate                                          15%               8-11%
================================================================================

At December 31, 2000, key economic assumptions and the reduction in the carrying amount of retained interests caused by immediate adverse changes in those assumptions are as follows:

================================================================================
                                               Commercial         Credit Card
Dollars in millions                                 Loans         Receivables
--------------------------------------------------------------------------------
Carrying amount of retained interests            $   130             $   124
REPAYMENT SPEED (MONTHLY RATE)                       4.5%               11.2%
  Impact of 5%  change                           $    --             $   3.9
  Impact of 10% change                               1.1                 7.9
EXPECTED CREDIT LOSSES (ANNUAL RATE)                 .50%               5.34%
  Impact of 5% change                            $   1.0             $  11.1
  Impact of 10% change                               2.0                22.3
DISCOUNT RATE                                      15.00%              10.32%
  Impact of 5% change                            $   1.4             $    .1
  Impact of 10% change                               2.9                  .2
================================================================================

These sensitivities are hypothetical and are presented for illustrative purposes only. Changes in carrying amount based on a change in assumptions generally cannot be extrapolated because the relationship of the change in assumption to the change in carrying amount may not be linear. The changes in assumptions presented in the above table were calculated without changing any other assumption; in reality, changes in one assumption may result in changes in another, which may magnify or counteract the sensitivities. For example, changes in market interest rates may simultaneously impact repayment speed, credit losses and the discount rate.

        The table below summarizes certain cash flows received from and paid to securitization trusts for the year ended December 31, 2000.

=======================================================================================
                                                         Commercial         Credit Card
In millions                                                   Loans         Receivables
---------------------------------------------------------------------------------------
Proceeds from new securitizations                           $ 2,000             $ 2,898
Proceeds from replenishment of revolving
  securitization pools                                        1,281              10,465
Servicing fees received                                           4                 177
Other cash flows received on retained interests,
  including excess spread and interest on
  reserve accounts                                               19                 482
Purchases of credit-impaired assets                            (127)                 --
=======================================================================================

The following table presents information about principal balances of managed and securitized credit card receivables as of and for the year ended December 31, 2000.

=======================================================================================
                                                           Principal
                                                             90 days               Net
                                              Total          or more            Credit
In millions                               Principal         past due            Losses
--------------------------------------------------------------------------------------
Total loans managed                         $14,327             $353              $789
Less: loans securitized                       9,802              217               549
--------------------------------------------------------------------------------------
Total loans owned                           $ 4,525             $136              $240
=======================================================================================

NOTE 19. OFF-BALANCE SHEET FINANCIAL INSTRUMENTS

BALANCE SHEET MANAGEMENT ACTIVITIES. The Corporation's principal objective in holding or issuing derivatives for purposes other than trading is the management of interest rate and currency risk.

        The major source of the Corporation's non-trading U.S. dollar denominated interest rate risk is the difference in the repricing characteristics of the Corporation's core banking assets and liabilities - loans and deposits. This difference, or mismatch, poses a risk to net interest income. In managing net interest income, the Corporation uses interest rate swaps to offset the general asset sensitivity of the core bank. Additionally, the Corporation uses interest rate swaps to offset basis risk, including the specific exposure to changes in prime interest rates.

        A second major source of the Corporation's non-trading U.S. dollar denominated interest rate risk is the sensitivity of its MSRs to prepayments. A mortgage borrower has the option to prepay a mortgage loan at any time. When mortgage interest rates decline, borrowers have a greater incentive to prepay mortgage loans through a refinancing. To mitigate the risk of declining long-term interest rates, increased mortgage prepayments, and the potential impairment of MSRs, the Corporation uses a variety of risk management instruments, including interest rate swaps, caps and floors, options on swaps, and exchange-traded options on Treasury bond and note futures. These instruments gain value as interest rates decline, mitigating the impairment of MSRs. Increases in the value of these instruments and related cash flows aggregating $415 million were recorded as adjustments to the carrying value of MSRs during 2000.

        The Corporation's non-U.S. dollar denominated assets and liabilities are exposed to interest rate and foreign exchange rate risks. The majority of the Corporation's non-U.S. dollar denominated interest rate and foreign exchange rate risk exposure stems from its operations in Latin America, primarily Argentina and Brazil. This interest rate risk is managed through the use of interest rate swap instruments. Foreign exchange rate risk is managed through the use of foreign currency spot, forward, futures, option and swap contracts. The primary risks in these transactions arise from the exposure to changes in foreign currency exchange rates and the ability of counterparties to meet the terms of those contracts.

        The following table presents the notional amount and fair value of risk management instruments at December 31, 2000 and 1999:

Risk Management Instruments

December 31                                                 2000                                    1999
                                                Notional               Fair             Notional              Fair
In millions                                       Amount              Value               Amount             Value
-------------------------------------------------------------------------------------------------------------------
INTEREST RATE RISK MANAGEMENT
  INSTRUMENTS:
  Domestic:
    Receive fixed/pay variable swaps            $ 28,068            $   568             $ 18,806            $ (388)
    Pay fixed/receive variable swaps               4,197                (95)                  22                --
    Basis swaps                                       --                 --                3,172                --
    Futures and forwards                           4,317                (52)                  --                --
    Options                                        2,335                 25                   --                --
  International:
    Interest rate swaps                            1,147                  8                1,202               (19)
    Futures and forwards                              --                 --                  523                --
    Interest rate options purchased                   --                 --                  337                32
    Interest rate options written                     --                 --                  337               (13)
MORTGAGE BANKING RISK
  MANAGEMENT INSTRUMENTS:
  Interest rate, P.O., and MBS swaps               5,864                 39                6,127              (195)
  Futures                                             --                 --                  330               (12)
  Interest rate floors and options
    on swaps                                      30,350                403               59,735               118
  Interest rate caps and cap
    corridors                                     13,200                 55               16,700               284
  Call options purchased                              --                 --                  960                 2
FOREIGN EXCHANGE RISK
  MANAGEMENT INSTRUMENTS:
  Swaps                                            4,666                 73                5,000              (124)
  Spot and forward contracts                         442                  7                1,764               (13)
  Futures                                             --                 --                  361                --
-------------------------------------------------------------------------------------------------------------------
Total risk management instruments               $ 94,586            $ 1,031             $115,376            $ (328)
===================================================================================================================

Interest rate swap agreements involve the exchange of fixed- and variable-rate interest payments based upon a notional principal amount and maturity date. Interest rate basis swaps involve the exchange of floating-rate interest payments based on various indices, such as U.S. Treasury bill rates and LIBOR. In a purchased interest rate floor agreement, cash interest payments are received only if current interest rates fall below a predetermined interest rate. Purchased or sold interest rate cap agreements are similar to interest rate floor agreements, except that cash interest payments are received or made only if current interest rates rise above predetermined interest rates. Options on swap agreements provide the holder the right to enter into an interest rate swap at a predetermined rate and time in the future.

        The Corporation's interest rate risk management instruments had credit exposure, which arises from amounts due from counterparties, of $720 million at December 31, 2000, versus $96 million at December 31, 1999. The Corporation's mortgage banking risk management instruments had credit exposure of $217 million at December 31, 2000, versus $175 million at December 31, 1999. The Corporation's foreign exchange rate risk management instruments had credit exposure of $132 million at December 31, 2000, versus $124 million at December 31, 1999. The periodic net settlement of interest rate risk management instruments is recorded as an adjustment to net interest income. As of December 31, 2000, the Corporation had net deferred income of $18 million related to terminated interest rate swap contracts, which will be amortized over the remaining life of the underlying terminated contracts of approximately 9 years. Reserves related to credit exposure associated with risk management instruments are included in other liabilities in the accompanying consolidated balance sheet.

Other Financial Instruments

===================================================================================
                                                                 Contract or
                                                               Notional Amount
December 31                                               2000                1999
In millions
-----------------------------------------------------------------------------------
Commitments to extend credit:
  Commercial and industrial loans                      $ 66,707            $ 74,710
  Commercial real estate                                  4,298               4,305
  Credit card lines                                      51,118              50,360
  Home equity lines                                       7,404               6,937
  Other unused commitments                               10,694               5,858
  Residential mortgages                                   1,759               1,364
-----------------------------------------------------------------------------------
Total commitments to extend credit                     $141,980            $143,534
Letters of credit, financial guarantees and
  foreign office guarantees (net of
  participations)                                      $ 12,950            $ 13,484
Commitments to sell loans                                 3,860               2,130
Recourse on assets sold                                   1,381               1,023
===================================================================================

Commitments to extend credit are agreements to lend to customers in accordance with contractual provisions. These commitments usually are for specific periods or contain termination clauses and may require the payment of a fee. The total amounts of unused commitments do not necessarily represent future cash requirements, in that commitments often expire without being drawn upon.

        Letters of credit and financial guarantees are agreements whereby the Corporation guarantees the performance of a customer to a third party. Collateral is required to support letters of credit in accordance with management's evaluation of the creditworthiness of each customer. The credit exposure assumed in issuing letters of credit is essentially equal to that in other lending activities. Management does not anticipate any significant losses as a result of these transactions.

        Commitments to sell loans have off-balance sheet market risk to the extent that the Corporation does not have available loans to fill those commitments. This would require the Corporation to purchase loans in the open market.

TRADING ACTIVITIES. The following table represents the notional, or contractual, amount of the Corporation's off-balance sheet interest rate, foreign exchange and equity trading instruments and related credit exposure:

Trading Instruments with Off-Balance Sheet Risk

==========================================================================================================
                                                Contract or
                                                 Notional                                Credit
                                                  Amount                                Exposure
December 31                              2000                1999                2000                1999
In millions
----------------------------------------------------------------------------------------------------------
Interest rate contracts               $240,101            $127,584            $  1,287            $  1,685
Foreign exchange contracts              43,336              91,378               1,029               1,846
Equity contracts                         5,530               2,400                 507                 402
==========================================================================================================

Notional principal amounts are a measure of the volume of agreements transacted, but the level of credit exposure is significantly less. The amount of credit exposure can be estimated by calculating the cost to replace, on a present value basis and at current market rates, all profitable contracts outstanding at year-end. Credit exposure disclosures relate to accounting losses that would be recognized if the counterparties completely failed to perform their obligations. To manage its level of credit exposure, the Corporation deals with counterparties of good credit standing, establishes counterparty credit limits, in certain cases has the ability to require securities collateral, and enters into netting agreements whenever possible.

        The amounts disclosed below represent the end-of-period fair values of derivative financial instruments held or issued for trading purposes and the average aggregate fair values during 2000 for those instruments:

Trading Instruments

================================================================
                                      Fair Value         Average
December 31, 2000                     (Carrying            Fair
In millions                             Amount)           Value
----------------------------------------------------------------
Interest rate contracts:
  Assets                               $1,287            $1,089
  Liabilities                           1,112             1,044
Foreign exchange contracts:
  Assets                                1,029               985
  Liabilities                             959               970
Equity contracts:
  Assets                                  507               370
  Liabilities                             358               238
================================================================

The Corporation adopted SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," as of January 1, 2001. The Standard requires that all derivative instruments be recorded in the balance sheet at fair value. However, the accounting for changes in fair value of the derivative instrument depends on whether the derivative instrument qualifies as a hedge. If the derivative instrument does not qualify as a hedge, changes in fair value are reported in earnings when they occur. If the derivative instrument qualifies as a hedge, the accounting treatment varies based on the type of risk being hedged. The transition adjustments related to adoption of the Standard resulted in an after-tax increase to stockholders' equity of approximately $200 million, and an after-tax increase of approximately $8 million to net income.

NOTE 20. FAIR VALUES OF FINANCIAL INSTRUMENTS

Fair value estimates are generally subjective in nature, and are made as of a specific point in time based on the characteristics of the financial instruments and relevant market information. Where available, quoted market prices are used. In other cases, fair values are based on estimates using present value or other valuation techniques. These techniques involve uncertainties and are significantly affected by the assumptions used and judgments made regarding risk characteristics of various financial instruments, discount rates, estimates of future cash flows, future expected loss experience and other factors. Changes in assumptions could significantly affect these estimates and the resulting fair values. Derived fair value estimates cannot necessarily be substantiated by comparison to independent markets and, in many cases, could not be realized in an immediate sale of the instrument.

        Fair value estimates are based on existing financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Disclosure of fair values is not required for certain items, such as lease financing, investments accounted for under the equity method of accounting, obligations for pension and other postretirement benefits, premises and equipment, OREO, prepaid expenses, core deposit intangibles and the value of customer relationships associated with certain types of consumer loans, particularly the credit card portfolio, other intangible assets, MSRs and income tax assets and liabilities. Accordingly, the aggregate fair value amounts presented do not purport to represent, and should not be considered representative of, the underlying "market" or franchise value of the Corporation. In addition, because of differences in methodologies and assumptions used to estimate fair values, the Corporation's fair values should not be compared to those of other financial institutions.

        The following describes the methods and assumptions used by the Corporation in estimating the fair values of financial instruments.

CASH AND CASH EQUIVALENTS. The carrying amounts reported in the balance sheet approximate fair values because maturities are less than 90 days.

TRADING ASSETS AND LIABILITIES. Trading assets and liabilities are carried at fair value in the balance sheet. Values for trading securities are generally based on quoted, or other independent, market prices. Values for interest rate and foreign exchange products are based on quoted, or other independent, market prices, or are estimated using pricing models or discounted cash flows.

MORTGAGES HELD FOR RESALE. Fair value is estimated using the quoted market prices for securities backed by similar types of loans and current dealer commitments to purchase loans. These loans are priced to be sold with servicing rights retained.

SECURITIES AVAILABLE FOR SALE AND HELD TO MATURITY. Fair values are based primarily on quoted, or other independent, market prices. For certain debt and equity investments made in connection with the Corporation's Principal Investing business that do not trade on established exchanges, and for which markets do not exist, estimates of fair value are based upon management's review of the investee's financial results, condition and prospects.

LOANS. The fair values of certain commercial and consumer loans are estimated by discounting the contractual cash flows using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. The carrying value of certain other loans approximates fair value due to the short-term and/or frequent repricing characteristics of these loans. For residential real estate loans, fair value is estimated by reference to quoted market prices. For nonperforming loans and certain loans where the credit quality of the borrower has deteriorated significantly, fair values are estimated by discounting expected cash flows at a rate commensurate with the risk associated with the estimated cash flows, based on recent appraisals of the underlying collateral or by reference to recent loan sales.

DEPOSITS. The carrying amount of deposits with no stated maturity or a maturity of less than 90 days is considered, by definition, to be equal to their fair value. Fair value of fixed-rate time deposits is estimated by discounting contractual cash flows using interest rates currently offered on the deposit products. Fair value for variable-rate time deposits approximates their carrying value. Fair value estimates for deposits do not include the benefit that results from the low-cost funding provided by the deposit liabilities compared to the cost of alternative forms of funding (core deposit intangibles).

SHORT-TERM BORROWINGS. Short-term borrowings generally mature in 90 days or less and, accordingly, the carrying amount reported in the balance sheet approximates fair value.

LONG-TERM DEBT. The fair value of the Corporation's long-term debt, including the short-term portion, is estimated based on quoted market prices for the issues for which there is a market, or by discounting cash flows based on current rates available to the Corporation for similar types of borrowing arrangements.

OFF-BALANCE SHEET INSTRUMENTS. Fair values for off-balance sheet instruments are estimated based on quoted market prices or dealer quotes, and represent the amount the Corporation would receive or pay to execute a new agreement with identical terms considering current interest rates. Commitments to extend credit and letters of credit typically result in loans with a market interest rate when funded. The recorded book value of deferred fee income approximates the fair value.

INTEREST RATE AND FOREIGN EXCHANGE INSTRUMENTS. The fair values of interest rate and foreign exchange contracts used to manage interest rate, currency and market risks are estimated based on market information and other relevant characteristics using pricing models, including option models.

Fair Value of Financial Instruments

December 31                                                  2000                                        1999
                                                Carrying                 Fair              Carrying                  Fair
In millions                                        Value                Value                 Value                 Value
--------------------------------------------------------------------------------------------------------------------------
On-balance sheet financial assets:
    Financial assets for which carry-
    ing value approximates fair
    value                                      $  16,422            $  16,422             $  15,820             $  15,820
    Trading assets                                 7,108                7,108                 7,869                 7,869
    Mortgages held for resale                      2,138                2,138                 1,309                 1,309
    Securities                                    34,964               35,166                36,009                36,457
    Loans(a)                                     118,365              120,568               128,246               129,969
    Financial instruments included
     in other assets                               7,287                7,287                 3,268                 3,268
On-balance sheet financial
     liabilities:
    Deposits                                     128,739              129,140               139,592               139,962
    Short-term borrowings                         23,106               23,106                22,700                22,700
    Trading liabilities                            2,540                2,540                 3,807                 3,807
    Long-term debt                                31,684               31,630                29,214                28,796
    Financial instruments included
     in other liabilities                            997                  997                 1,403                 1,403
Off-balance sheet financial
     instruments:
    Interest rate risk management
      instruments                                     36                  454                    (2)                 (388)
    Foreign exchange risk manage-
      ment instruments                                --                   80                    --                  (137)
    Commitments to originate
      or purchase loans                            2,073                2,098                    --                    70
    Commitments to sell loans                          1                  (19)                    1                    12
==========================================================================================================================

(a) Excludes net book value of leases of $14 billion and $12 billion at December 31, 2000 and 1999, respectively.

NOTE 21. PARENT COMPANY ONLY FINANCIAL STATEMENTS

Statements of Income

Year ended December 31                                 2000                1999                1998
In millions
----------------------------------------------------------------------------------------------------
Dividends from subsidiaries:
  Banking subsidiaries                              $ 3,210             $ 2,248             $ 1,638
  Other subsidiaries                                    105                 202                 450
Interest income                                         676                 504                 460
Other                                                    51                   7                  45
----------------------------------------------------------------------------------------------------
     Total income                                     4,042               2,961               2,593
----------------------------------------------------------------------------------------------------
Interest expense                                        884                 675                 582
Noninterest expense                                       2                 257                  57
----------------------------------------------------------------------------------------------------
     Total expense                                      886                 932                 639
----------------------------------------------------------------------------------------------------
Income before income taxes and equity in
  undistributed income of subsidiaries                3,156               2,029               1,954
Applicable income taxes (benefit)                       (63)                (73)                (85)
----------------------------------------------------------------------------------------------------
Income before equity in undistributed
  income of subsidiaries                              3,219               2,102               2,039
Equity in undistributed income of
  subsidiaries                                          691                 374                 732
----------------------------------------------------------------------------------------------------
Net income                                          $ 3,910             $ 2,476             $ 2,771
====================================================================================================

Balance Sheets

December 31                                             2000               1999
In millions
--------------------------------------------------------------------------------
Assets:
  Money market instruments                            $ 1,642            $ 1,638
  Securities                                              139                127
Loans receivable from:
  Banking subsidiaries                                  3,107              3,092
  Other subsidiaries                                    5,314              3,936
--------------------------------------------------------------------------------
                                                        8,421              7,028
Investment in subsidiaries:
  Banking subsidiaries                                 18,839             18,124
  Other subsidiaries                                    2,919              2,327
--------------------------------------------------------------------------------
                                                       21,758             20,451
Other                                                   1,307              1,179
--------------------------------------------------------------------------------
Total assets                                          $33,267            $30,423
================================================================================
Liabilities:
  Short-term borrowings                               $ 1,352            $ 1,698
  Accrued liabilities                                   1,001              1,081
  Long-term debt(a)                                    11,553              9,570
--------------------------------------------------------------------------------
Total liabilities                                      13,906             12,349
--------------------------------------------------------------------------------
Stockholders' equity                                   19,361             18,074
--------------------------------------------------------------------------------
Total liabilities and stockholders' equity            $33,267            $30,423
================================================================================

(a) Includes junior subordinated debentures payable to subsidiary trusts of $2,375 million in 2000 and $2,061 million in 1999.

Statements of Cash Flows

Year ended December 31                                2000                1999                1998
In millions
----------------------------------------------------------------------------------------------------
Cash flows from operating activities:
Net income                                          $ 3,910             $ 2,476             $ 2,771
Adjustments for noncash items:
  Equity in undistributed income
     of subsidiaries                                   (691)               (374)               (732)
  Depreciation and amortization                          15                  15                  11
  Net securities gains                                   (9)                 (9)                (39)
Increase/(decrease) in accrued
  liabilities, net                                     (172)                268                  21
Other, net                                             (127)                514                (273)
----------------------------------------------------------------------------------------------------
Net cash flow provided by
  operating activities                                2,926               2,890               1,759
----------------------------------------------------------------------------------------------------
Cash flows from investing activities:
Purchases of securities                                  --                  (6)                 (3)
Proceeds from sales and maturities
  of securities                                          12                  21                  94
Net cash provided used for short-term
   investments in bank subsidiary                        --                  --                (302)
Net increase in loans made to affiliates             (1,550)             (1,345)             (1,607)
Return of capital from subsidiaries                      --                  60                 112
Repayment of note receivable from
  subsidiary                                            157                 383                 215
Proceeds from liquidation of subsidiary                  --                  12                  14
Capital contributions to subsidiaries                  (719)               (895)             (1,484)
----------------------------------------------------------------------------------------------------
Net cash flow used in investing
  activities                                         (2,100)             (1,770)             (2,961)
----------------------------------------------------------------------------------------------------
Cash flows from financing activities:
Net (decrease)/increase in short-term
  borrowings                                           (346)                577                 179
Proceeds from issuance of long-term
  debt                                                3,215               2,034               3,281
Repayments of long-term debt                         (1,232)               (968)               (908)
Proceeds from issuance of common
  stock                                                 253                 309                 199
Redemption and repurchase of
  common and preferred stock                           (908)               (864)               (691)
Settlement of common stock warrants                    (441)                 --                  --
Cash dividends paid                                  (1,363)             (1,168)             (1,137)
----------------------------------------------------------------------------------------------------
Net cash flow (used in)/provided by
  financing activities                                 (822)                (80)                923
----------------------------------------------------------------------------------------------------
Net increase/(decrease) in cash and
  cash equivalents                                        4               1,040                (279)
----------------------------------------------------------------------------------------------------
Cash and cash equivalents at
  beginning of year                                   1,638                 598                 877
----------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of year            $ 1,642             $ 1,638             $   598
====================================================================================================

FLEETBOSTON FINANCIAL CORPORATION

STATISTICAL DISCLOSURE BY BANK HOLDING COMPANIES





Consolidated Average Balances/Interest Earned-Paid/Rates 1998-2000 (Unaudited)

December 31                                  2000                            1999                            1998
                                           Interest                        Interest                        Interest
                                Average     Earned/             Average     Earned/            Average      Earned/
Dollars in millions(a)          Balance     Paid(b)     Rate    Balance     Paid(b)   Rate     Balance      Paid(b)    Rate
----------------------------------------------------------------------------------------------------------------------------
Assets:
Interest bearing deposits     $   2,037   $     129    6.33%  $   1,483   $     130   8.80%  $   1,574   $     133    8.43%
Federal funds sold and
  securities purchased
  under agreements
  to resell                       4,376         300    6.85       8,345         517   6.19       3,502         326    9.30
Trading account securities        4,594         283    6.17       2,787         151   5.42       2,245         133    5.93
Securities                       35,298       2,341    6.63      35,223       2,255   6.40      31,105       2,077    6.68
Loans and leases
    - domestic(c)               123,661      10,860    8.78     125,251      10,200   8.14     116,458       9,825    8.44
Loans and leases
    - international(c)           15,857       2,219   13.98      14,017       1,888  13.47      14,233       1,723   12.11
Due from brokers/dealers          3,603         200    5.55       3,240         148   4.57       3,766         184    4.89
Mortgages held for resale         1,544         126    8.16       2,591         185   7.14       2,827         198    7.01
Assets held for disposition         369          14    3.66         321          17   5.21         160           2    1.12
Foreclosed property and
  repossessed equipment              51          --      --          49          --     --          63          --      --
----------------------------------------------------------------------------------------------------------------------------
   Total interest
        earning assets          191,390      16,472    8.61     193,307      15,491   8.01     175,933      14,601    8.30
----------------------------------------------------------------------------------------------------------------------------
Accrued interest receivable       1,496          --      --       1,479          --     --       1,179          --      --
Reserve for credit losses        (2,882)         --      --      (2,829)         --     --      (2,556)         --      --
Other assets                     33,883          --      --      31,275          --     --      26,477          --      --
----------------------------------------------------------------------------------------------------------------------------
    Total assets (d)          $ 223,887   $  16,472      --   $ 223,232   $  15,491     --   $ 201,033   $  14,601      --
============================================================================================================================
Liabilities and
  stockholders' equity:
Deposits
  Savings                     $  54,095   $   1,549    2.86%  $  58,450   $   1,352   2.31%  $  54,033   $   1,322    2.45%
  Time                           30,733       1,694    5.51      35,013       1,741   4.98      36,443       1,952    5.36
  International                  17,241       1,269    7.36      16,293       1,109   6.81      15,954       1,105    6.92
----------------------------------------------------------------------------------------------------------------------------
    Total interest
        bearing deposits        102,069       4,512    4.42     109,756       4,202   3.83     106,430       4,379    4.11
----------------------------------------------------------------------------------------------------------------------------
Short-term borrowings            25,796       1,600    6.14      26,819       1,418   5.28      25,389       1,459    5.74
Due to brokers/dealers            4,829         274    5.66       4,150         193   4.64       4,503         214    4.75
Long-term debt                   31,191       2,111    6.77      26,198       1,587   6.06      13,062         896    6.86
----------------------------------------------------------------------------------------------------------------------------
    Total interest
        bearing liabilities     163,885       8,497    5.17     166,923       7,400   4.43     149,384       6,948    4.65
----------------------------------------------------------------------------------------------------------------------------
Net interest spread                  --       7,975    3.44          --       8,091   3.58          --       7,653    3.65
----------------------------------------------------------------------------------------------------------------------------
Demand deposits and other
  noninterest-bearing
  time deposits                  29,687          --      --      28,827          --     --      28,327          --      --
Other liabilities                12,181          --      --      10,003          --     --       7,003          --      --
----------------------------------------------------------------------------------------------------------------------------
    Total liabilities           205,753       8,497      --     205,753       7,400     --     184,714       6,948      --
----------------------------------------------------------------------------------------------------------------------------
Stockholders' equity and
  dual convertible
  preferred stock                18,134          --      --      17,479          --     --      16,319          --      --
----------------------------------------------------------------------------------------------------------------------------
    Total liabilities and
        stockholders' equity  $ 223,887   $   8,497      --   $ 223,232   $   7,400     --   $ 201,033   $   6,948      --
----------------------------------------------------------------------------------------------------------------------------
Net interest margin                                    4.17%                          4.19%                           4.35%
============================================================================================================================

(a) The data in this table is presented on a fully taxable equivalent basis. The tax-equivalent adjustment is based upon the applicable federal and state income tax rates.

(b) Includes fee income of $423 million, $405 million, and $349 million for the years ended December 31, 2000, 1999 and 1998, respectively.

(c) Nonperforming loans are included in average balances used to determine rates.

(d) At December 31, 2000, 1999 and 1998, average international assets and liabilities, as a percentage of total average consolidated assets and liabilities, amounted to 12.1% and 11.9%, 10.5% and 10.3% and 11.3% and 11.4%, respectively.

 Rate/Volume Analysis (Unaudited)

                                                    2000 Compared to 1999                     1999 Compared to 1998
                                                 Increase (Decrease) Due to(a)             Increase (Decrease) Due to(a)
------------------------------------------------------------------------------------------------------------------------------------
In millions                                         Volume          Rate            Net        Volume          Rate           Net
------------------------------------------------------------------------------------------------------------------------------------
Interest earned on: (b)
  Interest bearing deposits                        $    42       $   (43)      $    (1)      $   (12)      $     9       $    (3)
  Federal funds sold and securities purchased
    under agreements to resell                        (267)           50          (217)          252           (61)          191
  Trading account securities                           109            23           132            29           (11)           18
  Securities                                             5            81            86           259           (81)          178
  Loans and leases - domestic                         (131)          791           660           694          (319)          375
  Loans and leases - international                     257            74           331           (26)          191           165
  Due from brokers/dealers                              18            34            52           (25)          (11)          (36)
  Mortgages held for resale                            (82)           23           (59)          (17)            4           (13)
  Assets held for disposition                            2            (5)           (3)            3            12            15
------------------------------------------------------------------------------------------------------------------------------------
     Total interest earning assets                     (47)        1,028           981         1,157          (267)          890
------------------------------------------------------------------------------------------------------------------------------------
Interest paid on:
  Deposits-
    Savings-domestic                                  (107)          304           197            90           (60)           30
    Time-domestic                                     (223)          176           (47)          (76)         (135)         (211)
    International                                       67            93           160            15           (11)            4
------------------------------------------------------------------------------------------------------------------------------------
     Total interest bearing deposits                  (263)          573           310            29          (206)         (177)
------------------------------------------------------------------------------------------------------------------------------------
  Short-term borrowings                                (53)          235           182            96          (137)          (41)
  Due to brokers/dealers                                35            46            81           (16)           (5)          (21)
  Long-term debt                                       325           199           524           782           (91)          691
------------------------------------------------------------------------------------------------------------------------------------
     Total interest bearing liabilities                 44         1,053         1,097           891          (439)          452
------------------------------------------------------------------------------------------------------------------------------------
Net interest differential(c)                       $   (91)      $   (25)      $  (116)      $   266       $   172       $   438
====================================================================================================================================

(a) The change in interest due to both rate and volume has been allocated to rate and volume changes in proportion to the relationship of the absolute dollar amounts of the changes in each.

(b) Tax-equivalent adjustment has been included in the calculations to reflect this income as if it had been fully taxable. The tax-equivalent adjustment is based upon the applicable federal and state income tax rates. The adjustment included in interest income was $70 million in 2000, $68 million in 1999, and $71 million in 1998.

(c) Includes fee income of $423 million, $405 million, and $349 million for the years ended December 31, 2000, 1999 and 1998, respectively.


Quarterly Summarized Financial Information (Unaudited)

                                                        2000                                              1999
Dollars in millions,
  except per share amounts             4            3            2            1           4            3            2             1
------------------------------------------------------------------------------------------------------------------------------------
Interest income                  $ 4,114      $ 4,109      $ 4,063      $ 4,116     $ 4,004      $ 3,903      $ 3,804       $ 3,712
Interest expense                   2,209        2,180        2,039        2,068       1,997        1,878        1,789         1,735
------------------------------------------------------------------------------------------------------------------------------------
Net interest income                1,905        1,929        2,024        2,048       2,007        2,025        2,015         1,977
------------------------------------------------------------------------------------------------------------------------------------
Provision for credit losses          315          325          335          320         264          304          257           236
------------------------------------------------------------------------------------------------------------------------------------
Net interest income after
  provision for credit losses      1,590        1,604        1,689        1,728       1,743        1,721        1,758         1,741
Securities gains (losses)             56            5           10          (58)          1           19           (1)           (2)
Other noninterest income           1,853        2,259        2,457        2,878       2,069        1,775        1,847         1,657
------------------------------------------------------------------------------------------------------------------------------------
                                   3,499        3,868        4,156        4,548       3,813        3,515        3,604         3,396
Noninterest expense                2,108        2,290        2,466        2,745       3,583        2,232        2,294         2,144
------------------------------------------------------------------------------------------------------------------------------------
Income before income taxes         1,391        1,578        1,690        1,803         230        1,283        1,310         1,252
Applicable income taxes              497          609          719          727         155          480          491           473
------------------------------------------------------------------------------------------------------------------------------------
Net income                       $   894      $   969      $   971      $ 1,076     $    75      $   803      $   819       $   779
------------------------------------------------------------------------------------------------------------------------------------
Net income applicable
  to common shares               $   884      $   959      $   961      $ 1,066     $    63      $   790      $   804       $   763
------------------------------------------------------------------------------------------------------------------------------------

PER COMMON SHARE:
  Basic earnings                 $   .82      $   .89      $   .89      $   .99     $   .06      $   .72      $   .73       $   .70
  Diluted earnings                   .81          .87          .87          .97         .06          .70          .72           .68

  Dividends declared                 .33          .30          .30          .30         .30          .27          .27           .27
  Dividends paid                     .30          .30          .30          .30         .27          .27          .27           .27

STOCK PRICE:
  High                           $ 39.63      $ 43.00      $ 42.00      $ 36.50     $ 43.69      $ 44.88      $ 44.94       $ 46.75
  Low                              32.13        35.00        33.13        25.25       33.81        35.06        37.38         37.63

AVERAGE NUMBER OF
COMMON SHARES
(IN MILLIONS):
  Basic                          1,083.5      1,080.7      1,080.7      1,080.6     1,092.2      1,099.3      1,095.2       1,096.3
  Diluted                        1,094.2      1,101.5      1,101.8      1,097.4     1,116.7      1,125.5      1,122.6       1,121.1
====================================================================================================================================

The Corporation's common stock is listed on the New York and Boston Stock Exchanges under the symbol "FBF." The table above sets forth, for the periods indicated, the range of high and low sale prices per share of the Corporation's common stock on the composite tape and dividends declared and paid per share.

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